UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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Southwestern Energy Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Natural Gas *Forward*

NOTICE OF 2022
ANNUAL MEETING
OF SHAREHOLDERS

swn
Southwestern Energy®

May 19, 2022 – 9:00 a.m.
Central Daylight Time

Learn More
Read about Southwestern Energy Company and vote online
www.proxyvote.com

*	This proxy statement and the accompanying proxy are first being mailed, given or made available to shareholders, on or about April 8, 2022.

Cautionary Note Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ESG goals, commitments, and strategies and other ESG related information. We may use words such as “anticipate,“ “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “model,” “target” and similar expressions to identify forward-looking statements. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forwardlooking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and subsequent filings on Form 10-Qs, and Form 8-Ks. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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Letter from the Chair

Dear Fellow Shareholders,

As we enter the third year of the COVID-19 pandemic, your Board is thankful that the pandemic has had minimal impact on the Company’s business, although we realize that the impact on everyone’s personal lives has been felt far more profoundly. As one global crisis appears to be waning, we are deeply saddened by the emergence of another. Southwestern Energy Company firmly supports the inspiring resolve of the people of Ukraine as they seek to defend their freedom and unequivocally condemns unnecessary and unjustified violence and loss of life.

Such events highlight the risks and uncertainty that every business faces and have galvanized attention on the dual risks of supply chain and global energy security. The crisis in Ukraine has made the value of responsibly produced natural gas from politically stable regions increasingly apparent. These events will only serve to facilitate the acceleration of the ongoing energy transition, and Southwestern Energy remains poised to play a meaningful role in the transition as a secure supplier of responsibly produced natural gas long into the future.

Positioned for the Energy Transition

Our focus on long-term shareholder value has led to continued improvement in Southwestern Energy’s existing business, and this past year was a pivotal one in the execution of our long-term strategy as your Board oversaw the disciplined execution of two strategic acquisitions. The acquisitions of Indigo Natural Resources, LLC and GeoSouthern Haynesville, LLC were the result of an intentional strategy to improve the Company’s economies of scale, bring greater exposure to the LNG corridor, and ensure the Company’s inventory depth for years to come. Importantly, both acquisitions brought improvements to the Company on all measures of shareholder value. The acquisitions position the company well to capitalize on the central role of natural gas in the global energy transition as shown by the following:

•	Company-record year-end proved reserves of 21.1 Tcfe
•	Company-record year-end after-tax PV-10 of $18.7 billion using SEC pricing
•	Approximately 15 years of core inventory across two basins
•	65% of total Company production with access to LNG Corridor/Gulf Coast

The vital role of natural gas as a foundational fuel can only be achieved if it is accompanied by an industry commitment to responsible energy development. Your Board takes this governance responsibility seriously with direct oversight residing with our Health, Safety, Environment, and Corporate Responsibility Committee. In 2021, the Company reduced methane intensity for assets it acquired in 2020 by 24%; the total Company methane intensity decreased by 18%, and the Company has set a goal for 2022 to reduce its methane intensity by another 10%, including for its newly-acquired assets. Importantly, a methane intensity reduction goal was a part of the Company’s compensation program in 2021 and will again be a part of the 2022 compensation program. Further details of our commitment to the environment can be found in this proxy as well as the Company’s annual Corporate Responsibility Report.

Board Diversity

While 2021 was a pivotal year for the Company, the groundwork obviously began much earlier. Since 2017, your Board has been consciously constructed with the diversity of skills and perspectives necessary to oversee the Company and the execution of its strategy. During that time, over half of the Board has been refreshed, including three diverse directors that bring the Board’s total diversity to 44% (2 women, 1 Native American, and 1 French national). As important as each director’s background are the specific skills and experiences that each director offers, which, as described more fully in this proxy, bring the right balance of perspectives both from inside and outside of the Company’s industry.

People and Culture

Finally, the Company’s performance in 2021 is a testament to the Company’s culture, and the Board regularly engages with management to ensure alignment among the Company’s culture, values, and strategy. In 2021, for example, the Company conducted its bi-annual employee engagement survey, in which 90% of the Company’s employees participated. Results of the survey were discussed with the Compensation Committee in late 2021 and with the Nominating and Governance Committee in early 2022, and action plans were developed to leverage identified strengths and to address specific feedback.

The Board extends its gratitude to the dedicated and hard-working employees and contractors of SWN who, in the face of a multi-year global pandemic, helped position the Company to return to free cash flow generation and to deliver sustainable returns for you, the shareholder. The past two years have not been easy, and the drive and determination exhibited by the people of SWN is a testament to their internal fortitude and commitment to SWN.

On behalf of the entire Board, thank you for continued investment in SWN.

Sincerely,

Catherine A. Kehr
Chairman of the Board

SOUTHWESTERN ENERGY COMPANY  |  1

PROXY STATEMENT HIGHLIGHTS

At Southwestern Energy, operating responsibly is part of who we are and is embedded in our Formula that guides everything that we do. To ensure that we live up to the high bar that we have set for ourselves, the Board directly and through its committees oversees Environmental, Social, and Governance (“ESG”) matters, and the Company has formalized the oversight and management of ESG matters through a cross-functional senior management committee that assists with setting general strategy relating to ESG matters and helps develop, implement, and monitor initiatives and policies based on that strategy.

We believe our approach to ESG, which is integral to our corporate strategy, is a key differentiator for our business. Our approach is governed by the following principles:

Sustainable Value Creating sustainable value requires meaningful and impactful actions that consider our stakeholders’ perspectives and align with our corporate strategy.	Minimizing Carbon Footprint Sustainable and responsible natural gas development is foundational to a lower carbon energy future.
Social
Responsibility
Protecting the health and safety of our
workforce, recognizing their personal
value, treating everyone with dignity and
respect, and positively impacting the
communities in which we work and live.

We focus our ESG priorities and disclosures on the issues and opportunities that are most important to our stakeholders. To identify these priorities, we engage internal and external stakeholders and weigh their views with respect to both Company-specific activities and energy development practices in general. Shareholder engagement, with regard to ESG matters and more broadly, is discussed in further detail later in this Proxy Statement.

ENVIRONMENTAL

We believe natural gas is foundational to a low carbon energy future. Moreover, we believe it is necessary to secure growing energy demands around the world while also contributing to reduced global greenhouse gas (“GHG”) emissions. As a founding member of the Our Nation’s Energy (“ONE”) Future coalition, which is working to reduce methane emissions across the natural gas value chain, and a member of The Environmental Partnership, which is focused on implementing a range of emissions reduction best practices, we are committed to reducing GHG emissions through meaningful action.

We set as part of our 2021 annual bonus program a company-wide goal to reduce methane intensity by 10%, including for assets we acquired in 2020. As shown below, we surpassed that goal and substantially improved the performance of the acquired assets. We also announced a commitment to certify as responsibly sourced gas our production in Appalachia and also to implement continuous emissions monitoring devices at the pad level, which will provide verifiable data regarding emissions performance and facilitate meaningful emissions reductions. In January 2022, we announced our commitment to expand responsibly sourced gas (“RSG”) certification and continuous monitoring to our newly-acquired assets in the Haynesville in Louisiana, resulting in a commitment to certify as RSG 100% of our production. We have also set a goal in 2022 as part of our annual bonus program to reduce company-wide methane intensity by another 10%, including for the newly-acquired Haynesville assets.

Following the significant growth of the Company, we are integrating our leading HSE and ESG programs across our entire portfolio. This includes analyzing the key sources of GHG emissions in our operations including our newly-acquired Haynesville assets. As we complete the emissions reduction analysis of our combined assets, we commit and look forward to disclosing a longer-term GHG reduction goal in our ninth annual corporate responsibility report.

We also remain committed to transparently reporting on our progress. We recognize stakeholder concerns about climate change and understand that regulations and practices aimed at protecting the environment, and specifically reducing GHG emissions, can affect our business. We consider addressing these issues as part of our risk management process, which is overseen by the Board, as detailed later in this Proxy Statement. Further, we have published a 2020-2021 Corporate Responsibility Report that is informed by the recommendations of the Task Force on Climate-Related Financial Disclosures framework and, based on data available as of 2019, contains a climate change scenario analysis. The report is not incorporated by reference into this Proxy Statement or considered to be part of this document.

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Proxy Statement Highlights

More broadly, responsible environmental stewardship is a core value at the Company. We seek to leverage and improve upon our historical environmental leadership, including by seeking to improve our measurement of our environmental performance and reduce our environmental impact. Below, for example, are some highlights of our commitment to improving air quality and conserving water.

Leader In Air Quality	Leader In Water Conservation
78% LOWER Methane intensity for legacy assets substantially lower than the 2025 ONE Future target	15.7 BILLION+ Gallons of fresh water returned to the environment
0.00% FLARING As of December 31, 2021, flaring is 100% eliminated	6TH YEAR IN A ROW Accomplishing fresh water neutrality
100% SURVEYED Operational legacy assets surveyed for potential leaks in 2021	11 PROJECTS Major water conversation projects completed in collaboration with governmental agencies, NGOs, and local community organizations

SOCIAL

We believe being socially responsible includes protecting the health and safety of our employees and contractors, recognizing the personal value of every employee, understanding the importance of inclusion and diversity, believing that every person should be treated with dignity and respect, and creating lasting positive impacts in our communities. It also requires that beliefs are lived out through our actions. Accordingly, providing a safe, healthy, and respectful workplace is a core value, and we are committed to conducting our business as a good neighbor. Here are a few examples of our actions in 2021 that demonstrate our commitment to social responsibility.

Diversity and Inclusion

Enriching our diverse and inclusive culture and work environment
100% Participation in 16-hour Officer D&I training program in 2021	36% Over one-third of the new hires in 2021 were ethnically or gender diverse
100% Average women’s salaries to average men’s salaries in 2021*	23% Female Female employee population

Workforce	Communities

Investing in our employees and contractors	Supporting the communities where we work and live
19,026 HSE and compliance training hours completed in 2021	$305,000 Donated in 2021 to organizations that collect and distribute food to those in need
0.39 2021 total recordable injury rate (employees + contractors)	$1.8 MILLION Given to STEM education & skilled workforce development since 2015
90% Participation in 2021 employee engagement survey	1.3 MILLION+ Water truck trips eliminated since 2015

* Considers the average pay of males to the average pay of females with the same job title.

SOUTHWESTERN ENERGY COMPANY   |  3

Proxy Statement Highlights

COVID-19 RESPONSE

Our continued response to COVID-19 and its variants in 2021 was driven by our SWN core value of safety. A safe workplace allows us to deliver on our strategy and commitments to the Company’s shareholders, and it is the Right Thing To Do. Here are just a few, select highlights of our COVID-19 response in 2021:

2021 COVID-19 Response:

•     Incident Response Team met at least three times a week and provided routine reports to Executive Leadership Team

•     Required masks, social distancing, and quarantine procedures at all field and office locations based on state and federal guidance

•     Provided priority COVID-19 testing for all office and field employees and their families

•     Instituted dynamic office closure and remote work protocols for office workers

•     Provided paid time off for non-exempt workers required to isolate or quarantine

•     Developed heightened and, as necessary, rapid cleaning response protocols for all field and office locations

•     Modified protocols as necessary based on monitoring of relevant data and guidance

•     Continued to utilize automated electronic temperature screening devices at controlled access points at office locations, and employee manned temperature screeners at field locations

•     Utilized COVID-19 questionnaires for employees and contractors visiting field or office locations

•     Held routine (usually twice monthly) all-employee town halls with the CEO to discuss operations and our approach to management during the pandemic

•     Offered confidential support and resources through Employee Assistance Services, a program for employees and their families to access 24/7

•     Offered onsite vaccinations for all SWN employees, their immediate family, and contractors

GOVERNANCE

BOARD COMPOSITION

In alignment with the Company’s long-term strategic plan, the Board has engaged in a deliberate and measured process to review and refresh the composition of our Board and have targeted specific skills that provide insight into where we collectively believe that the industry and the Company are headed. Critical skills have been added in the areas of CEO leadership; corporate strategy formation and analysis; mergers and acquisitions negotiation, evaluation, and integration; ancillary industry experience; governance experience; and operating and leadership experience shaped by a perspective of strong HSE and corporate responsibility stewardship. A further discussion of these skills can be found on page 13.

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Proxy Statement Highlights

BOARD PARTICIPATION

The Company’s Corporate Governance Guidelines state that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve and to attend the Annual Meeting. During 2021, our Board met 15 times (5 regular and 10 special meetings), with most of those meetings relating to the Indigo and GEP transactions, and our committees met a combined 14 times. Information and reports regarding the committees of the Board begin on page 22.

BOARD’S ROLE IN RISK MANAGEMENT

A primary responsibility of the Board is to ensure that processes are in place to identify and properly manage risks to the Company and its business. Each standing committee of the Board oversees and evaluates risks directly in its sphere. For example, the Nominating and Governance Committee reviews corporate governance matters, matters involving members of the board, and succession planning. Compensation Committee reviews compensation and human resources matters, the Health, Safety, Environmental and Corporate Responsibility Committee reviews health, safety, environmental and public policy matters and the Audit Committee assesses financial, cyber security, and overall risks to the enterprise. Each of these committees is comprised entirely of independent directors.

The Company’s executive management meets at least quarterly with representatives of all business units and corporate functions specifically to review and assess risks and the steps being taken to manage them. These risks and management’s steps to mitigate them are discussed with the Audit Committee at least quarterly and with the full Board at least annually. The Audit Committee also meets independently with the Company’s external accounting and reserves auditors and the head of internal audit to discuss risks in financial reporting and other matters.

The chart below illustrates how the Board oversees risk:

BOARD OF DIRECTORS / Oversees Major Risks
• Commodity prices and hedging
• Financial strength and flexibility
• Cyber security
• Reserves and resource development
• Health, safety, and environment, including climate change and the low-carbon energy transition
• Third-party performance/exposure
• Talent development, retention, and compensation
• Asset integrity
• Transportation and related commitments
• Regulatory matters and social license
AUDIT COMMITTEE
Primary Risk Oversight
• Financial statements and reporting
• Enterprise risk management program
• Related party transactions
• Cyber security
COMPENSATION COMMITTEE
Primary Risk Oversight
• Human capital management
• Executive and employee compensation
• Incentive plans
• Post-employment benefit plans
NOMINATING AND GOVERNANCE COMMITTEE
Primary Risk Oversight
• Company culture
• Board structure
• Corporate governance
• Succession planning
HSE & CR COMMITTEE
Primary Risk Oversight
• ESG trends and issues
• Political and public policy matters
• Health, safety, and environmental risks
• Compliance assurance
MANAGEMENT
• Meets quarterly
• Discusses developments to identified risks
• Identifies emerging risks
• Develops mitigation measures
• Updates the Board and committees on risk assessments

SOUTHWESTERN ENERGY COMPANY  |  5

Proxy Statement Highlights

Corporate Governance Snapshot
The Board of Southwestern Energy is committed to the highest standards of corporate governance. The Corporate Governance section of our proxy statement describes our governance framework in depth, highlights of which include:
Adoption of best practices		Boardroom culture
•	Annual “Say-on-Pay” vote	•	Disciplined decision-making
•	Majority voting in director elections	•	Long-term outlook
•	Annual election of all directors	•	Focus on Company risks and mitigation
•	Proxy access	•	Practices for increasing Board diversity
•	Ability to call special meetings	•	Engagement with management, asking the difficult questions
•	Active shareholder engagement program	•	Willingness to engage deeply and respectfully in the boardroom
•	No supermajority voting standards	•	Value focused
•	All directors independent except CEO	•	Conducts annual peer assessments

What We Do

Alignment with Shareholders. Long-term incentive awards vest over periods of several years to reward sustained Company performance over time.

Share Ownership Guidelines. Our named executive officers (“NEOs”) must hold a value equivalent to multiples of their base salaries (two times for senior vice presidents, three times for executive vice presidents and six times for our CEO).

Clawbacks. If we restate our financial statements, other than as a result of changes to accounting rules or regulations, we may recover incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

Double-Trigger Severance. Cash severance in connection with a change in control is paid only if an actual or constructive termination of employment also occurs.

Annual Risk Assessments. The Compensation Committee evaluates the influence of executive compensation on corporate risk.

Peer Group Comparison. With the help of independent compensation consultants, we compare executive compensation against industry compensation practices.

At-will employment. Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team. None of the NEOs has a severance arrangement other than in the context of a change in control.

Decisions by Independent Compensation Committee. Executive compensation is determined by the Compensation Committee of the Board, which is comprised solely of independent directors and approved by the full Board (only independent directors in the case of CEO compensation).

Independent Compensation Consultant. The Compensation Committee retains its own independent consultant to advise on compensation matters.

What We Don’t Do

No Tax Gross-Ups in Change in Control Agreements. Our severance agreements apply only in case of termination following a change in control and contain no tax gross-ups for NEOs.

No Automatic Base Salary Increases. Our NEOs’ base salaries are reviewed annually, and decisions are based on demonstrated individual performance, business conditions and external market data provided by our independent compensation consultants.

No Hedging and Pledging of Company Stock. Our policies prohibit the hedging and pledging of our stock by our executives and directors.

No Repricing of Stock Options. We do not permit the repricing of stock options without shareholder approval.

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Proxy Statement Highlights

2021 EXECUTIVE COMPENSATION

OUR CEO’S COMPENSATION ALIGNS WITH THE SHAREHOLDER’S EXPERIENCE

Over the past three years, our share price increased 37% from December 31, 2018 ($3.41) to December 31, 2021 ($4.66). Our CEO’s three-year average realizable pay was 45% higher as of December 31, 2021 than his three-year average reported target pay, which aligns with our increased share price over the last three years.

In the chart above, “Average Reported Target Pay” refers to the average total annual compensation offered to our CEO across 2019, 2020 and 2021 as reported in the Summary Compensation Table in this proxy statement.

“Average Realizable Pay” refers to the corresponding amounts earned, or on track to be earned, from the 2019, 2020 and 2021 target pay opportunities as of December 31, 2021. Realizable pay includes base salary, annual incentive compensation actually earned, the value of the LTI awards based on the Company’s closing stock price on December 31, 2021, and the projected achievement of outstanding performance awards.

88% OF OUR CEO’S 2021 COMPENSATION IS AT RISK

We embrace a pay-for-performance philosophy. Thus, the vast majority of our Chief Executive Officer’s total direct compensation is at risk, as noted in the graphic below.

SOUTHWESTERN ENERGY COMPANY  |  7

Proxy Statement Highlights

2021 Compensation Program Changes

Annual Salary:

•	No increases for the second consecutive year
Annual Bonus:
•	Replaced the “Production” metric with a “Proved Developed F&D cost” metric*
•	Added an ESG metric, “Methane Intensity”*
•	Increased the weighting of HSE/ESG metrics to 15% from 10%
Long-term Incentives:
•	Reduced LTI award grants by 20% for the CEO, COO and Senior VPs
•	Replaced return on average capital employed (“ROACE”) with return on capital employed (“ROCE”)
•	Added a “Reinvestment Ratio” metric to place further emphasis on free cash flow generation

* Responsive to specific shareholder feedback.

SHAREHOLDER ENGAGEMENT

Shareholders have supported the Company’s compensation program with an average of 88% of votes cast in favor of Say-on-Pay over the past three years. In 2021 we were pleased to receive 97% of votes cast in favor of Say-on-Pay. During our routine shareholder engagements with large institutional shareholders in 2021, we reached out to every shareholder for whom we were able to identify contact information, representing a combined 84% of outstanding shares as of December 31, 2021. Shareholders holding a combined 38% of outstanding shares accepted our invitation to speak. The others either declined or did not respond to our request.

The graphic below illustrates our shareholder engagement process in 2021, including key topics discussed with shareholders. In addition to these efforts, management engages with shareholders and potential shareholders through targeted outreach and participation in various conference and industry events.

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Proxy Statement Highlights

VOTING AT THE ANNUAL MEETING

Every vote cast at the Annual Meeting plays a part in the future of Southwestern Energy. Please review our proxy statement and take the time to vote right away, using one of the methods explained below. If you are a beneficial owner, please follow the voting instructions in the proxy materials provided by your broker, bank or nominee.

WHO IS ENTITLED TO VOTE?

Shareholders who own shares of common stock as of March 21, 2022, the Record Date, may vote at the meeting. There were 1,116,099,977 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting.

Voting Matters

You are being asked to vote on the following:

Proposal		Board Recommendation	Page
PROPOSAL 1	Election of Directors	FOR each of the nominees	11
PROPOSAL 2	Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers for 2021	FOR	34
PROPOSAL 3	Approval of 2022 Incentive Plan	FOR	59
PROPOSAL 4	Ratification of Independent Registered Public Accounting Firm	FOR	67
PROPOSAL 5	Shareholder Proposal Regarding Special Meetings	AGAINST	68

Attending the Annual Meeting

9:00 a.m. Central Daylight Time	All shareholders as of the record date or holders of proxies for them may attend the Annual Meeting but must have photo identification and proof of stock ownership and, in the case of a proxy holder, the proxy. If you are a shareholder of record (your shares are held in your name) or hold a proxy for such a shareholder, valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee) or hold a proxy for such a shareholder, you must provide valid photo identification and evidence of current ownership of the shares, which you can obtain from your broker, bank or nominee.
Thursday, May 19, 2022
Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389

How to Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following voting methods. In all cases, you will need to have your Control number in hand. If you have any questions or need assistance in voting, please call our proxy solicitor, Morrow Sodali at 1-800-662-5200 or send an email to SWN@investor.morrowsodali.com.

By Internet

Vote your shares online at
www.proxyvote.com

By Telephone

Vote your shares by calling
1 (800) 690-6903

By Mail

To vote by mail, you must first request a proxy card by following the instructions in the notice. Vote by mail by marking, dating, and signing your proxy card and return it in the postage-paid envelope provided or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Learn more about the 2022 Annual Meeting at www.swn.com/annualmeeting.

We intend to hold the Annual Meeting in person. Due to the continuing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Company’s annual shareholder meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.swn.com/annualmeeting. If we hold the Annual Meeting by means of remote communication, it is currently our intent to resume in-person meetings with our 2023 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

Questions and Answers about the Annual Meeting and Voting

Please see the “Questions and Answers about the Annual Meeting and Voting” section beginning on page 70 for answers to common questions on the rules and procedures surrounding the proxy and Annual Meeting process.

SOUTHWESTERN ENERGY COMPANY  |  9

10000 Energy Drive
Spring, Texas 77389

Notice of Annual Meeting of Shareholders on May 19, 2022

The Annual Meeting of Shareholders of Southwestern Energy Company, or the Company, will be held at Southwestern Energy Company Headquarters, 10000 Energy Drive, Spring, Texas 77389, on Thursday, May 19, 2022, at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	To elect nine directors to the Board to serve until the 2023 Annual Meeting or until their respective successors are duly elected and qualified, with the Board presenting for election John D. Gass, S.P. “Chip” Johnson IV, Catherine A. Kehr, Greg D. Kerley, Jon A. Marshall, Patrick M. Prevost, Anne Taylor, Denis J. Walsh III and William J. Way;
(2)	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers for 2021 (Say-on-Pay);
(3)	To consider and act upon a proposal to approve our 2022 Incentive Plan;
(4)	To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
(5)	To consider and act upon a shareholder proposal contained in this proxy statement, if properly presented at the Annual Meeting; and
(6)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors fixed the close of business on March 21, 2022 as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

You are welcome to attend the meeting. If you do not attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by telephone or over the Internet as described in more detail in the proxy materials found at www.swn.com/annualmeeting. You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

We intent to hold the Annual Meeting in person. Due to the continuing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Company’s annual shareholder meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.swn.com/annualmeeting. If we hold the Annual Meeting by means of remote communication, it is currently our intent to resume in-person meetings with our 2023 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors

CHRIS LACY
Secretary
April 8, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2022:
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, 2022 Proxy Statement and the 2021 Annual Report to Shareholders are available free of charge at: www.swn.com/annualmeeting

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Proposal No. 1: Election of Directors

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed nine nominees for election as directors. All nominees for director are presently directors of the Company. At this meeting, shareholders are being asked to elect nine directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

RECOMMENDATION OF THE BOARD
The Board recommends that the shareholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

NOMINATION OF DIRECTORS AND SELECTION PROCESS

DIRECTOR NOMINATION PROCESS

The Board recognizes the importance of soliciting new candidates for Board membership and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. The Nominating and Governance Committee, with appropriate input from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s needs at a given point in time and is further responsible for evaluating and recommending directors for election or re-election to the Board by utilizing the process described below. Final decisions on director nominations are made by the full Board.

SELECTION CRITERIA FOR NOMINEES FOR DIRECTORS

Pursuant to the policies of the Board, an assessment process is undertaken by the Nominating and Governance Committee as needed and consists of several steps, including:

•	maintaining and updating an inventory of capabilities, competencies, skills and qualities of current board members and of the Board as a whole
•	identifying capabilities, competencies, skills and qualities desired to be added to the Board consistent with and informed by the long-term strategic plan of the Company

Based upon this rigorous and deliberate assessment process, the Nominating and Governance Committee makes recommendations regarding board size, board composition, director selection and nominations to the full Board. The Nominating and Governance Committee has determined that the skills and experience of the Board currently align well to the Company’s long-term strategy. More specifically, the assessment process for each nominee is described below.

SOUTHWESTERN ENERGY COMPANY  |  11

Proposal No. 1: Election of Directors

When determining criteria for selecting directors, the Nominating and Governance Committee ensures all requirements of applicable law or listing standards are followed as well as the maintenance of a predominance of independent directors. In addition, our Corporate

Governance Guidelines, which are available on our website at www. swn.com, set forth certain criteria that apply to the selection of director candidates.

Director Selection Criteria
Our Corporate Governance Guidelines state that each director nominee should:

•     be chosen without regard to sex, race, religion or national origin. However, diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account.

•     be an individual of the highest character and integrity and have the ability to work well with others

•     have an inquiring mind, vision and good judgment

•     be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director

 •    have a skill set that complements the backgrounds and experience of other Board members

•     possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director

•     have sufficient time available to devote to the affairs of the Company to carry out the responsibilities of a director

•     have the capacity and desire to represent the balanced, best interests of all shareholders and objectively appraise management performance

DIRECTOR SKILLS AND BACKGROUNDS

In alignment with the Company’s long-term strategic plan, we have engaged in a deliberate and measured process to review and refresh the composition of our Board. Critical skills have been added in the areas of CEO leadership; corporate strategy formation and analysis; mergers and acquisitions negotiation, evaluation, and integration; ancillary industry experience; governance experience; and operating and leadership experience shaped by a perspective of strong HSE and corporate responsibility stewardship. The Nominating and Governance Committee as well as the Board are committed to increasing the diversity of the Board and view diversity as a key aspect of the selection process. All of our directors are committed to a culture of transparency, collaboration, intellectual independence, and possess a sincere commitment to engagement.

We believe all our directors possess the following core skills crucial to a successful Board:

Core Skill Set

STRATEGIC AND NIMBLE

mindset gained through extensive experience in strategy analysis, formation, or implementation

DEEP-ROOTED

risk and value understanding of cyclical or commodity business

SUBSTANTIAL

capability and competency

ACUTE UNDERSTANDING

of how shareholder value is generated, and extensive experience in shareholder engagement

DIRECT EXPERIENCE

managing in a global context or analyzing the energy industry from a global perspective

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Proposal No. 1: Election of Directors

Our directors also have the following critical skills and backgrounds that bring important perspectives to the Board:

Skill/Experience	Description	Directors
CEO Experience	Experience as a CEO for a publicly listed company provides unique perspectives to the Board as well as mentorship for the Company’s CEO	4 of 9
Corporate Governance	Understanding governance best practices and experience from service on other public boards assists the Board with the implementation of best practices as well as navigating governance issues as applied to the Company	6 of 9
Energy Industry	Extensive knowledge of and experience in our industry, including commercial aspects of the business, markets, operational challenges, regulatory and strategy, aids the Board in understanding the issues that may face the Company	8 of 9
Enterprise Risk Management	The scale, scope, and complexity of the Company’s business raises a multitude of interdependent risks, which can vary over time. Experience in effectively identifying, prioritizing, assessing and managing a broad set of risks can help the Board appreciate, anticipate, and oversee the Company in managing the risks that face its business	7 of 9
Financial Experience	Substantial experience in financial reporting, accounting, and capital markets relevant to a large, publicly traded company and knowledge of internal controls and testing is valuable in order to promote effective capital allocation, robust controls, and oversight	6 of 9
Gas/Oil Markets Expertise	Extensive knowledge of domestic and global energy commodities markets contributes valuable perspective on issues specific to the Company’s risk exposures	5 of 9
Health, Safety, Environment and Corporate Responsibility	Experience in industry regulations and health, safety and environmental best practices in the energy or other industrial operations strengthens the Board’s oversight and understanding of the risks facing the Company, its workforce, and the environment	6 of 9
Human Capital Management & Compensation	Understanding compensation factors and components that influence the attraction and retention of a workforce helps the Board oversee the Company’s efforts to attract and retain a competitive workforce	9 of 9
Industrial operating and workforce management experience	Significant experience overseeing energy or other industrial operations as a senior executive at a public company or other major organization provides insight into the specific operational challenges facing the Company	5 of 9
Investor Perspective	Experience as an investor in energy securities contributes to the Board’s understanding of shareholder value and investor concerns and perceptions	2 of 9
Large or Complex Organizations	Experience as an executive in larger, more complex organizations provides valuable insights to the Board regarding best practices and challenges the Company may encounter with increasing scale	8 of 9
Mergers and Acquisitions Experience or Assessment	Understanding of, and experience with execution and evaluation of mergers and acquisitions of both private and public companies provides valuable perspective and insights to the Board	8 of 9
Related Industry Experience	Experience in industries with which the Company deals provides the Board with a broader strategic understanding of and the ability to anticipate changes related to the Company’s business	3 of 9
Strategy	Significant experience developing or implementing a strategic vision as a senior executive provides the Board with valuable insights into oversight of strategy and resource allocation	7 of 9

SOUTHWESTERN ENERGY COMPANY  |  13

Proposal No. 1: Election of Directors

Nominees for Election

JOHN D. GASS

Independent Director

Age: 70

Director since: 2012

Committees: Compensation (Chair); Health, Safety, Environment and Corporate Responsibility

Other Public Boards: Suncor Energy Inc.

Degrees: BS in Civil Engineering, Vanderbilt University; MS in Civil Engineering, Tulane University

Director Qualification Highlights

•	Former Vice President of Chevron Corporation and President of Chevron Gas and Midstream
•	Operational and HSE experience in upstream and midstream sectors in US and around the world
•	Director, Suncor Energy Inc., since February 2014 (Chairman, Human Resources and Compensation Committee; member of Governance Committee)
•	Former director, Weatherford International, Ltd., June 2013 to December 2019
•	Former director of Sasol Chevron Holdings Ltd and GS Caltex

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Career-long experience in the Company’s industry sectors, including at executive level
•	Executive positions in global operations
•	Managed capital-intensive, cyclical commodity businesses
•	Valuable governance experience gained from his service on two other public company boards of directors
•	Strong environmental and safety skills, including implementation of best practices

S. P. “CHIP” JOHNSON IV

Independent Director

Age: 66

Director since: 2020

Committees: Health, Safety, Environment and Corporate Responsibility; Nominating and Governance

Other Public Boards: None

Degrees: BS in Mechanical Engineering, University of Colorado

Director Qualification Highlights

•	Former President and CEO of Carrizo Oil & Gas, which he co-founded, until its merger with Callon Petroleum in December 2019
•	Former director, Callon Petroleum, a NYSE-listed company (December 2019 to January 2022)
•	Director, SEARCH Homeless Services (nonprofit)
•	Former director, Basic Energy Services
•	Former director, Pinnacle Gas Resources

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Business leadership skills as a former President and CEO of a NASDAQ-listed company
•	Registered Petroleum Engineer
•	Extensive experience in oil and gas exploration and production
•	Risk management, strategy, and corporate governance experience

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Proposal No. 1: Election of Directors

CATHERINE A. KEHR

Independent Director and Chairman of the Board

Age: 59

Director since: 2011

Committees: Audit; Nominating and Governance (Chair)

Other Public Boards: None

Degrees: BA, Yale University; MBA, The Wharton School, University of Pennsylvania

Director Qualification Highlights

•	Retired Senior Vice President and Director of Capital Research Company, a division of The Capital Group, investment advisor to the American Funds
•	Led investment analysis and served as portfolio manager of global energy equities and also served as investment analyst and portfolio manager with responsibility for global energy high-yield debt
•	Ranked by Reuters survey among top 10 US portfolio managers in 2002
•	Director, Bank of Jackson Hole (banking institution in Jackson Hole, WY)
•	Formerly with Atlantic Richfield Company and Payden & Rygel Investment Management
•	Former director, California Resources Corporation, February 2015 to May 2017

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Deep understanding of financial analysis and capital markets
•	Investor perspective from career as a global energy sector investor at major fund manager
•	Broad global knowledge of energy sector, including impacts of commodity price cyclicality
•	Corporate governance and compensation experience from service as a director of another E&P company

GREG D. KERLEY

Independent Director

Age: 66

Director since: 2010

Committees: Health, Safety, Environment and Corporate Responsibility; Nominating and Governance

Other Public Boards: None

Degrees: BS in Accounting, Oklahoma State University

Director Qualification Highlights

•	Retired Executive Vice President and Chief Financial Officer of Southwestern Energy (last employed October 2012)
•	Rated by Institutional Investor in 2010 as one of the top performing E&P CFOs
•	Former Controller, Chief Accounting Officer, Treasurer and Secretary
•	Senior financial and accounting positions at Agate Petroleum, Inc.
•	Arthur Andersen LLP, working for energy clients

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Extensive experience in finance, accounting, and financial reporting, including serving as chief financial officer of a publicly traded company
•	Executive leadership experience
•	Deep risk management background
•	Strong strategic skills and background
•	Former CPA
•	More than 30 years of oil and gas industry experience

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Proposal No. 1: Election of Directors

JON A. MARSHALL

Independent Director

Age: 70

Director since: 2017

Committees: Compensation; Health, Safety, Environment and Corporate Responsibility (Chair)

Other Public Boards: None

Degrees: BS in Engineering, United States Military Academy

Director Qualification Highlights

•	Former Chief Executive Officer and President of GlobalSantaFe Corporation
•	Former President and Chief Operating Officer, Transocean Ltd.
•	Former Director, Noble Corporation plc (2009 to 2021)
•	Chairman of the Board of Directors, Chahta Foundation (nonprofit promoting education, cultural identity and health for the Choctaw Nation)
•	Director, Choctaw Global Services (a for-profit entity of the Choctaw Nation of Oklahoma)
•	Former Director, Sentinel Energy Services, Inc., (2018 to 2020)
•	Former Director, Cobalt International Energy, Inc. (2010 to 2018)
•	Former Director, Jones Academy Foundation (foundation supporting residential learning center for Choctaw youth)

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Former CEO of NYSE-listed company that went through transformative changes
•	Significant experience as a senior executive of multiple energy services companies
•	Executive experience in cyclical global businesses
•	Experience overseeing best operational, safety and environmental practices
•	Member of the Choctaw Nation of Oklahoma
•	Added cultural and ethnic perspective, with strong leadership in giving back to communities

PATRICK M. PREVOST

Independent Director

Age: 66

Director since: 2017

Committees: Audit (Chair); Nominating and Governance

Other Public Boards: Materion Corporation

Degrees: BS in Chemistry, University of Geneva; MBA, University of Chicago

Director Qualification Highlights

•	Former President and Chief Executive Officer of Cabot Corporation, a global specialty chemical and performance materials company, from January 2008 until March 2016
•	Responsible CEO of the Year, Corporate Responsibility Magazine, 2013
•	Director, Materion Corporation, since 2019 (member, Compensation & Human Capital Committee; member, Nominating, Governance and Corporate Responsibility Committee)
•	Former President, Performance Chemicals, BASF, AG
•	Former senior management positions at BP plc and Amoco, Inc.
•	Former director, Cabot Corporation (2008 to 2020), General Cable Corporation (2010 to 2018) and American Chemical Industry Council

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Former service as CEO of NYSE-listed company and service on public company boards in leadership positions
•	Experience in chemical industry and managing commodity price risks
•	Led capital-intensive business operations
•	Experience in acquisitions and strategic alliance
•	Deep commitment and skills in safety, environmental compliance and best practices and asset integrity
•	Global perspective in international company and having been born, raised and spent much of his career outside the US

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Proposal No. 1: Election of Directors

ANNE TAYLOR
Independent Director Age: 66 Director since: 2018 Committees: Audit; Compensation Other Public Boards: Group1 Automotive; Whiting Petroleum Degrees: BS and MS in Civil Engineering, University of Utah

Director Qualification Highlights

•	30-year career with Deloitte, LLP (1987 until her retirement in June 2018)
•	Director, Group 1 Automotive, since 2018 (Chair of the Compensation & Human Resources Committee; member, Audit Committee)
•	Director, Whiting Petroleum, since 2020 (Chair of the Compensation & Human Resources Committee; member, ESG Committee)
•	Director, Conway MacKenzie (private financial consulting firm)
•	Director, Central Houston, Inc. (non-profit)
•	Director, Memorial Hermann Hospital (non-profit)
•	Former Vice Chairman and Managing Partner, Houston office, Deloitte, LLP (2007 to 2018)
•	Former Regional Managing Partner, Mid-America Region, Deloitte, LLP
•	Former U.S. Chief Strategy Officer, Deloitte, LLP
•	Former director, Deloitte, LLP
•	Former director, Deloitte Consulting, LLP

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Extensive strategy development and execution experience
•	Change management experience
•	Talent development experience
•	Board and corporate governance experience
•	Insight into innovation and growth strategies
•	Energy industry knowledge

DENIS J. WALSH III
Independent Director Age: 61 Director since: 2019 Committees: Audit; Compensation Other Public Boards: None Degrees: BS in Economics, University of Massachusetts; MS in Finance, Boston College

Director Qualification Highlights

•	Retired in 2013 as a Managing Director of BlackRock, Inc., the world’s largest investment management company
•	Former lead Portfolio Manager for BlackRock, Inc.’s All-Cap Energy strategies (2005 to 2013)
•	Former Managing Director at State Street Research & Management Company (1999 to 2005)
•	Founded and previously served as a lead Portfolio Manager for State Street’s Analyst Fund
•	Former Research Analyst at Fleet Investment Advisors (1994 to 1999)
•	Recognized by Institutional Investor magazine as “The Best Of The Buyside” Energy Analyst seven times
•	Adjunct faculty member at Providence College teaching investment management since 2013

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Chartered Financial Analyst
•	20+ year career as a securities analyst
•	Extensive investment management experience focusing on energy and natural resources
•	Global energy sector investment and analysis experience

SOUTHWESTERN ENERGY COMPANY  |  17

Proposal No. 1: Election of Directors

WILLIAM J. WAY
Director Age: 63 Director since: 2016 Committees: None Other Public Boards: None Degrees: BS in Industrial Engineering, Texas A&M University; MBA, Massachusetts Institute of Technology

Director Qualification Highlights

•	President and Chief Executive Officer of the Company since January 2016
•	President and Chief Operating Officer of the Company, December 2014 to January 2016
•	Executive Vice President and Chief Operating Officer of the Company, October 2011 to December 2014
•	Former Senior Vice President-Americas, BG Group plc with responsibility for E&P, Midstream, LNG and global shipping operations in the US, Trinidad and Tobago, Chile, Bolivia, Canada and Argentina
•	Former President, Dubai Petroleum Company, 2002 to 2007
•	Various senior technical, operational and leadership positions at ConocoPhillips from 1981 to 2007
•	Extensive managerial, operational, technical and leadership experience in U.S. and international upstream and midstream sectors
•	Director, American Petroleum Institute and National Petroleum Council

Skills and Qualifications of Particular Relevance to Southwestern Energy

•	Insights into the Company’s operations, strategy and talent development as well as its relations with investors and other key stakeholders from his position as President and CEO of the Company
•	Extensive leadership experience in upstream and midstream businesses
•	Deep background in managing commodity risk and capital programs
•	Strong HSE commitment and experience
•	History of talent development

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Proposal No. 1: Election of Directors

Director Independence

The Company’s Corporate Governance Guidelines require that a majority of the members of the Board be independent of the Company’s management and its significant shareholders. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its affiliates), or any person (including the director) that, with its affiliates, is the beneficial owner of 5% or more of the Company’s outstanding voting stock or any member of the executive leadership of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. These independence standards can be found in the Company’s Corporate Governance Guidelines at www.swn.com.

Our Board has determined that all nominees for director, other than our CEO, Mr. Way, are independent under our applicable independence standards.

Voting for Directors

The shares of common stock represented by the enclosed proxy will be voted as instructed by the shareholder for the election of the nominees named in this section. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named above other than in the case of broker non-votes, which will be treated as described below. This year, with no shareholders having made nominations, the number of nominees equals the number of directors to be elected. Our bylaws provide that, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes, will have no effect on the election of directors, other than counting for purposes of a quorum. Our bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to tender his or her conditional resignation to the Chairman of the Board promptly following the certification of the vote, which resignation shall be promptly considered through a process overseen by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company does not expect that any nominee will be unavailable for election.

SOUTHWESTERN ENERGY COMPANY  |  19

Corporate Governance

Corporate Governance Policies

Southwestern Energy recognizes that strong corporate governance plays an important part in achieving our objective of enhancing the Company’s long-term value for our shareholders. Executive leadership, led by the CEO, is responsible for running the Company’s operations, under the oversight of the Board of Directors.

The Board has adopted corporate governance principles that serve as the framework of the Board and its committees. From time to time, the Board revises its corporate governance policies in response to changing regulatory requirements, evolving best practices and the perspective of our shareholders and other stakeholders.

Corporate Governance Materials
The following materials related to corporate governance at Southwestern Energy are available at www.swn.com, under the section: “Investor-Corporate Governance.”

•     Certificate of Incorporation

•     Bylaws

•     Audit Committee Charter

•     Compensation Committee Charter

•     Nominating and Governance Committee Charter

•     Health, Safety, Environment and Corporate Responsibility Committee Charter

•     Corporate Governance Guidelines

•     Business Conduct Guidelines

•     Code of Ethics for Section 406 Officers

•     Anti-Corruption Compliance Policy

•     Confidential Complaint Procedures for Questionable Accounting Practices

•     Procedures for Contacting the Board

•     Harassment and Discrimination Policy

•     Equal Opportunity Policy

•     Human Rights Policy

•     HSE Policy

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Corporate Governance

Corporate Responsibility

Southwestern Energy Company is committed to providing the energy that powers our world, today and into the future. Creating Value+ is SWN’s core goal, with a clear focus on continuous improvement, innovation, integrity and responsibility. We seek to create value for our shareholders while providing a safe and healthy workplace for our people, acting as good environmental stewards and being respected members of the communities in which we operate. Our Corporate Responsibility Report for 2020–2021 provides additional insight into our operations, goals, strategy and performance. It is located at www.swn.com/responsibility; however, the report is not incorporated by reference into this Proxy Statement or considered to be part of this document, and the information contained in this Proxy Statement should be considered the most up-to-date in the event any such information conflicts with the information provided in the Corporate Responsibility Report.

Communications with the Board of Directors

The Board provides a process for shareholders and other interested persons to send communications to the independent Chairman of the Board, the non-employee directors as a group or any of the other directors, including the entire Board. Shareholders and other interested persons may send written communications to the non-employee directors, the Chairman of the Board or any of the other directors to the attention of the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389-4954. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Health, Safety, Environment and Corporate Responsibility Committee. In addition, the Board may from time to time authorize additional standing or ad hoc committees, as it deems appropriate. The Board creates ad hoc committees from time to time for special matters, such as finance or strategy. The following table lists our director nominees’ standing committee assignments and chairmanships as of December 31, 2021.

Board Member	Audit	Compensation	Nominating and Governance	Health, Safety, Environmental and Corporate Responsibility
John D. Gass		C		✓
S. P. “Chip” Johnson IV			✓	✓
Catherine A. Kehr	✓		C
Greg D. Kerley			✓	✓
Jon A. Marshall		✓		C
Patrick M. Prevost	C		✓
Anne Taylor	✓	✓
Denis J. Walsh III	✓	✓
William J. Way

SOUTHWESTERN ENERGY COMPANY  |  21

Corporate Governance

Committee Reports

Audit Committee Report

Each member of the Audit Committee is financially literate and independent under SEC, NYSE and the Company’s rules and guidelines. The Audit Committee is charged with assisting the Board in its oversight of the following, among other things:

•   the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls

•   the performance of the internal audit services functions

• the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance

• the Company’s compliance with legal and regulatory requirements, including disclosure controls and procedures

•   the evaluation of enterprise risks

Members during 2021:

All independent

Patrick M. Prevost (Chair)

Catherine A. Kehr

Anne Taylor

Denis J. Walsh III

Meetings during 2021:

Four, each attended by all members

Audit Committee Financial Experts

The Board has determined that each of the following members of the Audit Committee is an Audit Committee Financial Expert based on a qualitative assessment of the individual’s knowledge and experience:

• Ms. Kehr – MBA from The Wharton School at the University of Pennsylvania; extensive experience in debt and equity markets during career as investment analyst and portfolio manager

•   Mr. Prevost – Former CEO of a publicly-traded company

• Mr. Walsh – Former managing director of the world’s largest investment management company

During 2021, the Audit Committee, among other things:

•	Reviewed and discussed each quarter the Company’s financial performance, liquidity position and hedging portfolio
•	Before filing both the annual and the quarterly financial statements of the Company
°	discussed these financial statements with executive leadership and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accounting firm, including the matters required by applicable auditing standards
°	reviewed with management disclosure procedures and controls
°	in the case of annual financial statements, received and reviewed the written disclosures and the letter from PwC under applicable requirements of the Public Company Accounting Oversight Board and the SEC and discussed with PwC its independence from the Company and its management
°	met privately without Company management and separately with each of PwC, the Company’s head of internal audit services, and individuals in executive leadership
°	reviewed reserves calculations with management and, in the case of year-end calculations, met privately (i.e., without Company management) with Netherland, Sewell & Associates, Inc., the Company’s independent reserves audit firm
°	based on the review and discussion described above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable
•	Reviewed the performance of the Company’s independent public accounting firm and the scope of its engagement and recommended its continued engagement, including fees and any non-audit matters
•	Reviewed in detail the Company’s risk management process and specific risks identified, including cybersecurity
•	Received quarterly reports regarding the Company’s cybersecurity posture
•	Discussed and approved scope of internal audit services’ review of transactions and compliance matters and reviewed results on a quarterly basis
•	Received and reviewed reports on litigation and on confidential hotline calls on a quarterly basis

Patrick M. Prevost, Chair	Anne Taylor
Catherine A. Kehr	Denis J. Walsh III

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Corporate Governance

Compensation Committee Report

Each member of the Compensation Committee is independent under SEC, NYSE and the Company’s rules and guidelines. Among other things, the Compensation Committee is charged with assisting the Board in:

•  discharging its responsibilities related to the compensation of the Company’s executive officers and certain other employees of the Company

•  preparing the report on executive compensation for inclusion in the Company’s annual proxy statement

Members during 2021:

All independent

John D. Gass (Chair)

Jon A. Marshall

Anne Taylor

Denis J. Walsh III

Meetings during 2021:

Three regular meetings and one special meeting, each attended by all members

During 2021, the Compensation Committee, among other things:

•	Conducted an in-depth review of the Company’s executive compensation programs, including:
°	extensive benchmarking of compensation levels and components against the Company’s peer group, using data from the Committee’s independent compensation consultant
°	considering compensation trends
°	assessing risks in the Company’s compensation programs
°	approved the 2021 Compensation program for named executive officers, including:
°	no base salary increases for the second consecutive year
°	reduction of LTI target values by 20% for the chief executive officer, chief operating officer, and senior vice presidents
°	replaced the production metric in the annual bonus program with “proved developed finding and development cost”
°	added an additional ESG metric for methane intensity
°	increased the weighting of HSE/ESG metrics to 15% from 10%
°	replaced return on average capital employed (“ROACE”) performance metric with return on capital employed (“ROCE”)
°	added a reinvestment ratio as a performance metric to place further emphasis on free cash flow generation
°	evaluated and revised compensation peer group

•	Reviewed shareholder feedback regarding the Company’s executive compensation program
•	Determined individual officer bonuses for 2020 and payouts of longterm performance awards whose performance periods ended in 2020
•	After review with independent compensation consultants of overall payment levels, established salary levels, annual bonus targets and long-term incentive grants for 2021 for all Section 16 officers, subject to the approval of the Board
•	Determined the 2020 annual bonus pool for non-officer employees
•	Reviewed benefits policies and programs, including status of Company pension plan and determined to “freeze” the pension plan and to modify the 401(k) plan to align retirement benefits with market data
•	Reviewed the Company’s stock ownership guidelines and prohibition on hedging and pledging and officers’ compliance with them
•	Discussed with management the results of the 2021 employee engagement survey
•	Oversaw strategies and initiatives related to human capital management, including employee engagement and diversity and inclusion

The Compensation Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2021 to advise on all matters related to executive compensation. In particular, Meridian collected and provided quantitative competitive market data for peer companies and advised in the selection of the peer groups of companies for compensation levels and performance-based long-term incentives. The Compensation Committee has sole authority to retain and terminate consultants such as Meridian and determines the interaction between consultants and Company management and personnel. Meridian provides no other services to the Company other than supplying the Nominating and Governance Committee with comparative data for compensation of non-employee directors and providing the Company on a quarterly basis data to assist in valuing unvested performance units for the purpose of applying generally accepted accounting principles regarding liability award accounting, the fees for which are about $49,000 annually. The Compensation Committee regularly meets with Meridian without any Company officers or employees present.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with executive leadership and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2021, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

John D. Gass, Chair	Anne Taylor
Jon A. Marshall	Denis J. Walsh III

SOUTHWESTERN ENERGY COMPANY   |  23

Corporate Governance

Nominating and Governance Committee Report

Each member of the Nominating and Governance Committee is independent of the Company and executive leadership under the standards set forth in the SEC rules and the Corporate Governance Rules of the NYSE. In accordance with its charter, the purpose of the Nominating and Governance Committee is to discharge the responsibility of the Board relating to:

•  the identification of individuals qualified to become members of the Board

•  the recommendation to the Board of the director nominees for each Annual Meeting of Shareholders

•  the consideration and periodic reporting to the Board on all matters relating to the selection, qualification and compensation of members of the Board and candidates nominated to the Board

•  the development and recommendation to the Board of a set of corporate governance guidelines applicable to the Company

•  the review of the overall corporate governance structure of the Company and the recommendation of any proposed changes regarding the Company’s corporate governance practices

Members during 2021: All independent Catherine A. Kehr (Chair) S. P. “Chip” Johnson IV Greg D. Kerley Patrick M. Prevost Meetings during 2021: Two, each attended by all members

During 2021, the Nominating and Governance Committee, among other things:

•	Conducted an annual review of each director and the full Board’s performance, and based on that, evaluated the Board’s composition
•	Oversaw the process for the Board to plan for the succession and development for key executives
•	Reviewed and modified as necessary the Company’s Corporate Governance Guidelines and all committee charters, with input from other committees as applicable
•	Reviewed director compensation, benchmarking the Company against peer companies based on input from Meridian Compensation Partners, LLC, the independent compensation consultant that the Compensation Committee also uses

•	Discussed the results of its annual committee self-assessment
•	Coordinated oversight of the Company’s culture among the existing Board committees to ensure alignment among the Company’s culture, values, and strategy
•	Engaged with management regarding the definition of the Company’s culture and values
•	Recommended to the Board nominees for election at the 2021 annual shareholder’s meeting

Catherine A. Kehr, Chair	Greg D. Kerley
S. P. “Chip” Johnson IV	Patrick M. Prevost

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Corporate Governance

Health, Safety, Environment and Corporate Responsibility Committee Report

Although not required by SEC or NYSE rules or regulations, each member of the Health, Safety, Environment and Corporate Responsibility Committee is independent under SEC, NYSE and the Company’s rules and guidelines. Among other things, the Health, Safety, Environment and Corporate Responsibility Committee is charged with assisting the Board in:

•  matters of health, safety and environment arising out of the Company’s activities and operations and their impact on employees, contractors and the communities in which the Company operates

•   current and emerging trends in social, political and public policy issues that may affect the Company, its business and its reputation and that are not in the purview of other standing committees of the Board of Directors

Members during 2021: All independent Jon A. Marshall (Chair) John D. Gass S. P. “Chip” Johnson IV Greg D. Kerley Meetings during 2021: Four, each attended by all members

During 2021, the Health, Safety, Environment and Corporate Responsibility Committee, among other things:

•	Reviewed in depth each quarter compliance statistics and incident rates in the areas of health, safety and the environment
•	Considered reports on HSE incidents and related investigations and discussed lessons learned
•	Reviewed and assessed the Company’s programs to assure safety and compliance with Company policies at all of its locations, including by service providers and other non-employees onsite or working with our businesses
•	Reviewed key risks associated with the Company’s operations and business in the areas of health, safety and the environment and the Company’s programs and policies to address these risks
•	Recommended to the Compensation Committee the metrics related to health, safety and the environment to be included in the Company’s compensation programs, including adding methane intensity as a metric to the Company’s annual bonus program
•	Reviewed and discussed environmental, social and political trends, legislation and policies and their potential impact on the Company
•	Reviewed and oversaw the publication of the annual corporate responsibility report

Jon A. Marshall, Chair	S. P. “Chip” Johnson IV
John D. Gass	Greg D. Kerley

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Corporate Governance

Board Leadership Structure and Executive Sessions

Catherine A. Kehr, an independent director, serves as Chairman of the Board of Directors. At many times in our past, the Board has named the CEO as Chairman with an independent director serving as presiding, or lead, director. The Board may modify the current structure in the future if it determines that it would be more effective and likely to advance the interests of the Company and its shareholders.

The independent directors are required to meet in executive sessions as appropriate matters for their consideration arise, but, in any event, at least once a year. During 2021, the Board conducted these executive sessions at each of its regularly scheduled meetings. The agenda of these executive sessions includes such topics as the participating directors determine. The Chairman of the Board (or the presiding director if the CEO is Chairman) acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Chairman (or the presiding director if the CEO is Chairman) also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures.

Board, Committee and Director Evaluations

Each year, the Nominating and Governance Committee supervises a thorough evaluation process of the performance of the Board as a whole, each of its committees and each of its directors. Steps and actions include:

EVALUATION	PROCEDURE	SUMMARY AND FEEDBACK
Individual Director	• Each director anonymously evaluates each other director on multiple criteria • Results are compiled by an outside legal firm to assure anonymity	• Individual results are shared with each individual director and the Chairman of the Board • Results are considered in committee assignments and in deciding whether to re-nominate the director
Committee	• Each member completes a multi-question evaluation of the committee’s performance tailored to its specific tasks	• Committee discusses results and potential improvements • Can lead to recommending revisions to committee’s charter and practices, and changes to committee composition
Board	• Each director completes a comprehensive questionnaire regarding the Chairman of the Board, and the Board’s overall performance and effectiveness

•     Results discussed in executive session

•     Nominating and Governance Committee considers results in evaluating committee structure and assignments

•     Nominating and Governance Committee also makes recommendations to the Board for any required governance changes

Succession Planning

The Board regularly reviews emergency and long-term succession plans for the CEO and other senior leadership positions. In assessing future possible CEOs, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities over the course of time to engage with possible succession candidates.

The Board also considers its own composition and succession plans. The Nominating and Governance Committee is responsible for establishing criteria for nominees, screening candidates (in consultation with the CEO), and upon review and feedback from the remaining directors, making a recommendation for final approval of candidates for the full Board. The decision to name a new director is made by the full Board.

Shareholder Rights

Under our Bylaws, our shareholders have the right to call a special meeting of shareholders and to nominate director candidates to appear in our proxy. Our Bylaws provide that a special meeting may be called by shareholders owning 20% “net long” interest in the Company’s outstanding stock. Shareholders may nominate candidates for director, as described in the section “Shareholder Nominations.” This includes a “proxy access” right. We have no supermajority voting requirements. Our Bylaws are available to shareholders at no charge upon request to the Secretary or on our website at www.swn.com.

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Corporate Governance

Shareholder Nominations

Our Bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders. During the past year, no shareholder nominated a candidate for the Company’s Board pursuant to procedures discussed in our Bylaws or otherwise formally suggested a candidate to the Nominating and Governance Committee.

The chairman of the meeting may disregard any nomination of a candidate for director if it is not made in compliance with the procedures in our Bylaws or other requirements under the Exchange Act, as amended. For more information on shareholder participation in the selection of director nominees, please refer to Section 2.4 of our Bylaws, which can be found on our website at www.swn.com under “Corporate Governance.”

It is the policy of the Nominating and Governance Committee to consider properly submitted shareholder nominations for directors and evaluate the criteria of such nominees in accordance with the Corporate Governance Guidelines and the Nominating and Governance Committee charter, both of which can be found on www. swn.com under “Corporate Governance.”

Proxy Access Nominations

A shareholder, or a group of up to 20 shareholders (with funds having specified relationships constituting a single shareholder), owning 3% or more of the Company’s outstanding common stock continuously for at least the preceding three years may nominate and include in the Company’s proxy materials director candidates constituting up to 20% of the Board or two directors, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. Shares that have been loaned during any portion of the three-year holding period count as being owned as long as certain conditions for the recall of shares are met. This is in addition to the right of any shareholder to nominate director candidates outside the proxy access process.

To make a proxy access nomination, an eligible shareholder (as defined in our Bylaws) generally must deliver a qualifying notice to the Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date that the Company first distributed its proxy statement to shareholders for the previous year’s Annual Meeting of Shareholders and otherwise comply with all of the requirements of the Bylaws. For the 2023 Annual Meeting, we must receive notice of the nomination for inclusion in the Company’s proxy materials no earlier than November 9, 2022 and no later than December 9, 2022.

Other Nominations

Our Bylaws also allow any shareholder to nominate a candidate for election to the Board without the nomination included in the Company’s proxy materials by delivering written notice by mail to the Secretary at the principal executive offices of the Company generally not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, assuming that meeting is held within 25 days of such anniversary. The notice must include information specified in the Bylaws. For the 2023 Annual Meeting, assuming it is held within 25 days of May 19, 2023, we must receive notice of intention to nominate a director no earlier than January 19, 2023 and no later than February 18, 2023. If the meeting is not held within 25 days before or after the first anniversary of the preceding year’s annual meeting, we must receive notice of a shareholder’s intention to nominate a director (or to introduce an item of business) no later than the close of business on the tenth day following the day on which we send notice of the annual meeting or otherwise publicly disclose such date, whichever first occurs.

Certain Transactions with Directors and Officers

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The Related Party Transaction Policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, executive leadership recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, executive leadership updates the Audit Committee as to any material change to those proposed transactions. In the event executive leadership recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by executive leadership subject to ratification by the Audit Committee; and if the transaction is not so ratified, the transaction must be cancelled.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

•	Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended

SOUTHWESTERN ENERGY COMPANY  |  27

Corporate Governance

to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;
•	Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;
•	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;
•	Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);
•	Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;
•	Transactions available to all employees generally; or
•	Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Certain Transactions

The Company employed our director Greg Kerley’s son-in-law, James Durant, as a Senior Production Engineer during 2021. He received total compensation of less than $175,000 in fiscal year 2021. Mr. Durant resigned from the Company on July 9, 2021.

Compensation Risk Assessment

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, consistent with our corporate philosophy, and, based on a determination by the Compensation Committee’s independent compensation consultant, that they do not encourage unnecessary or excessive risk taking. In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, the Compensation Committee evaluates the design of all our compensation policies and practices, including our incentive plans, to assess whether they create appropriate incentives for employees to perform and to remain at the Company and to take appropriate risks and to discourage taking inappropriate risks.

Compensation for our employees generally is structured similarly to our executive compensation program: a base salary, performancebased annual bonus, post-employment benefit plans, and, for certain senior employees, equity incentive compensation in the form of stock options, restricted stock, restricted stock units payable in cash or common stock, and/or performance units payable in common stock or cash. The less senior the employee, the more that pay is weighted toward annual compensation, with non-salaried, hourly employees receiving solely wages and a comparatively smaller bonus. Performance-based annual bonus and long-term incentives have features paralleling those for our named executive officers and thus are designed to encourage intelligent risk-taking and risk mitigation. Business unit performance comprises a significant portion of the individual performance component. The formulaic component of the annual bonus is tied not only to operating metrics but also to health, safety and environmental factors. Our Compensation Committee oversees all long-term incentive awards and reviews them to assure they do not promote excess risk-taking. We believe our balanced use of short- and long-term incentives, mix of cash and equity incentives, metric diversification and alignment to our business strategy, capped payouts, and stock ownership guidelines promote responsible decision making, attract and retain good performers, and do not encourage unreasonable risk-taking related to the Company’s business.

As a producer of natural gas, oil and related hydrocarbons, we acknowledge that there is a certain level of risk involved in all aspects of our activities, but our compensation is structured to encourage levels of risk taken by our employees that are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate. Based on the Compensation Committee’s review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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Director Compensation

Directors who are not also Southwestern Energy employees were compensated during 2021 for their service as a director. For 2021, each non-employee director received the following compensation:

•	annual cash retainer of $75,000
•	annual long-term incentive compensation with a value of $200,000
•	additional annual compensation to the Chairman of the Board in the amount of $125,000, payable in cash or common stock at her election
•	$20,000 for chairing the Audit Committee; $15,000 for chairing the Compensation Committee, the Health, Safety, Environment and Corporate Responsibility Committee or the Nominating and Governance Committee

We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in our gift matching program. The maximum gift total for a director participant in the gift matching program is $15,000 in any calendar year.

The Nominating and Governance Committee annually reviews nonemployee director compensation and makes recommendations regarding any changes to the Board of Directors. Each year the Company’s independent compensation consultant, Meridian Compensation Partners (“Meridian”), provides a review of the Company’s non-employee director compensation program and practices relative to its peers. The January 2021 review by Meridian concluded that the Company’s current program design aligned with common market practices and the Company’s average per director pay level was competitively positioned relative to peers.

The directors’ long-term incentive compensation, granted once a year on the date of the annual meeting, took the form of restricted stock that vests in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders, except that if a director age 65 or older with at least three years of service retires from the Board before that anniversary, the shares will vest on retirement. All restricted stock grants will fully vest immediately upon a “change in control” or the death or disability of a director, or if the Board otherwise decides, and a prorated portion will vest if the director leaves the Board prior to the vesting date for any other reason. The Chairman of the Board elected to receive her compensation for serving as Chairman in fully vested common stock on January 1, 2021 and the remaining quarterly payments in cash on April 1, July 1, and October 1, 2021.

Deferred Compensation Plan

The Company maintains a Nonemployee Director Deferred Compensation Plan, effective as of June 1, 2019 (“Directors Deferred Compensation Plan”), which enables nonemployee directors, at their election, to defer all or a portion of their annual fees, committee chair fees and/or annual equity awards until (i) the later of the seventh month following the director’s separation from service or the January immediately following the calendar year in which the director incurs a separation from service (or the director’s death or disability, if earlier), and will be paid in the form of a lump sum or annual installments of up to ten years at the director’s election, or (ii) a fixed distribution date or a series of annual installment payments for a period of up to five years which will not begin until one full year has elapsed following the end of the plan year in which the deferral is made. Director fees are deferred into a cash account that remains subject to the claims of the Company’s creditors and invested per the director’s instructions into one or more investment funds. If deferred, the annual equity award is issued as a restricted stock unit and held in an account providing for the credit of one restricted stock unit for each share of restricted stock deferred. Restricted stock unit accounts will also be credited with dividend equivalents in the form of additional restricted stock units. Restricted stock units are subject to the same vesting terms that apply to restricted stock, as described above, and are payable in the form of one share of the Company’s common stock for each restricted stock unit.

Total Director Compensation for Year Ended December 31, 2021

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
John D. Gass	90,000	200,002	15,000	305,002
S. P. “Chip” Johnson IV	75,000	200,002	–	275,002
Catherine A. Kehr	213,750	230,001	–	443,751
Greg D. Kerley	75,000	200,002	15,000	290,002
Jon A. Marshall	88,750	200,002	–	288,752
Patrick M. Prevost	95,000	200,002	–	295,002
Anne Taylor	75,000	200,002	–	275,002
Denis J. Walsh III	75,000	200,002	–	275,002

(1)	Included in this column are an annual retainer fee and committee chairman fees, as applicable. Additional details regarding these payments can be found in the narrative above.

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Director Compensation

(2)	In 2021 Ms. Kehr received her retainer for serving as the Chairman of the Board in the form of fully-vested shares of our common stock and cash. In May 2021, each non-employee director received an annual restricted stock award that will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders, except that if a director age 65 or older with at least three years of service retires from the Board before that anniversary, the shares will vest on retirement.
(3)	The dollar amounts stated for all awards reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718. The grant date fair value for the common stock issued to Ms. Kehr on January 1, 2021 was determined using the closing price of the Company’s common stock on the NYSE of $2.98. The grant date fair value of the restricted stock issued to all directors on May 18, 2021 was determined by using the closing stock price of the Company’s common stock on the NYSE of $5.38. Messrs. Gass, Prevost and Walsh, and Ms. Taylor elected to defer their annual equity awards into the Directors Deferred Compensation Plan.
(4)	The amounts indicated in this column include amounts paid under the Company’s charitable gift matching program. The charitable gift matches for Mr. Gass and Mr. Kerley, total $15,000 each. The charitable gift matches for all other participants (i.e., employees) in 2021 total $187,665.

The following table shows the number of option awards and unvested stock awards outstanding for each nonemployee Director as of December 31, 2021:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Deferred Restricted Stock Units that Have Not Vested (#)(1)	Number of Shares of Restricted Stock that Have Not Vested (#)
John D. Gass	18,170	37,175	–
S. P. “Chip” Johnson IV	–	–	37,175
Catherine A. Kehr	18,170	–	37,175
Greg D. Kerley	18,170	–	37,175
Jon A. Marshall	–	–	37,175
Patrick M. Prevost	–	37,175	–
Anne Taylor	–	37,175	–
Denis J. Walsh, III	–	37,175	–

(1)	Represents RSUs received on account of grants that otherwise would have been received as restricted stock (see page 29, “Deferred Compensation Plan”).

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Stock Ownership Information

Share Ownership of Officers and Directors

The following table sets forth information as of March 21, 2022, with respect to the beneficial ownership of the Company’s common stock by each executive officer named in the Summary Compensation Table, whom we collectively refer to as our named executive officers, or NEOs, by each director and nominee, and by all executive officers, directors and nominees as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class
Named Executive Officers:
William J. Way	2,515,370	–	–	776,720	3,292,090	*
Carl F. Giesler, Jr.	43,558	2,447	87,117	–	133,122	*
Clay A. Carrell	878,938	–	–	–	878,938	*
Derek W. Cutright	112,076	10,615	–	46,160	168,851
John P. Kelly	81,146	–	–	–	81,146	*
Michael E. Hancock	44,019	478	–	–	44,497	*
Directors:
John D. Gass	108,810	–	–	18,170	126,980	*
S. P. “Chip” Johnson, IV	51,439	–	37,175	–	88,614	*
Catherine A. Kehr	432,810	–	37,175	18,170	488,155	*
Greg D. Kerley	362,836	–	37,175	18,170	418,181	*
Jon A. Marshall	211,295	–	37,175	–	248,470	*
Patrick M. Prevost	74,178	–	–	–	74,178	*
Anne Taylor	25,199	–	–	–	25,199	*
Denis J. Walsh III	–	–	–	–	–	*
All directors and executive officers as a group(1)(2)	5,378,062	29,376	279,375	920,620	6,607,433	0.60%

*	Less than one percent of class.
(1)	All directors and executive officers as a group, 20 persons total.
(2)	The table above does not include outstanding restricted stock units for each active NEO and non-employee Director as set out below:

Name	Unvested RSUs (#)	Deferred (#)
William J. Way	2,519,184	–
Carl F. Giesler, Jr.	240,500
Clay A. Carrell	1,154,661	–
Derek W. Cutright	252,546	–
John P. Kelly	252,546	–
Michael Hancock	148,777	–
John D. Gass	37,175	133,388
Patrick M. Prevost	37,175	133,388
Anne Taylor	37,175	133,388
Denis J. Walsh, III	37,175	127,941

SOUTHWESTERN ENERGY COMPANY  |  31

Stock Ownership Information

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2021, concerning outstanding awards under the Company’s equity compensation plan, which has been approved by shareholders, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plan:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Shares Remaining Available for Future Issuance (2)
Equity compensation plans approved by shareholders(3)	14,909,721	$8.98	10,557,025

(1)	Includes 3,005,588 stock options, 2,902,980 performance awards at target (settleable in cash or stock), and 9,001,153 restricted stock units (including 37,079 units assumed in connection with the Montage acquisition and 676,805 deferred under the Directors Deferred Compensation Plan) outstanding as of December 31, 2021. The restricted stock units issued from the amended Southwestern Energy Company 2013 Incentive Plan (the “2013 Plan”) may be settled in cash or shares of common stock. Does not include 6,889,820 outstanding performance awards that can only be settled in cash.
(2)	Reflects the number of shares of our common stock available for issuance under the 2013 Plan, giving effect to the fungible share ratio and assuming that target performance is achieved with respect to outstanding performance units.
(3)	Consists of the Amended 2013 Plan and the awards assumed in connection with the Montage acquisition. Shares remaining available for issuance may be issued only under the Amended 2013 Plan, which permits grants of awards in the form of stock options, shares of restricted stock, performance units and restricted stock units, as well as other forms of incentive awards.

Security Ownership of Principal Shareholders

The following persons were known by the Company to own beneficially more than 5% of the Company’s common stock as of December 31, 2021.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	155,044,357	(1)	13.91	%(4)
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	118,811,297	(2)	10.66	%(4)
Common Stock	FMR LLC 245 Summer Street Boston, MA 02210	101,233,773	(3)	9.08	%(4)

(1)	Based on the 13G/A filed on February 7, 2022 with the SEC, BlackRock, Inc. had sole power to vote or to direct the vote of 153,464,614 shares, and sole power to dispose or to direct the disposition of 155,044,357 shares.
(2)	Based on the 13G/A filed on February 10, 2022 with the SEC, The Vanguard Group had shared power to vote or direct to vote 1,968,440 shares, sole power to dispose of or to direct the disposition of 116,180,296 shares, and shared power to dispose or to direct the disposition of 2,631,001 shares.
(3)	Based on the 13G/A filed on February 9, 2022 with the SEC, FMR LLC had sole power to vote or to direct the vote of 5,440,968 shares, and sole power to dispose or to direct the disposition of 101,233,773 shares.
(4)	Percent of Class calculated based on the number of Company shares outstanding as of December 31, 2021.

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Stock Ownership Information

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for directors and executive officers. Each director must own common stock with a market value equal to five times the annual cash retainer that was in effect on December 6, 2013 (the date the stock ownership guidelines were last amended) or the date the director joined the Board, whichever date is later. This ownership threshold must be met within five years of December 6, 2013 or five years of the date the director joined the Board, whichever date is later. Until such time as the director reaches his or her share ownership requirement, the director will be required to hold 50% of the shares of common stock received in the form of restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option). Once achieved, the required ownership threshold must be maintained as long as the director retains his or her seat on the Board.

Stock that counts toward satisfaction of these guidelines includes common stock purchased on the open market, stock obtained through stock option exercises, restricted stock, and stock beneficially owned in a trust, by a spouse and/or minor children. In instances where these stock ownership guidelines would place a severe hardship on a director, the Board will make the final decision as to developing an alternative stock ownership guideline for a director that reflects the intention of these guidelines and his or her personal circumstances. As of December 31, 2021, directors in office for more than twelve months held common stock in excess of the levels required in the guidelines.

Guidelines for the ownership requirements for executive officers are discussed on page 46 in the Compensation Discussion and Analysis section of this proxy statement.

Delinquent Section 16(a) Reports

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2021, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2021, except that Forms 4 filed on March 3, 2021 with respect to distributions, and the vesting and settlements, of RSUs that occurred, or were deemed to have occurred, on February 26, 2021 and February 27, 2021, as applicable, for certain of our executive officers were filed one day late due to technical issues.

SOUTHWESTERN ENERGY COMPANY  |  33

Proposal No. 2: Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding and advisory basis, the compensation paid to our named executive officers (“NEOs”) as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation section of this proxy statement. This proposal and the discussion that follows relate to 2021 compensation decisions.

The Company believes that its executive compensation program, which emphasizes equity-based awards and performance-based cash incentives, is strongly aligned with the interests of its shareholders. Highlights of the program include the following:

•	A significant stock ownership requirement.
•	A maximum payout that limits annual incentive bonuses or performance units.
•	CEO salary constitutes no more than 12% of the target compensation package, with the remainder generally being equity-based or otherwise contingent upon Company and individual performance.
•	Long-term incentive compensation aligns executive and shareholder interests to achieve long-term performance objectives and constitutes the major component of at-risk compensation.
•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team.
•	No re-pricing of stock options without shareholder approval, or pledging or hedging of Company securities.

We are asking shareholders to vote in favor of the following resolution, which will be submitted for approval by shareholders at the 2022 Annual Meeting:

“RESOLVED, that the shareholders of Southwestern Energy Company approve, on an advisory basis, the compensation of Southwestern’s executive officers named in the Summary Compensation Table as disclosed, pursuant to the SEC’s compensation disclosure rules, in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure in the proxy statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Unless the Board modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2023 Annual Meeting.

RECOMMENDATION OF THE BOARD

The Board recommends that the shareholders vote “FOR” approval of the compensation of the Company’s NEOs.

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Compensation Discussion and Analysis

2021 Highlights

OUR COMPENSATION PHILOSOPHY IS LINKED TO OUR LONG-TERM STRATEGY

2021 marked a pivotal point in the Company’s disciplined execution of its long-term, four-pillar strategy. Following the acquisition of Montage Natural Resources in 2020, the Company in 2021 completed the acquisitions of Indigo Natural Resources, LLC and GEP Haynesville, LLC. The acquisitions in 2021 were completed all while continuing to keep its employees safe during the COVID-19 pandemic and delivering strong corporate results.

With these two acquisitions, the Company now has leading positions in the two premier natural gas basins in the United States with significant access to global liquefied natural gas markets and is poised to generate significant free cash flow. The Company plans to use free cash flow to pay down debt and, ultimately, to return capital to shareholders.

The successful execution of this core pillar of the Company’s strategy—capture the tangible value of scale—was made possible by the effective execution of the other three pillars in the years prior to and during 2021. As a result, the Company is stronger and fundamentally different than it was just a few years ago. The Company’s compensation philosophy was designed to support this strategy and achieve this outcome.

The Company remains focused on creating long-term value for shareholders as it seeks to generate resilient free cash flow through responsible development of the Company’s core positions in the two premier US natural gas basins. We believe that achievements in 2021 continue to demonstrate consistent execution of each pillar of its strategy.

CREATE SUSTAINABLE VALUE
Stock price up 56%
Deepened and upgraded significant asset base with record year-end reserves of 21.1 Tcfe, PV-10 of $18.7 billion, and pre-tax PV-10 of $22.4 billion using SEC prices (1)
Generated $547 million of free cash flow (1)
Return on capital employed (“ROCE”) for 2021 is 15%
Three-year Total Shareholder Return (“TSR”) is 23.01%

PROTECT FINANCIAL STRENGTH
Decreased leverage to 2.0x at year-end 2021 and announced sustainable targets of 1.5x – 1.0x leverage and $3.5 billion to $3.0 billion total debt
Proactively extended debt maturity runway to weighted average maturity of 7 years
Diversified market risk with Haynesville position’s access to Gulf Coast markets

CAPTURE TANGIBLE BENEFITS OF SCALE
Executed strategic acquisitions of Indigo Natural Resources and GEP Haynesville
- Deepens the Company’s inventory of high-return dry gas with access to important markets
- Improves key financial metrics, including margins, returns and per-share ratios
- Accelerates deleveraging
Captured the tangible benefits of scale across the two premier natural gas basins in the US – Appalachia and Haynesville

PROGRESS LEADING EXECUTION
Achieved a methane intensity of 0.061%, a reduction of 18% from prior year, resulting from emissions-reduction projects executed on both SWN- and Montage-legacy acreage
Fresh water neutral for the sixth year in a row; replaced 100% of freshwater usage through recycling and conservation projects
Decreased Appalachia well costs an additional $40 per lateral foot, total of 45% decrease in the last three years

(1) See Annex B to this proxy statement for a definition of, and additional information about, these non-GAAP financial measures.

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Compensation Discussion and Analysis

2021 Shareholder Engagement

Shareholders have supported the Company’s compensation program with an average of 88% of votes cast in favor of Say-on-Pay over the past three years. In 2021 we were pleased to receive 97% of votes cast in favor of Say-on-Pay. During our routine shareholder engagements with large institutional shareholders in 2021, we reached out to every shareholder for whom we were able to identify contact information, representing a combined 84% of outstanding shares as of December 31, 2021. Shareholders holding a combined 38% of outstanding shares accepted our invitation to speak. The others either declined or did not respond to our request.

In addition to these efforts, management engages with shareholders and potential shareholders through targeted outreach and participation in various conference and industry events. For additional information regarding our shareholder engagement process in 2021, please see the graphic on page 8 of the Proxy Statement Highlights which includes key topics discussed with shareholders in 2021.

2021 Named Executive Officers

Executive	Age	Title
William J. Way	62	President and Chief Executive Officer
Carl F. Giesler, Jr.	50	Executive Vice President and Chief Financial Officer
Clayton A. Carrell	56	Executive Vice President and Chief Operating Officer
Derek W. Cutright	45	Senior Vice President and Division Head
John P. Kelly	51	Senior Vice President and Division Head
Michael E. Hancock (1)	45	Vice President, Finance and Treasury and Former Interim Chief Financial Officer
Julian M. Bott, Deceased (2)	—	Former Executive Vice President and Chief Financial Officer

(1)	Mr. Hancock served as interim CFO from January 3, 2021 through when Mr. Giesler became CFO on July 19, 2021.
(2)	Mr. Bott passed away on January 3, 2021.

Mr. Way was appointed Chief Executive Officer in January 2016. Prior to that, he served as Chief Operating Officer since 2011, having also been appointed President in December 2014. Prior to joining the Company, he was Senior Vice President, Americas of BG Group plc with responsibility for E&P, Midstream and LNG operations in the United States, Trinidad and Tobago, Chile, Bolivia, Canada and Argentina since 2007.

Mr. Giesler was appointed Executive Vice President and Chief Financial Officer on July 19, 2021. Prior to joining the Company, he served as President and Chief Executive Officer and as a Director of SandRidge Energy, Inc., having been appointed to that position in April 2020. Beginning in 2018, Mr. Giesler served as President and Chief Executive Officer and as a Director of Jones Energy, Inc. From 2014 until 2018, he served as President and Chief Executive Officer and as a Director of Miller Energy Resources, Inc.

Mr. Carrell was appointed Executive Vice President and Chief Operating Officer in December 2017. Prior to joining the Company, he was Executive Vice President and Chief Operating Officer of EP Energy since 2012.

Mr. Cutright was appointed Senior Vice President of Southwest Appalachia in September 2017, having previously served as Vice President since 2016. Mr. Cutright joined Southwestern Energy Company in 2008 as a staff drilling engineer.

Mr. Kelly was appointed Senior Vice President of Northeast Appalachia in October 2018, having previously served as Senior Vice President –Fayetteville since in 2017. Prior to joining the Company, he was President and Chief Executive Officer of Cantera Energy since 2012.

Mr. Hancock was appointed Vice President and Chief Financial Officer (Interim) in January 2021. Prior to that, he served as Vice President Financial Planning and Analysis since 2017. Prior to that, he served in various finance and accounting leadership roles since joining the Company in February 2010.

Mr. Bott, deceased, was appointed Executive Vice President and Chief Financial Officer in February 2018. Prior to that, he was Executive Vice President and Chief Financial Officer of SandRidge Energy, Inc. since 2015.

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Compensation Discussion and Analysis

2021 Compensation Decisions

Compensation Philosophy

Our key goal in designing our executive compensation programs is to incentivize decisions and behavior that build long-term shareholder value and to attract and retain the talent that can execute our strategy. The following principles help guide us in designing our pay programs toward this end:

●	Reward performance that correlates to long-term shareholder value over time by allocating the vast majority of compensation to long-term incentives
●	Incentivize behaviors and performance that closely align with the Company’s strategic objectives, short-and long- range business plans and tie to results
●	Promote responsible risk taking in line with balance sheet and core value drivers

Snapshot of CEO Compensation

We embrace a pay-for-performance philosophy. Thus, the vast majority of our Chief Executive Officer’s total direct compensation is at-risk, as noted in the graphic below.

2021 Compensation Program Changes

Annual Salary:
●	No increases for the second consecutive year

Annual Bonus:
●	Replaced the “Production” metric with a “Proved Developed F&D cost” metric
●	Added an ESG metric, “Methane Intensity”*
●	Increased the weighting of HSE/ESG metrics to 15% from 10%

Long-term Incentives (“LTI”):
●	Reduced LTI award grants by 20% for the CEO, COO and Senior VP’s
●	Replaced return on average capital employed (“ROACE”) with return on capital employed (“ROCE”)
●	Added a “Reinvestment Ratio” metric to place further emphasis on free cash flow generation

*	Responsive to specific shareholder feedback.

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Compensation Discussion and Analysis

Over the past three years, our share price increased 37% from December 31, 2018 ($3.41) to December 31, 2021 ($4.66). Our CEO’s three-year average realizable pay was 45% higher as of December 31,

2021 than his three-year average reported target pay, which aligns with our increased share price over the last three years.

In the chart above, “Average Reported Target Pay” refers to the average total annual compensation offered to our CEO across 2019, 2020 and 2021 as reported in the Summary Compensation Table.

“Average Realizable Pay” refers to the corresponding amounts earned, or on track to be earned, from the 2019, 2020 and 2021 target pay opportunities as of December 31, 2021. Realizable pay includes base salary, annual incentive compensation actually earned, the value of the LTI awards based on the Company’s closing stock price on December 31, 2021, and the projected achievement of outstanding performance awards.

Base Salary

Base salary makes up a relatively small percentage of total compensation, approximately 12% for the CEO and, on average, 23% for all other NEOs. The Compensation Committee annually reviews CEO and other NEO salaries, along with those of all other senior officers. The Compensation Committee also may adjust salaries at the time of a promotion, other changes in responsibilities or a significant change in market conditions. Differences in salary for each NEO reflect differences in individual responsibility, experience and competitive pay levels for similar positions in our compensation peer group.

For the second consecutive year, the Compensation Committee made no changes to the salaries of the NEOs for 2021:

Name	2020 Base Salary	2021 Base Salary
William J. Way	$900,000	$900,000
Carl M. Giesler, Jr.(1)	–	$525,000
Clayton A. Carrell	$575,000	$575,000
Derek W. Cutright	$400,000	$400,000
John P. Kelly	$400,000	$400,000

(1)	Mr. Giesler joined the Company on July 19, 2021.

2021 Annual Bonus Program

Strategic Goals

Our annual bonus plan rewards short-term goals that contribute to our long-term strategy. Our annual cash bonus program targets specific annual metrics set at the start of each year designed to place the Company on this path while also driving top safety and the environmental performance. The results of these metrics determine 100% of the bonus pool awarded to NEOs. For individuals awards to NEOs, 70% of the individual award is tied to the results of these metrics and 30% is based on individual and/or strategic performance. The Committee also retains discretion to increase or decrease the pool based on unique achievements that were not contemplated in the bonus plan, such as accretive acquisitions and divestitures.

For 2021, the Committee made two key changes to the annual bonus metrics aligned with strategic choices made by the company and informed by shareholder feedback.

●	First, the Committee made the decision to remove production as a metric in the annual bonus program and replace it with a metric based on the cost of finding and developing proved reserves, PDF&D. This change was motivated by the Company’s strategic decision for 2021 to invest capital at a level intended to maintain production at approximately the

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Compensation Discussion and Analysis

same level at the end of 2021 as it was at the end of 2020, and to focus on generating free cash flow to pay down debt. PDF&D measures the efficiency with which the Company invests capital to convert hydrocarbons into new proved developed reserves, a key value measurement in a year-over-year flat production capital program. This incentivizes the Company to find new reserves for lower cost or find more reserves for a similar cost which results in lower maintenance capital investment over time and, consequently, is expected to result in increased free cash flow.
●	Second, the Committee increased the weighting of the HSE components from 10% to 15% and refined the metrics to focus on areas that would provide the greatest impact to the environment, including adding a methane intensity metric to demonstrate the Company’s commitment to reducing a key greenhouse gas, and a total produced fluids spill rate metric.

The other metrics remain unchanged and the 2021 targets were adjusted to incentivize management to make further gains in reducing expenses (operating expense), reducing injuries (total recordable injury rate), and generating cash flow (discretionary cash flow). The following summarizes how the Company performed on all metrics:

2021 Performance Goals

1	Discretionary Cash Flow is net cash provided by operating activities as taken from the Company’s Consolidated Statement of Cash Flows less the sum of changes in operating assets and liabilities included in the Operating Activities Section of the Consolidated State of Cash Flows. The 2021 target of $1.184 Billion was increased from previous year target of $612 Million.

2	Operating Expense ($/Mcfe) is calculated as Operating Expenses plus General and Administrative Expenses from the Consolidated Statement of Operations divided by Total Production. The 2021 target of $1.04/MCFe is lower than the previous year target of $1.13/MCFe.

3	Proved Developed F&D Cost is the result of Exploration and Development Capital Costs incurred divided by the sum of Proved Developed Reserve Additions plus Proved Undeveloped Conversions.

4	Total Recordable Injury Rate – This represents 12 incidents requiring medical treatment beyond first aid. The 2021 target of 0.32 is lower than the previous year target of 0.49.

5	Total Produced Fluids Spill Rate – This represents 24 barrels of produced fluids spilled per 1million barrels of fluids produced

6	Methane Emissions Intensity – This represents that 0.061% of methane produced was emitted based on ONE Future protocol

The performance metrics represent key drivers for the Company in delivering on its strategic goals and position it competitively among peers. The targets are derived based on our updated business plan using current market conditions with ranges based on scenario analysis outcomes resulting from various changes of market dynamics and operational performance. Targets and ranges can vary year-to-year based on changing market dynamics and the volatility in the sector, such as commodity price changes impacting Discretionary Cash Flow, but are reviewed by the Compensation Committee to ensure the targets and ranges represent appropriate challenges for the Company to achieve.

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Compensation Discussion and Analysis

Individual Annual Bonus Considerations

For each NEO, the Compensation Committee also determined the size of the qualitative component of the annual incentive bonus, which together with the formulaic component, comprises the total annual cash incentive levels. At target, the qualitative component constitutes 30% of each NEO’s annual cash incentive. The bonus amounts that each NEO actually received reflect both the overall company results and each individual’s contributions to the Company’s strong operating and strategic performance in 2021.

Due to the extraordinary achievements in 2021, including two strategic transactions, delivery of strong corporate results on the Company’s annual bonus metrics, and successfully mitigating the impact of COVID-19 on the Company and its people, as well as achievements highlighted on page 35, the Committee increased the discretionary portion of the bonus pool. In combination with the strong formulaic results, and in consultation with compensation consultants and data from market research, the earned bonus outcome was approximately 140% of target for the entire organization.

The NEO bonuses are outlined in the table below.

2021 Annual Incentive Bonus Payout

The following table shows the annual incentive bonus, including the respective formulaic and qualitative components, for each NEO serving as of December 31, 2021:

Name	Base Salary	Target in $	Target (% of Salary)	Formulaic Component	Qualitative Component	Total
William J. Way	$900,000	$1,125,000	125%	$965,475	$684,525	$1,650,000
Carl M. Giesler, Jr. (1)	$525,000	$525,000	100%	$190,619	$133,269	$323,889
Clayton A. Carrell	$575,000	$575,000	100%	$493,465	$327,750	$821,215
Derek W. Cutright	$400,000	$320,000	80%	$274,624	$163,200	$437,824
John P. Kelly	$400,000	$320,000	80%	$274,624	$172,800	$447,424

(1)	Mr. Giesler’s bonus was prorated based on his start date of July 19, 2021.

2021 Long-Term Incentive Awards

Long-term incentives are aligned with our long-term strategy and the shareholder experience. In early 2021, each NEO received a long-term incentive award package that consisted of the following:

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Compensation Discussion and Analysis

Changes in Performance Metrics

For performance awards, the metric ROACE was replaced with ROCE to better align with the industry. ROCE is more universally utilized in this industry, and other industries, as an assessment of returns. Moreover, we added reinvestment rate as a metric to place further emphasis on free cash flow generation. With our strategy to generate free cash flow utilizing a maintenance capital investment program, this metric measures the efficiency in which the company is executing its plan. The Reinvestment Rate incentivizes the Company to capture lower costs or operational efficiencies to deliver the maintenance capital program for fewer dollars invested.

Restricted Stock Units

Each restricted stock unit (“RSU”) is the equivalent of one share of common stock of the Company. RSUs vest 33.33% on each of the first three anniversaries of the grant date, provided the recipient is still an employee of the Company on the date of vesting, with exceptions for death, disability and retirement. RSUs may be settled in common stock or cash equal to the value of the units as of the vesting date, at the discretion of the Compensation Committee and depending on the availability of shares of common stock under the Company’s 2013 Plan. This feature allows the Compensation Committee to consider market price, dilution and the Company’s cash needs at the time of settlement.

Performance Stock Units

The value of each performance unit, for the performance period commencing on January 1, 2021 and ending on December 31, 2023, is determined based on relative total shareholder return (“RTSR”). RTSR is calculated for the Company and each performance peer company as the change in company stock price (adjusted for stock splits), credited with paid dividends, over the three-year performance period. The beginning and ending stock prices will reference the trailing average stock price over the 20 trading days immediately prior to the beginning and the end of the performance period. The following table shows the percentage of units earned based the Company’s percentile ranking among the peer companies in total shareholder return (“TSR”) performance, with a threshold level required for any payout and a maximum payout of 200%. Results falling between two levels are interpolated linearly using the levels shown in the table below. However, in the event that absolute total shareholder return (“Absolute TSR”) is negative, the payout for Relative TSR will not exceed 100% of target.

Performance Units

Historically, 100% of the Company’s performance awards tracked the Company’s stock price. In 2021, the Compensation Committee considered that long-term incentive awards made at a relatively low and volatile stock price might create the opportunity for perceived “windfall” compensation in an improving market or undue retention risks if energy stocks were undervalued more broadly. To address both business risks, the Compensation Committee determined to decouple 50% of the performance-based awards from the Company’s stock price. Each performance unit has a target value of $1.00, and, for the performance period commencing on January 1, 2021 and ending on December 31, 2023, is paid out based on two metrics, ROCE (50%) and reinvestment rate (50%), with a threshold level required for any payout and a maximum payout of 200% for both metrics. Results falling between two levels are interpolated linearly using the levels shown on the next page.

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Compensation Discussion and Analysis

ROCE will be calculated as the sum of Adjusted Net Income and After-Tax Interest Expense divided by the sum of Average Debt and Average Equity, as show in the following formula:

Adjusted Net Income	Net income (loss) adjusted for gain/loss on unsettled derivatives, gain/loss on early extinguishment of debt, gain/ loss on sale of assets, impairments, restructuring and transaction-related charges, legal settlements, other one- time charges, adjustments due to discrete tax items, changes from the tax rate in effect at the beginning of the Performance Period, and the tax effect on adjustments
After Tax Interest Expense	Interest expense less the product of (i) the interest expense and (ii) the Company’s corporate tax rate in effect at the beginning of the Performance Period before the impact of valuation allowance
Average Debt	The arithmetic average of “Gross Debt” on December 31 of the year prior to the beginning of the Performance Period and December 31 of the final year of the Performance Period
Gross Debt	The aggregate outstanding principal balance under debt instruments such as a credit facility, notes or similar instrument. For the avoidance of doubt, “Gross Debt” does not include items such as unamortized discounts, unamortized deferred financing costs, letters of credit, and surety bonds
Average Equity	The arithmetic average of (i) stockholders’ equity on December 31 of the year prior to the beginning of the Performance Period (“Stockholder’s Equity”) and (ii) the sum of (a) Stockholder’s Equity and (b) Adjusted Net Income for each year during the Performance Period adjusted by changes reflected in the Consolidated Statement of Changes in Equity less Net Income (Loss)

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Compensation Discussion and Analysis

Reinvestment Rate shall be calculated by dividing Capital Expenditures by Adjusted Net Discretionary Cash Flow, as illustrated in the following formula:

Capital Expenditures	The total capital investments accrued for in a given year, as discussed in management’s discussion and analysis in the Company’s Form 10-K
Adjusted Net Discretionary Cash Flow	Cash flow from operating activities adjusted for changes in assets and liabilities and restructuring and other one-time charges.

The performance unit award vests 100% on the third anniversary of the grant date, provided the recipient is still an employee of the Company on the vesting date, with exceptions for pro rata vesting in the case of death, disability and retirement. Settlement, if any, at the end of the three-year vesting period will be in cash.

2021 LTI Target Grant

To respond to prevailing market conditions in early 2021, and in recognition of the Company’s relatively low prevailing stock price at the time of the 2021 awards, the Compensation Committee reduced, for the second year in a row, the grant date value of the awards granted to the NEOs by 20% from the corresponding grant date values for 2020, as shown in the table below.

Name	2020 Target Amount	2021 Target Amount	Percentage Change from 2020 Target LTI
William J. Way	$6,075,000	$4,860,000	-20%
Carl M. Giesler, Jr. (1)	–	$1,950,000	–
Clayton A. Carrell	$2,880,000	$2,304,000	-20%
Derek W. Cutright	$630,000	$504,000	-20%
John P. Kelly	$630,000	$504,000	-20%

(1)	Mr. Giesler joined the Company on July 19, 2021 and received an award of 130,675 shares of restricted stock valued at $640,308 based on the fair market value (“FMV”) on July 29, 2021 of $4.90.

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Compensation Discussion and Analysis

Calculating Target LTI Amounts

To mitigate the impact of day-to-day volatility, the Compensation Committee uses the average closing stock price over 20 trading days preceding a date shortly before the meeting at which it approves an LTI grant in order to eliminate short-term aberrations in determining the size of grants denominated in stock. Because SEC rules require that the value of a grant be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as of the date of grant, the target value of the awards as determined above sometimes differ from the amounts reported in the Summary Compensation Table and Grants of Plan-Based Awards Table.

For 2021, the Compensation Committee used a stock price of $3.93 to determine the number of RSUs and performance units granted to each NEO, based on the average closing price for the period January 19 through February 16 (the “planning price”). The closing price on the actual grant date was $4.14, 5% more than the planning price, and the Monte Carlo valuation for the performance awards on the grant date was $5.96.

Settlement of 2019-2021 Performance Units

In February 2019, the Compensation Committee granted executives (with the approval of the Board) performance units for the period from January 1, 2019 through December 31, 2021. Each performance unit entitled the recipient to receive zero to two shares of common stock of the Company depending on RTSR, Absolute TSR, and ROACE performance.

For these performance units, TSR is calculated for the Company and each performance peer company as the change in company stock price (adjusted for stock splits), credited with paid dividends, over the three-year performance period. The beginning and ending stock prices are based on the trailing average stock price over the 20 trading days immediately prior to the beginning and end of the performance period.

ROACE for the performance period was calculated by dividing Discretionary Cash Flow by the sum of (i) the product of Beginning Stock Price and Beginning Shares Outstanding, (ii) Beginning Net Debt, and (III) Time-Weighted Average Adjustments as shown in the following formula:

Discretionary Cash Flow	Average of net cash provided by operating activities from the Consolidated Statement of Cash Flows less changes in assets and liabilities” included in the Operating Activities section of the Consolidated Statement of Cash Flows for the performance period.
Beginning Stock Price	The 20-day average common stock prices immediately prior to the first day of the performance period.
Beginning Shares Outstanding	The diluted weighted average number of shares of common stock of the Company outstanding for the fourth quarter of the year prior to the beginning of the performance period.
Beginning Net Debt	Gross debt of the Company (net of cash and cash equivalents) outstanding on December 31 of the year prior to the beginning of the performance period.
Time-Weighted Average Adjustments	The sum of (i) the product of the number of shares of common stock the Company issued during the performance period and the price of said shares and (ii) the amount of additional net debt incurred during the performance period, which sum shall then be reduced by (iii) the amount by which any net debt is reduced during the performance period and (iv) the product of the number of shares of common stock of the Company purchased by the Company during the performance period and the price of said shares, with each occurrence of the above in (i) – (iv) multiplied by a fraction in which the denominator equals the total number of quarters in the performance period (12) and the numerator equals the remaining number of quarters following each occurrence of the above in (i) – (iv) plus one. For example, if the Company issued 100,000,000 shares of common stock at $5.00 per share in the second quarter of the Performance Period, the Time-Weighted Average Adjustment for this event would be (100,000,000 * $5.00) * 11/12 = $458,333,333.33.

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Compensation Discussion and Analysis

The value of the payment was determined by the attainment of certain minimum, target, and maximum performance objectives as described in the table below. Minimum level achievement would result in payment of 50% of target, and the maximum level of payout would result in 200% of target. Performance below the threshold level would result in no payment, and in the event that Relative TSR is negative for the performance period, the payment per unit will not exceed 100% of target.

Metric	Weighting Factors	Minimum	Target	Maximum	2021 Results	Value on Unit Basis
RTSR (Percentile)	50%	25%	50%	90%	68%	73%
		.8x	1.2x
		beginning	beginning	2x
Absolute TSR (Percentile)	25%	price	price	of target	1.23x	26%
ROACE (Percentile)	25%	11%	16%	26%	18.4%	31%
Result						130%

In February 2021, the Compensation Committee, based on the final results of the performance metrics set above, approved a 130% payout value for each 2019 – 2021 performance unit.

Name	Number of Performance Units Granted	Value on Grant Date(1)	2019 – 2021 Performance Units Earned	Realized Value on 02/23/2022(2)	% of Grant Date Value
William J. Way	803,580	$4,443,797	1,044,654	$5,181,484	17%
Carl M. Giesler, Jr. (3)	-	-	-	-	-
Clayton A. Carrell	380,960	$2,106,709	495,248	$2,456,430	17%
Derek W. Cutright	83,340	$460,870	108,342	$537,376	17%
John P. Kelly	83,340	$460,870	108,342	$537,376	17%

(1)	The grant date value on February 26, 2019 was $5.53.
(2)	The closing stock price on February 26, 2022 was $4.96.
(3)	Mr. Giesler was not employed with the Company in 2019 when these performance awards were granted.

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee consists entirely of independent directors and oversees SWN’s compensation and incentive plans and programs, acts as the administrator for the 2013 Plan, and reviews and recommends to the Board all compensation for officers within the meaning of Rule 16a-1 under the Exchange Act. The Board, taking into account the recommendation of the Compensation Committee, sets the compensation of all senior executives, with only independent directors acting in the case of the CEO’s compensation.

Each year, the Compensation Committee conducts an evaluation of SWN’s compensation program to determine if any changes would be appropriate. In making these determinations, the Compensation Committee consults with its independent compensation consultant, shareholders and executive leadership, as discussed below. However, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

Role of the CEO

At the Compensation Committee’s request, the CEO provides an assessment of the individual performance and appropriate compensation of the other executive officers based on each executive officer’s performance and contributions. The CEO does not provide recommendations or participate in the Committee’s deliberations on his own compensation.

Role of the Compensation Consultant

Since 2013, the Compensation Committee has engaged the services of Meridian, which the Committee considers to be an independent executive compensation consulting firm. The Compensation Committee makes an annual determination to affirm independence of the compensation consultant. Meridian is known for its expertise in the E&P industry, specializing in board-level executive pay consulting services. Meridian reports directly to the Compensation Committee, participates in Committee meetings, reviews Compensation Committee materials, and provides advice to the Compensation Committee upon request. Additionally, Meridian updates the Compensation Committee on trends and issues in executive pay, comments on the competitiveness and reasonableness of SWN’s programs, provides an annual risk assessment of the Company’s compensation programs, and assists in the development and review of SWN’s annual bonus and LTI programs, including commenting on performance measures and related goals.

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Compensation Discussion and Analysis

Role of Peer Companies

The Compensation Committee utilizes a peer group to evaluate compensation for Company executives and a peer group to compare the Company’s performance for the purpose of calculating RTSR.

Compensation Peer Group

The Compensation Committee annually evaluates the companies included in the peer group and, when necessary, makes changes in order to effectively evaluate compensation. The Compensation Committee annually reviews the competitiveness of our executive officers’ compensation and assesses the overall competitiveness of our compensation programs relative to the peer group, which includes E&P industry companies with comparable onshore operations and of similar size as measured by enterprise value, market cap and assets. In 2021, the Compensation Committee generally sought to provide total direct compensation for our NEOs within a competitive range of our compensation peers. Individual compensation packages may vary based on individual experience, retention, performance and on the prevailing market conditions.

Although the compensation peer group provide an important tool for analysis and decision-making, the comparative data does not substitute for the Compensation Committee’s sound business judgment. In addition to market data, the Compensation Committee considers other factors, such as an individual’s personal contributions to SWN, previous experience, leadership qualities and skill sets.

Performance Peer Group

The Compensation Committee uses a similar group of E&P industry companies to evaluate the Company’s TSR. The performance peer group is similar to the compensation peer group, although performance peer companies generally emphasize a similar commodity mix (mostly natural gas) and business strategy as the Company.

The Compensation Peer Group for 2021 and the Performance Peer Group for the 2021-2023 performance period are listed in the table below. Companies shown in the middle circle below are included in both the Compensation and the Performance Peer Groups.

Practices and Policies Related to Compensation

Stock Ownership Guidelines

To support the Company’s commitment to shareholder alignment, the Company has adopted guidelines that require NEOs to hold a multiple of their base salary in common stock or other stock-based instruments such as RSUs. The ownership multiples are as follows:

●	Chief Executive Officer – six times base salary
●	Executive Vice President – three times base salary
●	Senior Vice President – two times base salary

The guidelines must be satisfied within three years after the date of hire, change in job title, or increase in salary, and during such period,

an executive officer must hold at least one-half of the shares of the Company’s common stock or stock-based instruments received through equity-based awards (net of taxes) from the Company until the officer meets his or her ownership requirement.

As of December 31, 2021, all NEOs were in compliance with the guidelines. For additional details on the common stock owned by our NEOs, please refer to the Share Ownership of Officers and Directors table on page 31.

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Compensation Discussion and Analysis

Anti-Hedging and Anti-Pledging Policies

All directors and employees, including our NEOs, their spouses and members of their households, are prohibited from hedging the economic risk of ownership of our common stock. Specifically, the prohibitions relate to short selling and buying or selling puts, calls or options and engaging in transactions involving our securities when in possession of material, non-public information or during certain designated “black-out” periods.

All directors and officers with the title of vice president or above, along with their spouses and members of their households, are prohibited from pledging shares of our common stock. We are not aware of any existing pledging arrangements by any of our directors or officers.

Policy for Recovery of Compensation (Clawback Policy)

The Company may require reimbursement from NEOs and other officers with the title of senior vice president or higher for any incentive awards if it is determined that such awards were based on financial results that became the subject of a material restatement (other than due to changes in accounting policy) or were payable due to fraud, negligence or intentional misconduct by such officer. In addition, bonuses, incentives or performance-based pay are subject to reimbursement, and the Board may cancel restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards.

Health, Welfare, Retirement and Other Benefits

We offer competitive health, welfare and retirement programs for our eligible employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a limited charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 per month for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

●	the Southwestern Energy Company 401(k) Savings Plan (“401(k) Plan”)
●	a defined benefit plan (“Pension Plan”) (frozen as of January 1, 2021)
●	a supplemental retirement plan (“SERP”) (frozen as of January 1, 2021)
●	a non-qualified deferred compensation plan (“Non-Qualified Retirement Plan”)

Effective January 1, 2021, the Compensation Committee approved “freezing” the Pension Plan and the SERP such that there would be no additional participants eligible for either plan and no additional contribution credits for existing participants. We have commenced the pension plan termination process, but the specific date for the completion of the process is unknown at this time and will depend on certain legal and regulatory requirements or approvals. As part of the termination process, we expect to distribute lump sum payments to or purchase annuities for the benefit of plan participants, which is dependent on the participants’ elections. In addition, we expect to make a payment equal to the difference between the total benefits due under the plan and the total value of the assets available, which, as of December 31, 2021, was approximately $12 million. Our current funding policy is to continue to contribute amounts which are actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements and which are tax deductible. The Compensation Committee also approved increasing its matching contribution under the 401(k) Plan from 4.5% to 6%.

401(k)

The 401(k) Plan, which is available to all employees, including our NEOs, allows a participant to elect to contribute a percentage of his or her eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 6%

of the employee’s eligible compensation. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

Perquisites, Allowances and Other Benefits

The type and the value of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2021, the primary perquisites for our NEOs were the payment of a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, the annual premium for an executive medical plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will need to devote to those matters while also maximizing the net value of the compensation we provide.

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2021 Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities during the 2021, 2020 and 2019 fiscal years.

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
William J. Way President and Chief Executive Officer	2021	900,000		–	4,402,539	1,650,000	31,073	93,772	7,077,384
	2020	900,000		–	5,609,135	1,400,000	80,258	75,234	8,064,627
	2019	896,154		–	7,931,335	1,300,000	75,497	74,833	10,277,819
Carl F. Giesler, Jr. (1) Executive Vice President and Chief Financial Officer	2021	222,115		–	640,308	323,889	–	41,318	1,227,630
Clay A. Carrell Executive Vice President and Chief Operating Officer	2021	575,000		–	2,087,115	821,215	6,590	77,521	3,567,441
	2020	575,000		–	2,659,154	719,000	38,764	63,713	4,055,632
	2019	575,000		–	3,760,075	733,200	36,570	65,098	5,169,943
Derick W. Cutright (2) Senior Vice President and Division Head	2021	400,000		–	456,635	437,824	16,511	46,904	1,357,874
John P. Kelly (3) Senior Vice President and Division Head	2021	400,000		–	456,635	447,424	4,585	40,675	1,349,319
	2020	396,539		20,000	581,713	405,000	26,966	34,806	1,465,024
Michael E. Hancock (4) Vice President, Finance and Treasurer, and Former Interim Chief Financial Officer	2021	324,000	(5)	–	362,408	284,349	10,032	49,665	1,030,454
Julian M. Bott (6) Deceased, Executive Vice President and Chief Financial Officer	2021	21,000		–	3,351,022	–	3,221	114,487	3,489,730
	2020	546,000		–	2,077,472	708,162	36,387	149,537	3,517,558
	2019	542,985		–	2,937,509	672,800	34,157	66,837	4,254,288

(1)	Mr. Giesler joined the Company on July 19, 2021.
(2)	Mr. Cutright was not a NEO of the Company in 2019 or 2020.
(3)	Mr. Kelly was not a NEO of the Company in 2019.
(4)	Mr. Hancock was not a NEO of the Company in 2019 or 2020.
(5)	Mr. Hancock served as interim Chief Financial Officer (“CFO”) in 2021. Included in Mr. Hancock’s salary is a stipend in the amount of $24,000 for his services as interim CFO.
(6)	Mr. Bott passed away on January 3, 2021. In connection with Mr. Bott’s passing, unvested RSUs accelerated under the terms of the Company’s 2013 Incentive Plan and his Estate received 881,838 shares of SWN common stock valued at $2,627,878 based on the FMV of $2.98; 178,554 shares of common stock valued at $723,144, based on the FMV of $4.05, in settlement of the 2018 performance units vesting on February 27, 2021; two months salary in the amount of $91,000; accrued vacation in the amount of $12,519; and, 12-months COBRA coverage for the beneficiary valued at approximately $7,891. In addition, Mr. Bott’s estate is entitled to all applicable benefits under all pension, retirement, insurance and deferred compensation plans in which Mr. Bott participated as an employee.
(7)	The dollar value stated for the RSUs and performance units for 2021 reflects the number of units granted in 2021 multiplied by the grant date fair value, computed in accordance with FASB ASC Topic 718, and is included in the Company’s Annual Report on Form 10-K. The assumptions and data utilized in the calculation of these amounts for 2021 awards are set forth below:
RSUs: The grant date fair value for the RSUs granted on February 23, 2021, represents the closing price of the Company’s common stock on the NYSE of $4.14 per share multiplied by the number of units awarded.

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Performance Stock Units: The 2021 performance unit awards include a market condition based on RTSR as compared to a group of the Company’s peers. The fair value of the market condition is calculated by a Monte Carlo model on a quarterly basis. When calculated using the valuation detailed above and the closing price of the Company’s common stock at the grant date, the grant date fair value per performance unit was determined to be $5.96. The grant date fair value for the performance units reflects the value of the award on the grant date based on the probable outcome of the performance conditions. The table below provides the estimated value of the 2021-2023 performance stock units at the threshold, target and maximum levels based on the FASB ASC Topic 718 grant date value of $5.96 per unit:

Name	Performance Units (#)	Value at Threshold ($)	Value at Target (Reported in Column (e) Above) ($)	Value at Maximum ($)
William J. Way	309,170	921,327	1,842,653	3,685,306
Carl F. Giesler, Jr.	–	–	–	–
Clay A. Carrell	146,570	436,779	873,557	1,747,114
Derick W. Cutright	32,070	95,569	191,137	382,274
John P. Kelly	32,070	95,569	191,137	382,274
Michael E. Hancock	25,450	75,841	151,682	303,364
Julian M. Bott	–	–	–	–

Additional information regarding RSU and performance unit awards made for 2021 can be found below in the table entitled “Grants of Plan-Based Awards.”
(8)	The amounts stated in this column constitute the annual incentive cash awards made to each NEO under the annual incentive bonus program based on Company performance and the Compensation Committee’s evaluation of each NEO’s performance. Additional details about the annual incentive awards and annual bonus are provided under the heading “Compensation Discussion and Analysis — 2021 Compensation Decisions.”
(9)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the applicable calendar year period under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Retirement Plan. The Pension Plan, the SERP and the Non-Qualified Retirement Plan are described in more detail below.
(10)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Retirement Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, premiums paid for supplemental medical insurance and annual physicals, consultant services, accrued vacation and severance or termination payments.

All Other Compensation – 2021

Name	401(k) and Nonqualified Retirement Plans Matching Contributions ($)	Life Insurance Premiums ($)	Car Allowance ($)	Financial and Estate Planning Reimbursements ($)	Premiums for Supplemental Medical Insurance and Annual Physical ($)	Accrued Vacation ($)	Severance/ Termination Payments ($)	Total ($)
William J. Way	54,000	3,908	7,380	15,000	13,484	–	–	93,772
Carl F. Giesler, Jr.	13,327	960	3,122	18,500	5,409	–	–	41,318
Clay A. Carrell	34,500	2,477	7,380	15,000	18,164	–	–	77,521
Derick W. Cutright	17,400	560	7,380	7,500	14,064			46,904
John P. Kelly	17,400	14	7,380	1,817	14,064	–	–	40,675
Michael E. Hancock	17,400	821	7,380	10,000	14,064	–	–	49,665
Julian M. Bott	2,011	–	284	–	8,673	12,519	91,000	114,487

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Executive Compensation

2021 Option Exercises, Performance Units Settled and Stock Vested

The table below contains information for the fiscal year ended December 31, 2021 concerning options exercised and the vesting of previously granted shares of restricted stock, RSUs and performance units for NEOs. The value shown is based on the closing price of our common stock on the date of vesting.

Restricted Stock, RSUs and Performance Units Vested and Settled – 2021(1)

	Performance Unit Awards		Restricted Stock Unit Awards		Restricted Stock Awards
Name	Number of Units Vesting (#)	Value Realized on Vesting ($)(2)	Number of Units Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William J. Way	484,525	1,962,326	708,740	2,870,397	43,348	185,096
Carl F. Giesler, Jr.	–	–	–	–	–	–
Clay A. Carrell	240,388	973,571	340,271	1,378,098	–	–
Derick W. Cutright	52,588	212,981	74,438	301,474	2,913	12,439
John P. Kelly	52,588	212,981	74,438	301,474	–	–
Michael Hancock	22,538	91,279	31,904	129,211	4,033	17,221
Julian M. Bott(3)	178,554	723,144	881,838	2,627,877	–	–

(1)	There were no options exercised in 2021.
(2)	Reflects the aggregate dollar value realized upon vesting of performance unit awards, RSUs and restricted stock based upon the closing price of our common stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of our common stock on the prior business day closing.
(3)	As discussed above in Footnote 6 of the “Summary Compensation Table,” pursuant to the terms and conditions of the award agreements, all unvested shares of restricted stock and RSUs were accelerated at the time of Mr. Bott’s passing. In addition, Mr. Bott’s 2018 performance units were settled.

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Grants of Plan-Based Awards

This table reflects our annual cash incentive awards and long-term incentive awards issued in 2021.

(a)		(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Grant Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)(1)
William J. Way	PS	2/23/21	(2)	–	–	–	–	154,585	309,170	618,340	–	1,842,653
	PU	2/23/21	(3)	607,500	1,215,000	2,430,000	1,215,000	–	–	–	–	–
	RSU	2/23/21	(4)	–	–	–	–	–	–	–	618,330	2,559,886
	Bonus		(5)	562,500	1,125,000	2,250,000	–	–	–	–	–	–
Carl F. Giesler, Jr.	RSA	7/29/21	(6)	–	–	–	–	–	–	–	130,675	640,308
	Bonus	7/29/21	(5)	262,500	525,000	1,050,000	–	–	–	–	–	–
Clay A. Carrell	PS	2/23/21	(2)	–	–	–	–	73,285	146,570	293,140	–	873,557
	PU	2/23/21	(3)	288,000	576,000	1,152,000	576,000	–	–	–	–	–
	RSU	2/23/21	(4)	–	–	–	–	–	–	–	293,130	1,213,558
	Bonus		(5)	287,500	575,000	1,150,000	–	–	–	–	–	–
Derek Cutright	PS	2/23/21	(2)	–	–	–	–	16,035	32,070	64,140	–	191,137
	PU	2/23/21	(3)	63,000	126,000	252,000	126,000	–	–	–	–	–
	RSU	2/23/21	(4)	–	–	–	–	–	–	–	64,130	265,498
	Bonus		(5)	160,000	320,000	640,000	–	–	–	–	–	–
John P. Kelly	PS	2/23/21	(2)	–	–	–	–	16,035	32,070	64,140	–	191,137
	PU	2/23/21	(3)	63,000	126,000	252,000	126,000	–	–	–	–	–
	RSU	2/23/21	(4)	–	–	–	–	–	–	–	64,130	265,498
	Bonus		(5)	160,000	320,000	640,000	–	–	–	–	–	–
Michel Hancock	PS	2/23/21	(2)	–	–	–	–	12,725	25,450	50,900	–	151,682
	PU	2/23/21	(3)	50,000	100,000	200,000	100,000	–	–	–	–	–
	RSU	2/23/21	(4)	–	–	–	–	–	–	–	50,900	210,726
	Bonus		(5)	97,500	195,000	390,000	–	–	–	–	–	–
Julian M. Bott(7)	–	–		–	–	–	–	–	–	–	–	–

(1)	The dollar amounts stated for the RSUs, restricted stock and performance stock units reflect the grant date fair value of the award as computed in accordance with FASB ASC Topic 718 and is included in the Company’s Annual Report on 10-K. The assumptions utilized in the calculation of these amounts are described under Footnote 7 of the Summary Compensation Table.
(2)	The performance stock units were issued under the 2013 Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) potential payout amount based on the attainment of certain performance objectives. The performance units awarded in 2021 will vest based on performance and continued service over a three-year period, and payout occurs in stock or cash at the end of the three-year period.
(3)	The performance units were issued under the 2013 Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) potential payout amount based on the attainment of certain performance objectives. The performance units awarded in 2021 will vest based on performance and continued service over a three-year period, and payout occurs in cash at the end of the three-year period.
(4)	The amount reflects the number of RSUs granted under the 2013 Plan. The RSUs vest over a period of three years from the date of grant, or immediately upon death, disability, normal retirement or a “change in control,” and may be settled in cash or shares of common stock at the discretion of the Compensation Committee.
(5)	Pursuant to the annual incentive bonus program, the Compensation Committee determined the annual target bonus level for each NEO for the 2021 fiscal year on February 23, 2021. The incentive bonus awards are paid annually based on the attainment of formulaic Company-wide performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. Amounts shown in columns (c), (d) and (e) include both the formulaic component and the individual performance component of the NEO’s annual incentive award.
The actual 2021 annual bonus payments are listed in column (g) of the Summary Compensation Table, and are discussed in further detail under the heading “Compensation Discussion and Analysis — 2021 Annual Bonus Program.”
(6)	The amount reflects the number of shares of restricted stock granted under the 2013 Plan. The restricted stock vests over a period of three years from February 23, 2021, or immediately upon death, disability, normal retirement or a “change in control.”
(7)	Mr. Bott was not granted any awards in 2021.

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Outstanding Equity Awards at Fiscal Year-End

The table reflects stock option, restricted stock, RSU and performance unit awards granted to our NEOs under our 2013 Plan that were outstanding as of December 31, 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. Way	12/4/2015	238,420	–	7.74	12/4/2022	–		–	–		–
	1/26/2016	155,280	–	8.60	1/26/2023	–		–	–		–
	2/21/2017	383,020	–	8.59	2/21/2024	–		–	–		–
	2/27/2018	–	–	–	–	193,810	(3)	903,155	–		–
	2/26/2019	–	–	–	–	401,790	(4)	1,872,341	803,580	(5)	7,489,366
	2/26/2020	–	–	–	–	1,549,465	(6)	7,220,507	1,863,500	(7)	11,330,080
	2/23/2021	–	–	–	–	618,330	(8)	2,881,418	309,170	(9)	720,366
Carl F. Giesler, Jr.	07/29/2021	–	–	–	–	130,675	(10)	608,946	–		–
Clay A. Carrell	2/27/2018	–	–	–	–	96,155	(3)	448,082	–		–
	2/26/2019	–	–	–	–	190,480	(4)	887,637	380,960	(5)	3,550,547
	2/26/2020	–		–	–	734,564	(6)	3,423,068	883,440	(7)	5,371,315
	2/23/2021	–	–	–	–	293,130	(8)	1,365,986	146,570	(9)	341,508
Derek W. Cutright	12/4/2015	20,440	–	7.74	12/4/2022	–		–	–		–
	2/21/2017	25,720	–	8.59	2/21/2024	–		–	–		–
	2/27/2018	–	–	–	–	21,035	(3)	98,023	–		–
	2/26/2019	–	–	–	–	41,670	(4)	194,182	83,340	(5)	776,729
	2/26/2020	–	–	–	–	160,692	(6)	748,825	193,260	(7)	1,175,021
	2/23/2021	–	–	–	–	64,130	(8)	298,846	32,070	(9)	74,723
John P. Kelly	2/27/2018	–	–	–	–	21,035	(3)	98,023	–		–
	2/26/2019	–	–	–	–	41,670	(4)	194,182	83,340	(5)	776,729
	2/26/2020	–		–	–	160,692	(6)	748,825	193,260	(7)	1,175,021
	2/23/2021	–	–	–	–	64,130	(8)	298,846	32,070	(9)	74,723
Michael Hancock	2/27/2018	–	–	–	–	9,015	(3)	42,010
	2/26/2019	–	–	–	–	17,860	(4)	83,228	35,720	(5)	332,910
	2/26/2020	–	–	–	–	68,871	(6)	320,939	82,830	(7)	503,606
	2/23/2021	–	–	–	–	50,900	(8)	237,194	25,450	(9)	59,299
Julian M. Bott (11)	2/26/2019	–	–	–	–	–		–	184,112	(5)	1,715,924
	2/26/2020	–	–	–	–	–		–	197,107	(7)	1,198,411

(1)	The market value of the unvested shares of restricted stock and unvested RSUs was calculated using the NYSE closing common stock price on December 31, 2021 of $4.66 per share, with the “Adjusted Stock Price” of $3.04 applied to the awards granted on February 26, 2020.
(2)	The performance units granted in 2019 had a performance period of 2019 – 2021 and payout of 130% of target was approved by the Compensation Committee in February 2022 (see discussion above in “Settlement of Performance Units – 2019 – 2021 Performance Period”). The number of performance units granted in 2019 and 2020 that would have been earned based on actual results for the period commencing on the first day of

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the applicable performance period and ending on December 31, 2021 (rather than the end of the actual performance or vesting period) was above the target level of performance, but below the maximum. Consequently, amounts shown for the 2019 and 2020 awards are based on achievement at maximum performance under the performance unit awards. The number of performance units granted in 2021 that would have been earned based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2021(rather than the end of the actual performance or vesting period) was below threshold. Consequently, the amounts shown are based on achievement at threshold performance under the performance unit awards. The market value of all performance units shown in column (i) was calculated using the NYSE closing common stock price on December 31, 2021 of $4.66 per share, with the “Adjusted Stock Price” of $3.04 applied to the awards granted on February 26, 2020.
(3)	RSUs granted on February 27, 2018 under the 2013 Plan vest ratably over four years, with remaining vesting date of February 27, 2022, or immediately upon death, disability, normal retirement or a “change in control.”
(4)	RSUs granted on February 26, 2019 under the 2013 Plan vest ratably over four years, with remaining vesting dates of February 26, 2022, and February 26, 2023, or immediately upon death, disability, normal retirement or a “change in control.”
(5)	Performance units granted on February 26, 2019 under the 2013 Plan cliff vest at the end of three years, provided the recipient is still an employee of the Company, with exceptions for pro rata vesting in the case of death, disability or retirement, and total payout is determined at the end of the three-year performance period.
(6)	RSUs granted on February 26, 2020 under the 2013 Plan vest ratably over three years, with remaining vesting dates of February 26, 2022 and February 26, 2023, or immediately upon death, disability, normal retirement or a “change in control.”
(7)	Performance units granted on February 26, 2020 under the 2013 Plan cliff vest at the end of three years, provided the recipient is still an employee of the Company, with exceptions for pro rata vesting in the case of death, disability or retirement, and total payout is determined at the end of the three-year performance period.
(8)	RSUs granted on February 23, 2021 under the 2013 Plan vests ratably over three years, with remaining vesting dates of February 23, 2023 and February 23, 2024, or immediately upon death, disability, normal retirement or a “change in control.”
(9)	Performance units granted on February 23, 2021 under the 2013 Plan cliff vest at the end of three years, provided the recipient is still an employee of the Company, with exceptions for pro rata vesting in the case of death, disability or retirement, and total payout is determined at the end of the three-year performance period.
(10)	Restricted stock award granted on July 29, 2021, vests at the rate of 33% per year from February 23, 2021, with remaining vesting dates of February 23, 2023 and February 23, 2024, or immediately upon death, disability, normal retirement or a “change in control.”
(11)	As a result of Mr. Bott’s passing on January 3, 2021, all unvested restricted stock units accelerated and the outstanding performance unit awards were prorated from the date of grant to the date of death, pursuant to the terms and conditions of the 2013 Plan and the applicable award agreements. The prorated vested performance units for the 2019 and 2020 awards are 184,112 and 197,107, respectively. Payment, if any, of the vested performance units will occur under the original terms of the award agreements.

Pension Benefits

All employees, including NEOs, were generally eligible to participate on the same basis in the Pension Plan. The purpose of the Pension Plan was to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The Pension Plan provides benefits based on a “cash balance” plan design which provides benefits based upon a fixed percentage of an employee’s annual compensation. Employees who were participants in the Pension Plan prior to January 1, 1998, which does not include any of our NEOs or executives, also are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of the Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually.

The Southwestern Energy Company Supplemental Retirement Plan (the “SERP”) allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. Executives do not earn or accrue above-market or preferential earnings on their SERP accounts. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the

Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as discussed below under “Severance Termination and Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change-in-control arrangements between the Company and the NEOs.

At retirement or termination of employment, the present value accumulated benefit credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments.

Effective January 1, 2021, the Compensation Committee approved “freezing” the Pension Plan and the SERP such that there would be no additional participants eligible for either plan and no additional contribution credits for existing participants for periods on or after December 31, 2020. During 2021, we began the plan termination process for the Pension Plan, but the specific date for the completion of the process is unknown at this time and will depend on certain legal and regulatory requirements or approvals. As part of the termination process, we expect to distribute lump sum payments to or purchase annuities for the benefit of Pension Plan participants, which is dependent on the participants’ elections. In addition, we expect to make a payment equal to the difference between the total benefits due under the Pension Plan and the total value of the assets available, which, as of December 31, 2021, was approximately $12 million. Our current funding policy is to continue to contribute amounts which are actuarially determined to provide the Pension Plan with sufficient assets to meet future benefit payment requirements and which are tax deductible.

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Executive Compensation

Pension Benefits - 2021

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
William J. Way(2)	Southwestern Energy Company Pension Plan	9	194,123	–
	Southwestern Energy Company Supplemental Retirement Plan	9	330,414	–
	Southwestern Energy Company Non-Qualified Retirement Plan	9	24,428	–
Carl F. Giesler, Jr. (3)	Southwestern Energy Company Pension Plan	–	–	–
	Southwestern Energy Company Supplemental Retirement Plan	–	–	–
	Southwestern Energy Company Non-Qualified Retirement Plan	–	–	–
Clayton A. Carrell	Southwestern Energy Company Pension Plan	3	56,654	–
	Southwestern Energy Company Supplemental Retirement Plan	3	55,113	–
	Southwestern Energy Company Non-Qualified Retirement Plan	3	4,657	–
Derek W. Cutright	Southwestern Energy Company Pension Plan	12	252,804	–
	Southwestern Energy Company Supplemental Retirement Plan	12	37,641	–
	Southwestern Energy Company Non-Qualified Retirement Plan	12	1,250	–
John P. Kelly	Southwestern Energy Company Pension Plan	3	56,654	–
	Southwestern Energy Company Supplemental Retirement Plan	3	23,765	–
	Southwestern Energy Company Non-Qualified Retirement Plan	3	572	–
Michael E. Hancock	Southwestern Energy Company Pension Plan	10	177,225	–
	Southwestern Energy Company Supplemental Retirement Plan	10	0	–
	Southwestern Energy Company Non-Qualified Retirement Plan	10	0	–
Julian M. Bott (4)	Southwestern Energy Company Pension Plan	–	56,654	43,220
	Southwestern Energy Company Supplemental Retirement Plan	–	0	–
	Southwestern Energy Company Non-Qualified Retirement Plan	–	0	–

(1)	The change in the actuarial present value of the NEOs accumulated benefit from the prior year is included in the Summary Compensation Table and is calculated using a discount rate of 3.20% and the Society of Actuaries Pri-2012 Mortality Tables Report for healthy males and females projected generationally using scale MP-2020.
(2)	Mr. Way is eligible for early retirement under the Pension Plan because he is at least age 55 with at least 5 years of vesting service. The Plan has a “cash balance” design that provides an annual compensation credit equal to 6% of an employee’s annual compensation, with an annual interest credit equal to 6% of the cash balance account. If Mr. Way elected a lump sum payment, his payment would equal his cash balance account balance, without reduction for early commencement. If Mr. Way instead elected to annuitize the cash balance benefit, the annuity would be reduced to account for early retirement . As noted above, compensation credits under the Pension Plan ceased as of December 31, 2020. If Mr. Way retired early, he would be eligible to receive the following early retirement benefits from the Pension Plan as a single sum of $183,135. In addition, Mr. Way would also be eligible to receive benefits, as a result of his termination of employment, under the Supplemental Retirement Plan and the Nonqualified Retirement Plan payable as a single sum are of $311,711, and $23,046, respectively.
(3)	Mr. Giesler was not a participant in the Pension Plan, the Supplemental Retirement Plan or the Non-Qualified Retirement Plan in 2021 and therefore, there is no value attributed to him for pension benefits.
(4)	The value of accumulated benefits for Mr. Bott is based on the participant’s deferred death benefits from the Qualified Plan. The total payment of $43,220 during the last fiscal year were death benefits paid from the SERP and the Southwestern Energy Company Non-Qualified Plan.

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Executive Compensation

Non-Qualified Deferred Compensation

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Retirement Plan, which is a non-qualified deferred compensation supplemental retirement savings plan that allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Retirement Plan. Salary amounts that are deferred under the Non-Qualified Retirement Plan are not included under the Pension Plan or the SERP, but a credit is given to the participant under the Non-Qualified Retirement Plan to address the loss in pension benefits.

The Non-Qualified Retirement Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Retirement Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

The table below sets forth information regarding the contributions, earnings and withdrawals/distributions during 2021 and the balance at year-end 2021 under the Non-Qualified Retirement Plan for each of the NEOs.

Non-Qualified Deferred Compensation – 2021

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)(6)
William J. Way	45,000	36,600	78,167	–	902,689
Carl F. Giesler, Jr.	–	–	–	–	–
Clayton A. Carrell	23,000	17,100	22,629	–	199,738
Derek W. Cutright	–	–	4,690	–	33,381
John P. Kelly	1,834	–	709.25	–	21,312
Michael E. Hancock	–	–	–	–	–
Julian M. Bott	630	–	3,775	-86,786	–

(1)	Represents the amounts that our NEOs elected to defer in 2021 under the Non-Qualified Retirement Plan. The amounts represent compensation earned by our NEOs in 2021, and therefore also are reported in the appropriate columns in the Summary Compensation Table above.
(2)	Represents the amounts credited in 2021 as Company contributions to the accounts of our NEOs under the Non-Qualified Retirement Plan. These amounts are also reported in the Summary Compensation Table above in the “All Other Compensation” column.
(3)	Represents the returns produced by the investments selected by the applicable NEO.
(4)	In-service distributions (if any) are made in accordance with the elections made by the NEO at the time of enrollment in the plan.
(5)	Represents the Non-Qualified Retirement Plan account balances at the end of 2021 for each of our NEOs.
(6)	The total amounts previously reported as compensation in the Summary Compensation table for each NEO in previous years are as follows:

Name	Aggregate Amounts Previously Reported
William J. Way	$515,885
Carl F. Giesler, Jr.	–
Clayton A. Carrell	$109,275
Derek W. Cutright	–
John P. Kelly	–
Michael E. Hancock	–
Julian M. Bott	$68,478

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Executive Compensation

Termination and Change in Control Benefits

We do not have employment agreements with any of the NEOs, but we have entered into a severance agreement with each officer that provides certain additional compensation if, within three years after a “change in control,” his or her employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for “good reason,” as defined in the respective severance agreement. The change in control severance payment is equal to the product of (x) 2.99 (for Messrs. Way, Giesler and Carrell) or 2.0 (for Messrs. Cutright, Kelly and Hancock) and (y) the sum of (i) the executive’s base salary as of the executive’s termination date plus (ii) the maximum bonus opportunity available to the executive under the annual incentive bonus program. In addition, each executive will be entitled to continued participation in certain health and welfare benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Also, each executive will be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our officers’ insurance policies for a period of up to four years. Our long-term incentive plans and stock option agreements provide that all outstanding stock options become exercisable immediately upon a “change in control.” The plans also provide that all performance units, RSUs and shares of restricted stock that have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our annual incentive bonus program provides that upon a participant’s termination of employment under certain conditions on or after a “change in control,” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the program.

The following table sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary or voluntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death or disability of our NEOs, assuming that the triggering events occurred on December 31, 2021. The amounts shown below do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Non-Qualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP and the Non-Qualified Retirement Plan, see above under “Pension Benefits” and “Non-Qualified Deferred Compensation.” The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

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Executive Compensation

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($)(1)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($)(2)(3)	Value of Health and Welfare Benefits Equivalent Payment ($)	Accrued Vacation ($)	Total Value ($)
William J. Way
Change in Control	–	23,078,252	83,023	–	23,161,275
Change in Control Termination	10,543,500	23,078,252	83,023	–	33,704,775
Normal Retirement, Death or Disability	–	23,078,252	–	–	23,078,252
Carl F. Giesler, Jr.				–
Change in Control	–	608,945	41,740	–	650,685
Change in Control Termination	5,234,250	608,945	41,740	–	5,884,935
Normal Retirement, Death or Disability		608,945	–	–	608,945
Clayton A. Carrell				–
Change in Control	–	8,204,809	108,992	–	8,313,801
Change in Control Termination	5,732,750	8,204,809	108,992	–	14,046,551
Normal Retirement, Death or Disability	–	8,204,809	–	–	8,204,809
Derek W. Cutright
Change in Control	–	1,794,926	108,017	–	1,902,943
Change in Control Termination	2,400,000	1,794,926	108,017	–	4,302,943
Normal Retirement, Death or Disability	–	1,794,926	–	–	1,794,926
John P. Kelly
Change in Control	–	1,794,926	103,844	–	1,898,770
Change in Control Termination	2,400,000	1,794,926	103,844	–	4,298,770
Normal Retirement, Death or Disability	–	1,794,926	–	–	1,794,926
Michael E. Hancock
Change in Control	–	974,292	107,423	–	1,081,715
Change in Control Termination	1,575,000	974,292	107,423	–	2,656,715
Normal Retirement, Death or Disability	–	974,292	–	–	974,292
Julian M. Bott(4)
Death	91,000	3,351,022	7,891	12,519	3,462,432

(1)	The change in control severance payment is equal to the sum of the prorated annual bonus at target, plus the product of (x) 2.99 (for Messrs. Way, Giesler and Carrell) or 2.0 for Messrs. Cutright, Kelly and Hancock and (y) the sum of (i) the executive’s base salary as of the executive’s termination date plus (ii) the maximum bonus opportunity available to the executive under the annual incentive bonus program.
(2)	In the event of a change in control regardless of termination, the unvested portion of previously granted performance units will be accelerated and the vested performance units will be paid out at the greater of (i) target value or (ii) the projected payment value if the performance period has been completed. In the event of involuntary termination, death, disability or retirement, the unvested performance units will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value of the performance units for all scenarios in this column is calculated by assuming the target number of units awarded and a $4.66 per share Company closing price on December 31, 2021, with the applicable adjusted stock price for the 2020 awards.
(3)	In the event of a change in control, change in control termination, normal retirement at age 65, death or disability, all unvested outstanding stock options, RSUs and shares of restricted stock will become fully vested. The value of the outstanding stock options, RSUs, performance units and shares of restricted stock is based on a $4.66 per share Company closing price on December 31, 2021.
(4)	In connection with Mr. Bott’s passing, unvested RSUs accelerated under the terms of the Company’s 2013 Incentive Plan and his estate received 881,838 shares of SWN common stock valued at $2,627,878 based on the FMV of $2.98; 178,554 shares of common stock valued at $723,144, based on the FMV of $4.05, in settlement of the 2018 performance units vesting on February 27, 2021; $708,162 in consideration of Mr. Bott’s earned 2020 annual incentive bonus; two months salary in the amount of $91,000; accrued vacation in the amount of $12,519; and, 12-months COBRA coverage for the beneficiary valued at approximately $7,891. In addition, the Estate is entitled to all applicable benefits under all pension, retirement, insurance and deferred compensation plans in which Mr. Bott participated as an employee.

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Executive Compensation

CEO Pay Ratio

Like our executive compensation program, SWN’s compensation philosophy is based on a pay for performance foundation and must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to providing a competitive offering to all employees and utilize internal and external data to annually set total direct compensation for our employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2021 against that of all other Company employees for the same period.

We determined the compensation of our median employee by: (i) calculating the annual total direct compensation for each of our employees by adding their wages received in 2021 (including overtime), their actual annual bonus award paid in 2021, plus the grant date value of their 2021 LTI award, if applicable, (ii) ranking the annual total direct compensation of all employees except for the CEO from highest to lowest, and (iii) identifying the “Median Employee.” Once the Median Employee was identified, we utilized the same process for calculating total compensation as we do our CEO under the Summary Compensation Table. We utilized the employee population as of December 31, 2021 for our analysis.

The annual total compensation for fiscal year 2021 for our CEO, calculated to include all elements reflected in the Summary Compensation Table was $7,077,384 and for the Median Employee was $118,240. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2021 is approximately 60 to 1.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Our board of directors (the “Board”) is asking shareholders to approve the Southwestern Energy Company 2022 Incentive Plan (“2022 Plan”). The 2022 Plan, under which we plan to grant equity- and cash-based awards, is intended to replace the Southwestern Energy Company 2013 Incentive Plan, as Amended (“2013 Plan”). A copy of the 2022 Plan is attached as Annex A.

Shareholder Approval

If the 2022 Plan is approved by our shareholders, the 2022 Plan will become effective on the date of the 2022 Annual Meeting and the 2013 Plan will terminate effective May 20, 2022. As a result, we will no longer grant new awards under the 2013 Plan after May 20, 2022. Any shares awarded under the 2013 Plan after March 21, 2022 through May 20, 2022 will reduce the number of shares available under the

2022 Plan. The terms and conditions of the Amended 2013 Plan will continue to govern any outstanding awards granted under the 2013 Plan. If the 2022 Plan is not approved by shareholders, the 2022 Plan will not become effective, and the 2013 Plan will remain in effect until its expiration on May 21, 2023, after which date no further awards may be granted under the 2013 Plan.

Key Features of the 2022 Plan

●	Independent Administration. The Compensation Committee, an independent committee of our Board, will administer the 2022 Plan.
●	No Repricing without Shareholder Approval. The price of any option may not be altered or repriced, whether through amendment, exchange, cancellation and replacement, or any other means, without shareholder approval.
●	No Discounted Awards. Stock options and stock appreciation rights must be granted at no less than 100% of the fair market value on the date of grant.
●	Minimum Vesting Requirement. Awards involving more than 5% of the available shares shall be subject to a vesting or performance period of not less than one year from the date of grant.
●	No Liberal Share Counting for Options or Stock Appreciate Rights (“SARs”).
●	Robust Forfeiture Provisions. Forfeiture provisions enable the Compensation Committee to cancel awards and/or to require payback of any compensation paid by the Company to a participant in the event a participant fails to comply with the terms of the 2022 Plan or applicable award agreement.
●	Director Compensation Limits. Director compensation limits in place that may not be increased without shareholder approval.
●	No Dividend Payment on Unvested Awards. Payment of dividends or dividend equivalents is not permitted until awards are vested.
●	Double-trigger change in control. No accelerated vesting of the outstanding awards would be triggered under a change in control unless no provision is made in connection with the change in control for assumption of the outstanding awards.

We believe that the 2022 Plan is a critical compensation component in our ability to attract, motivate, and retain employees and non-employee directors whose judgment, interest, and special effort is critical to the successful conduct of our operations. We believe that the equity-based awards to be issued under the 2022 Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our shareholders.

RECOMMENDATION OF THE BOARD

The Board recommends that the shareholders vote “FOR” approval of the 2022 Plan.

Vote Required

Approval of the 2022 Plan requires the affirmative vote of a majority of the shares properly cast with regard to this proposal by holders of shares of our common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Significant Historical Information

For our NEOs, incentive awards represent a significant portion of their compensation with equity awards representing approximately 75% of the total annual award.

Key equity metrics:

●	Our burn rate over the last three-years has averaged 1.13%, which is well below the ISS global industry classification standard (GICS) burn rate benchmark for our industry of 3.89%. “Burn rate” is calculated by dividing the sum of total number of shares subject to time-based equity awards granted in a given year and the total number of shares subject to performance-based equity awards vested in a given year by the total weighted average number of shares of common stock outstanding during the period and does not reflect any forfeitures or cancellations. The table below sets out our burn rate information for the last three years:

3-Year Burn Rate Analysis	2019	2020	2021
Restricted stock units granted (settleable in cash or stock)	8,659,000	6,172,000	1,486,000
Restricted stock granted	493,000	584,000	438,000
Performance units vested	43,000	0	2,020,000
TOTAL	9,195,000	6,756,000	3,944,000
Weighted-Average Total Common Shares Outstanding	539,345,343	573,889,502	789,657,776
BURN RATE	1.70%	1.18%	0.50%

Summary of the 2022 Plan

The 2022 Plan is intended to promote the interests of the Company and its shareholders by providing our employees and eligible non-employee directors of the Company with incentives and rewards to encourage them to continue in the service of the Company. Our Board believes our capacity to grant incentive compensation has been a significant factor in our ability to achieve our growth objectives and enhance shareholder value. The principal features of the 2022 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2022 Plan itself, which is incorporated by reference in this proposal. A copy of the 2022 Plan is attached to this Proxy Statement as Annex A.

Purpose

The purpose of the 2022 Plan is to promote the interests of the Company and its shareholders by providing the employees and eligible non-employee directors of the Company with incentives and rewards to encourage them to continue in the service of the Company. The

2022 Plan is designed to serve this goal by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

Administration

The 2022 Plan will be administered by the Compensation Committee. Unless otherwise determined by our Board, the Compensation Committee shall consist solely of two or more directors appointed by our Board, each of whom is a “non-employee director” within the meaning of the rules under Section 16 of the Exchange Act, as amended (the “Exchange Act”), and an “independent director” under the rules of the NYSE (or other principal securities market on which shares of our common stock are traded). The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, subject to restrictions imposed by the Compensation Committee from time to time and by Delaware law.

Unless otherwise limited by the Board, the Compensation Committee will have the authority to administer the 2022 Plan with respect to grants of awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such responsibilities to a subcommittee.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Eligibility

Persons eligible to participate in the 2022 Plan will be all non-employee members of our Board (currently 8 directors) and employees of the Company and its subsidiaries and affiliates (as of March 21, 2022, approximately 1,009 employees), as determined by the Compensation Committee.

Size of Share Pool; Limitation on Awards and Shares Available

As of March 21, 2022, there are 9,845,711 total shares remaining available for issuance under the 2013 Plan (after applying the fungible ratio of 2.3), and 13,404,176 shares of our common stock were subject to outstanding awards under the 2013 Plan, assuming maximum payout of outstanding performance awards that are settleable in shares of common stock. If our shareholders approve the 2022 Plan, the total number of shares reserved for issuance thereunder will be 40,000,000 (reduced by the shares awarded under the 2013 Plan after March 21, 2022 through May 20, 2022) shares of our common stock, par value $0.01, as of the date the Plan is approved by shareholders, less shares subject to awards made under the 2013 Plan after March 21, 2022 through the approval date.

The following table provides certain additional information regarding awards outstanding and unvested under the 2013 Plan as of March 21, 2022:

Outstanding Long-Term Incentive Awards
Equity-Classified Restricted Stock	235,817
Equity-Classified Stock Options	2,854,440
Weighted-average exercise price of stock options outstanding	$8.98
Weighted-average remaining duration of stock options outstanding	1.3
Liability-Classified Performance Stock Units settleable in common stock or cash	3,131,360	(1)
Liability-Classified Restricted Stock Units settleable in common stock or cash	7,182,559	(2)
Liability-Classified Performance Units settleable in cash	10,687,950	(3)
Total outstanding common stock	1,116,099,977
Total number of shares available for issuance under the amended 2013 Plan	9,845,711	(4)

(1)	In the event that applicable performance goals are achieved at target level, one share of our common stock would be delivered with respect to each vested performance unit. In the event that applicable performance goals are achieved at maximum level, two shares of our common stock would be delivered with respect to each vested performance unit. Performance stock awards granted in 2021 and 2022 may be settled in cash or shares of common stock, at the discretion of the Compensation Committee. The shares outstanding assumes max payout of the performance stock unit awards.
(2)	Outstanding restricted stock units may be settled in shares of our common stock or cash at the discretion of our Compensation Committee.
(3)	Performance units granted in 2020, 2021 and 2022 may only be settled in cash.
(4)	Reflects the number of shares of our common stock available for issuance under the 2013 Plan, giving effect to the fungible share ratio and assuming that maximum performance is achieved with respect to outstanding performance awards.

The 2022 Plan authorizes an aggregate of 40,000,000 shares (reduced by the shares awarded under the 2013 Plan after March 21, 2022 through May 20, 2022) of our common stock for issuance under awards granted thereunder, all of which may be granted as ISOs or full value awards.

Shares of our common stock covered by awards will only be counted as used to the extent they are actually issued and delivered to a participant pursuant to the 2022 Plan. If any shares subject to an award under the 2022 Plan are forfeited, cancelled or returned to the Company, then any shares subject to such award may, to the extent of such forfeiture, cancellation or return, be used again for new grants under the 2022 Plan. Shares that are (i) tendered in payment of an option exercise price (whether by attestation or by other means); (ii) withheld by us to satisfy any tax withholding obligation with respect to any option; (iii) repurchased by us with the proceeds from an option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of common stock, without regard to the number of shares of common stock that are actually issued to the participant upon exercise) will be considered issued pursuant to the 2022 Plan and will not be added to the maximum number of shares that may be issued under the 2022 Plan.

Awards granted under the 2022 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2022 Plan.

Additionally, under the 2022 Plan, the grant date fair value (determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted during any calendar year to a non-employee director for services as a non-employee director will not exceed $950,000 (the “Director Award Limit”).

Awards

The 2022 Plan will provide for the grant of stock options (including incentive stock options), restricted stock, restricted stock units and any other cash-based, equity-based or equity-related awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2022 Plan.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Stock Options

ISOs and nonqualified stock options may be granted pursuant to the 2022 Plan. The option exercise price of all stock options granted pursuant to the 2022 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value will be the closing price for a share of our common stock as quoted on the NYSE on the date of grant, which as of March 21, 2022, was $5.35. Stock options may vest and become exercisable as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000.

Restricted Stock

Shares of restricted stock may be granted pursuant to the 2022 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Compensation Committee and which is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates, or achieving one or more performance goals established by the Compensation Committee (“Performance Goals”) or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting rights with respect to such shares unless otherwise provided by the Compensation Committee. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Restricted Stock Units

Restricted stock units, or RSUs, may be granted pursuant to the 2022 Plan. An RSU is similar to restricted stock in that an RSU tracks the price of common stock, but no shares of common stock are actually awarded on the grant date. At a future date, the RSU is settled in common stock, cash, or a combination of both, at the discretion of the Compensation Committee, upon the satisfaction of specific conditions set forth in the applicable award agreement.

The Compensation Committee will specify the dates on which the RSUs will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more Performance Goals, or other specific criteria, including service to the Company or any of its subsidiaries or affiliates. RSUs may not be sold, or otherwise hypothecated or transferred, and a holder of RSUs will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. RSUs generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Compensation Committee will specify, or permit the RSU holder to elect, the conditions and dates upon which the shares underlying the vested RSUs will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). On the settlement dates and at the discretion of the Compensation Committee, we will transfer to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each RSU scheduled to be paid out on such date and not previously forfeited. RSUs may constitute, or provide for, a deferral of compensation, subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Other Awards

The Compensation Committee may grant cash-based, equity-based or equity-related awards not otherwise described in the 2022 Plan in such amounts and subject to such terms and conditions as it may determine, using individual agreements or programs adopted under the 2022 Plan. Other awards may (i) involve the transfer of actual shares of stock, either at the time of grant or after, or payment in cash or otherwise of amounts based on the value of shares of stock, (ii) be subject to performance-based and/or service-based conditions, including conditions based on achieving one or more Performance Goals, or other specific criteria, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each equity-based or equity-related award shall be denominated in, or shall have a value determined by reference to, a number of shares of stock that is specified (or will be determined using a formula that is specified) at the time of the grant. The exercise price per share of stock covered by any stock appreciation right shall be not less than 100% of the fair market value of a share of stock on the date on which such stock appreciation right is granted, and the compensation payable pursuant to any stock appreciation right shall not exceed the excess of the fair market value of a share of stock on the date on which such stock appreciation right is exercised over the exercise price.

Performance Awards

Performance awards, in the form of performance shares or performance units, may also be granted pursuant to the 2022 Plan. Performance awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both. The value of performance awards may be linked to any one or more Performance Goals, or other specific criteria determined by the Compensation Committee, in each case on a specified date or dates or over any period or periods determined by the Compensation Committee.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Performance awards may be payable upon the attainment of pre-established performance goals based on one or more Performance Goals, or other specific criteria determined by the Compensation

Committee. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee.

Payment Methods

The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards granted under the 2022 Plan may be paid, the form of payment, including, without limitation, cash or shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Compensation Committee to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required.

Vesting and Exercise of an Award

The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate.

With respect to stock options, except in the case of a holder’s death, disability or qualified retirement (generally defined as a termination other than for “cause,” or in the case of a director, a decision not to stand for re-election or to resign on or after the holder has reached 65 years of age and completed three years of service with the Company), no portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a holder’s death, disability or qualified retirement, all stock options granted to the holder, whether or not vested at the time of termination, will fully vest and become exercisable until the expiration of their original term.

With respect to RSUs and shares of restricted stock, in the event a holder’s service with us terminates due to death, disability or a qualified retirement (as described above), all RSUs and shares of restricted stock shall vest and all other restrictions shall lapse, to the extent not previously forfeited or cancelled, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a termination for “cause,” all RSUs and shares of restricted stock which have not vested as of the date of termination will immediately be cancelled and forfeited. In the event of a termination for reasons other than “cause” or a qualified retirement, the Compensation Committee shall determine the portion of the award that will vest.

Generally, an option or stock appreciation right may be exercised only while such person remains an employee, consultant or non-employee director of the Company or one of its subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder’s termination of service with the Company or one of its subsidiaries or affiliates. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the Compensation Committee may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service with the Company or otherwise.

Substitution and Repricing Prohibition

Under the 2022 Plan, no new award may be issued in substitution for outstanding previously granted awards, nor shall any repricing of awards be permitted at any time, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

The 2022 Plan also expressly provides that, in addition to this repricing prohibition, the plan administrator may not cancel any option or stock appreciation right in exchange for cash when the exercise price per share of the option or stock appreciation right exceeds the fair market value of the underlying shares.

Transferability

No award under the 2022 Plan may be transferred unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed, except that in the case of stock options other than ISOs, such awards may be transferred without consideration, if fully vested, (i) to the holder’s immediate family members; (ii) to a trust, partnership (including a family limited partnership), or corporation or other similar entity which is owned solely by one or more of the participant’s spouse or natural or adopted lineal descendants or which will hold such options solely for the benefit of one or more such persons, or (iii), at the discretion of the Compensation Committee (x) pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code or (y) to any other person. During the lifetime of the holder of an award granted under the 2022 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder’s death, any exercisable portion of an award may be exercised by his or her personal representative or any person empowered to do so under such holder’s will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the 2022 Plan or the applicable award agreement.

SOUTHWESTERN ENERGY COMPANY  |  63

Proposal No. 3: Approval of our 2022 Incentive Plan

Effect of a Change in Control

To the extent no provision is made in connection with a “change in control” (as defined in the 2022 Plan) for assumption of awards previously granted under the 2022 Plan or substitution of such awards for new awards, then (i) each outstanding award that is eligible to vest based solely on the passage of time and/or the participant’s continued service to the Company will become fully vested and exercisable or settled in cash or stock, as applicable, and all restrictions thereon will lapse, and (ii) each outstanding award that is eligible to vest based on the achievement of performance criteria will vest and become exercisable or settled in cash or stock, as applicable, and the restrictions will lapse, with respect to the number of shares of common stock underlying such award or the amount of cash underlying the award eligible to vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to the change in control. Any portion of an award that is eligible to vest based on the achievement of performance criteria and does not vest pursuant to clause (ii) of the preceding sentence will be forfeited as of the date of the change in control.

To the extent an award is assumed or substituted in connection with the change in control, if a participant is terminated by the Company without “cause” (as defined in the 2022 Plan) (or, to the extent the participant is party to an agreement with the Company providing for severance benefits on termination for “good reason”, “constructive termination” or similar concept (collectively “Good Reason”), on a termination for Good Reason) within 12 months following a change in control, then (i) each outstanding award that is eligible to vest based solely on the passage of time and/or the participant’s continued service to the Company will become fully vested and exercisable or settled in cash or stock, as applicable, and all restrictions will lapse upon the date of such termination, and (ii) each outstanding award that is eligible to vest based on the achievement of performance criteria will vest and become exercisable or settled in cash or stock, as applicable, and the restrictions will lapse, with respect to the number of shares of common stock underlying such award or the amount of cash underlying the award eligible to vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to such termination. Any portion of an award that is eligible to vest based on the achievement of performance criteria and does not vest pursuant to clause (ii) of the preceding sentence will be forfeited as of the date of such termination.

Forfeiture

The Company has the right, to the extent permitted or required by applicable law or Company policy in effect from time to time, to include in any award agreement the Company’s right to recoup compensation of whatever kind paid by the Company or any of its subsidiaries to a participant in the 2022 Plan.

Adjustment Provisions

In the event of certain changes in the Company’s capitalization, the Compensation Committee will equitably adjust the kind of shares issuable and the maximum number and kind of shares of our common stock subject to the 2022 Plan and the other award limits under the 2022 Plan, and will equitably adjust outstanding awards as to the kind, number of shares and exercise price per share of our common stock and other terms of such awards. In addition, in the event of certain corporate transactions involving the Company as specified in the 2022 Plan, the Compensation Committee may, in its discretion, provide for the continuation, exchange or cancellation and cash-out of outstanding awards under the 2022 Plan, in each case, subject to such equitable adjustments to such awards as the Compensation Committee may determine to be necessary or appropriate.

Amendment and Termination

The Board may terminate, suspend, amend or modify the 2022 Plan at any time; however, except to the extent permitted by the 2022 Plan in connection with certain changes in capital structure, shareholder approval must be obtained for any amendment to (i) increase the number of shares available under the 2022 Plan, (ii) materially increase the benefits accruing to participants granted awards under the 2022 Plan, (iii) materially modify the requirements as to eligibility for participation in the 2022 Plan and (iv) increase any individual award limit or the Director Award Limit. In addition, no amendment may be made without shareholder approval if shareholder approval is required under applicable law, and no amendment to the 2022 Plan or any award may be made if such amendment would violate the prohibition on repricing under the 2022 Plan.

Material U.S. Federal Income Tax Consequences

The following is a brief description of certain United States federal income tax consequences related to awards under the 2022 Plan. This summary deals with the general federal income tax principles that apply, is provided only for general information and is based on current federal income tax laws and regulations, which are subject to change (possibly with retroactive effect). The following discussion does not include all of the federal income tax consequences of 2022 Plan, nor does it discuss other taxes, such as state, local and foreign income taxes, federal estate taxes and federal employment taxes. This summary is not intended as tax advice to participants, who are urged to consult their own tax advisors.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Non-Qualified Stock Options

If an optionee is granted a non-qualified stock option under the 2022 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the Company’s common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the statutory requirements for ISOs, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock generally will be treated as a long-term capital gain or loss, and we generally will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the statutory requirements for ISOs and the tax consequences described above for nonqualified stock options generally will apply. The Company is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

The current federal income tax consequences of other awards authorized under the 2022 Plan generally follow certain broad principles: (1) stock appreciation rights generally are taxed and deductible in substantially the same manner as nonqualified stock options; (2) nontransferable restricted stock subject to a substantial risk of forfeiture generally results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient makes a timely election under Section 83(b) of the Code to accelerate recognition as of the date of grant); and (3) restricted stock units, stock-based performance awards and other types of awards generally are subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred generally will be subject to income taxation when paid. In each of the foregoing cases, the Company generally will have a corresponding deduction at the time the participant recognizes income.

Section 409A of the Code

Certain types of awards under the 2022 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2022 Plan and awards granted under the 2022

Plan are intended to be structured and interpreted to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Compensation Committee, the 2022 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

No awards have been granted under the 2022 Plan. Awards are subject to the discretion of the Compensation Committee and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the 2022 Plan, other than as set forth below.

Pursuant to the Company’s director compensation program for 2022, the Board has approved the grant of a restricted stock award valued at $200,000 to each non-employee director who is elected or re-elected, as applicable, at the Annual Meeting. Additionally, the Chairman of the Board may elect to receive her additional annual retainer in the amount of $155,000 in the form of cash or fully-vested shares of common stock. The table below sets forth the aggregate grant date value of the restricted stock awards that the non-employee directors as a group will potentially receive on the date of the 2022 Annual Meeting, based on a fair market value of $5.22. For additional information relating to equity received or allocated to non-employee directors in 2021, please see “Director Compensation” beginning on page 29.

Furthermore, although it is not presently possible to determine the benefits or amounts that will be received by or allocated to all participants under the 2022 Plan, the table below does reflect the equity awards that would have been granted to the NEOs and all other eligible employees for the last completed fiscal year if the 2022 Plan had then been in effect.

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Proposal No. 3: Approval of our 2022 Incentive Plan

Name and Position	Dollar Value ($)(1)	Performance Stock Units(#)	Restricted Stock or Restricted Stock Units (#)
William J. Way	4,402,539	309,170	618,330
President and Chief Executive Officer
Carl F. Giesler, Jr.	640,308	–	130,675
Executive Vice President and Chief Financial Officer
Clayton A. Carrell	2,087,115	146,570	293,130
Executive Vice President and Chief Operating Officer
Derek W. Cutright	456,635	32,070	64,130
Senior Vice President and Division Head
John P. Kelly	456,635	32,070	64,130
Senior Vice President and Division Head
Michael E. Hancock	362,408	25,450	50,900
Vice President, Finance and Treasury and Former Chief Financial Officer
All current executive officers (includes named executive officers above)	10,837,864	705,610	1,575,752
All current directors who are not executive officers	1,600,009	–	306,568
All employees who are not named executive officers	2,432,223	160,280	354,457

(1)	For the non-employee directors, the value is based on an FMV of $5.22. For the NEOs and all other employees, the FMV used to calculate the dollar value is set out in Footnote 7 of the Summary Compensation Table located on page 48.

For more information relating to equity received or allocated to NEOs in 2021, please see the “Summary Compensation Table” beginning on page 48, the “2021 Option Exercises and Stock Vested” table on page 50, and the “Grants of Plan-Based Awards” table on page 51.

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Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2021. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

RECOMMENDATION OF THE BOARD

The Board recommends that the shareholders vote “FOR” the ratification of the reappointment of PwC.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the “independent auditors”) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee.

The Audit Committee does not delegate to executive leadership its responsibilities to pre-approve services performed by the independent auditors.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to shareholders if they so desire. The representatives will also be available to respond to questions from shareholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2021 and 2020, and fees billed for other services rendered by PwC during those years. The Audit Committee approved all audit fees, audit-related fees, tax fees and all other fees for services for provided by PwC for both 2021 and 2020.

	2021	2020
Audit Fees (1)	$3,064,000	$2,553,780
Audit-Related Fees (2)	$1,025,000	$434,500
Tax Fees (3)	$201,721	$170,000
All Other Fees (4)	$4,000	$3,000
Total	$4,294,721	$3,161,280

(1)	The Audit Fees for the years ended December 31, 2021 and 2020 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements, reviews of the quarterly financial statements, and assistance with review of documents filed with the SEC.
(2)	The Audit-Related Fees for the year ended December 31, 2021 and 2020 were associated with regulatory filings related to the Montage, Indigo, and GEP mergers and our 2021 and 2020 equity and debt offerings.
(3)	Tax Fees for the years ended December 31, 2021 and 2020 were for services related to the review of federal and state tax returns, tax planning and consultation.
(4)	An affiliate of PwC provided disclosure checklist software in 2021 and 2020.

SOUTHWESTERN ENERGY COMPANY  |  67

Proposal No. 5: Shareholder Proposal Regarding Special Meetings

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021, is the beneficial owner of more than $2,000 in shares of the Company’s common stock and, through his representative John Chevedden, has notified the Company that he intends to present a proposal at the Annual Meeting. The proposal and the Board’s statement in opposition to the proposal are set forth below. Southwestern Energy Company is not responsible for the proposal or for the accuracy of the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Shareholder Proposal:

Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It currently takes a theoretical 20% of shares to call a special shareholder meeting. And it gets worse from here for shareholders.

This theoretical 20% of shares equal 34% of shares that vote at the annual meeting. It would be hopeless to think that they shares that do not have the time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.

Then all share not held long are prohibited from participation in the call for a special shareholder meeting. Thus the 34% of shares could determine that they own 40% of shares when their shares are include that are not held long. A theoretical 25% of shares to call a special shareholder meeting that can easily descend into a requirement of 40% of shares. A 40% requirement is nothing for Southwestern Energy management to brag about.

It is also important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent.

Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting. And Conagra shareholders gave 85%-support to a 2021 proposal for shareholders to have the right to act by written consent.

Shareholders also need a more reasonable stock ownership to call a special shareholder meeting to make up for the use of online shareholder meetings that give management more control. The vast majority of 2021 online shareholder meetings dictated that no shareholders could speak.

A more reasonable shareholder right to call for a special shareholder meeting to could be used to elect a new director. Just the possibility of electing a new director could be an incentive for our directors to take their jobs more seriously. For instance Mr. Jon Marshall received 84 million negative votes which were up to 33-times the negative votes of other SWN directors.

There should be urgency in adopting this proposal since SWN stock last saw a price of $45 in 2014.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 5

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Proposal No. 5: Shareholder Proposal

The Board’s Statement in Opposition to Proposal No. 5:

Our shareholders have considered this same proposal the last two years, with fewer shareholders voting for the proposal each year and over 75% of shareholders rejecting the proposal in 2021. Your Board has again carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or its shareholders for the reasons that follow. Accordingly, your Board unanimously recommends that shareholders vote “AGAINST” this proposal.

Currently, our bylaws provide that a special meeting may be called by stockholders owning 20% “net long” interest in the Company’s outstanding stock. Your Board sees no reason to significantly reduce this shareholder-approved threshold.

Special meetings are costly, time-consuming and distracting. They should be undertaken only for truly extraordinary matters that a sizable portion of shareholders believe need to be addressed before the next annual meeting. The proponent states that a special meeting would allow for the election of new directors; the election of directors is the kind of business that is most efficiently addressed in the annual shareholder meeting. Reducing the required ownership percentage risks that a small percentage of shareholders, focused on narrow and/or short-term interests, can disrupt Company operations and perhaps extract concessions in their self-interest. Moreover, this particular proposal does not take into account “short” positions, which reduce or eliminate the true economic interest of the proposing shareholder. The Company reaches out to shareholders throughout the year to solicit and respond to feedback. Your Board continues to believe that the current levels strike the right balance between the legitimate interest of a significant component of our shareholder base in calling a meeting with the time, costs, and distraction.

While the proponent states that other companies have used online shareholder meetings to prevent shareholders from speaking, each of the Company’s last two Annual Meetings have been in-person, and the Board gave the proponent’s representative time to speak at each of these meetings. Shareholders listened and repeatedly voted down the proposal each year. Your decision was consistent with shareholder decisions across the country that have overwhelmingly rejected similar proposals. According to a report published by a leading law firm last year, shareholders rejected proposals to lower similar special meeting thresholds at over 90% of the S&P Composite 1500 companies that considered such a proposal in 2021.

A low threshold is especially problematic given the concentrated ownership of the Company’s stock. According to their latest SEC filings, two funds each controlled more than 10% of our outstanding stock, and over two dozen combinations of one, two or three shareholders control 10%, any of which could call a meeting under the current proposal. Finally, the proponent is mistaken that our shareholders lack the ability to act by written consent; shareholders are permitted to act by written consent in lieu of a meeting provided the consent is signed by the required number of shareholders.

The proposed lower threshold to call a special meeting is not the norm and does not reflect a proper balance of competing concerns. Your Board has carefully considered this proposal and unanimously recommends that you vote “AGAINST.”

Recommendation of the Board

For the above reasons, the Board does not believe that it is in the best interests of the Company or its shareholders to adopt this proposal and therefore unanimously recommends that shareholders vote “AGAINST” it.

RECOMMENDATION OF THE BOARD

The Board recommends that the shareholders vote “AGAINST” the shareholder proposal regarding special meetings

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Questions and Answers about the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

Shareholders who own shares of common stock as of March 21, 2022, the Record Date, may vote at the Annual Meeting. There were 1,116,099,977 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of the shareholders entitled to vote will be available for examination at the Annual Meeting and for at least 10 days prior to the meeting at our corporate offices located at 10000 Energy Drive, Spring, Texas 77389.

How may I attend the Annual Meeting?

You may vote your shares without attending by following the instructions regarding proxies, which appear on page 72. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Central Daylight Time on the date of the Annual Meeting. Attendance at the Annual Meeting is limited to shareholders, our employees, invited guests, and, in some cases, special representatives of shareholders whose proposals appear in our proxy statement. All shareholders as of the Record Date may attend the Annual Meeting but must present photo identification and proof of stock ownership. If you are a shareholder of record (your shares are held in your name), valid photo identification such as a driver’s license or passport showing a name that matches our records will suffice. If you are a beneficial owner (your shares are held through a broker, bank or nominee), you must provide valid photo identification and current evidence of your ownership of shares, which you can obtain from your broker, bank or nominee. The use of cell phones, smartphones, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

We intend to hold the Annual Meeting in person. Due to the continuing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Company’s annual shareholder meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.swn.com/annualmeeting. If we hold the Annual Meeting by means of remote communication, it is currently our intent to resume in-person meetings with our 2023 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

When were the enclosed solicitation materials first given to shareholders?

This proxy statement and the accompanying proxy card are first being mailed, given or made available to shareholders, on or about April 8, 2022. We are also making our proxy materials available to our shareholders on the Internet. You may read, print and download our 2021 Annual Report to Shareholders and our proxy statement at www.swn.com/annualmeeting and www.proxyvote.com. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

Southwestern Energy Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, the Company may deliver a single copy of this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of this proxy statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call the Company at the following:

Southwestern Energy Company
Attention: Secretary
10000 Energy Drive
Spring, Texas 77389
(832) 796-4700

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

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Questions and Answers about the Annual Meeting and Voting

What constitutes a quorum of shareholders?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast as of the Record Date. Because there were 1,116,099,977 shares of common stock outstanding on March 21, 2022, the Record Date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of shareholders entitled to vote at least 558,049,989 shares.

Broker non-votes, abstentions, and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner represents the shares at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

If I am the “beneficial owner” of shares that are held in “street name” by my broker, will my broker vote for me? How are broker non-votes treated?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals No. 1, 2, 3, 4 and 5 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 19, 2022.

How will you treat abstentions?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved the matters addressed by Proposal No. 1, abstentions will have no effect on the vote, but because Proposals No. 2, 3, 4 and 5 require approval of a majority of shares represented at the meeting, abstentions on these proposals will have the same effect as a vote “AGAINST.”

How do I vote?

On or about April 8, 2022, we mailed a notice to shareholders containing instructions on how to access our proxy materials and vote online at www.proxyvote.com. Because many of our shareholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our shareholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the Internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access: Record holders with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee, or nominees. Please check the voting instruction card for internet voting availability.

By Telephone: Record holders may submit proxies by following the “Vote by Telephone” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee, or nominees. Please check the voting instruction card for telephonic voting availability.

What is the voting requirement to approve each of the proposals?

Proposal No. 1 - Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 - A Non-Binding Advisory Vote to the Compensation of our Named Executive Officers: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve Proposal No. 2. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote.

Proposal No. 3 - Approval of our 2022 Incentive Plan: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve

Proposal No. 3. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote.

Proposal No. 4 - Ratification of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, on Proposal No. 4 is required to ratify the appointment of PwC as our independent registered public accounting firm. Therefore, abstentions will have the same effect as a vote “AGAINST.” Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 5 - Shareholder Proposal Regarding Special Meetings: The affirmative vote of holders of a majority of the shares

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Questions and Answers about the Annual Meeting and Voting

properly represented at the meeting, either in person or by proxy, is required to approve the shareholder proposal. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote. Because the shareholder proposal is phrased as a request for our Board to take such action, we will not be required to take the requested action if the proposal is approved; however, we will reevaluate the subject if the proposal is approved.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating William J. Way and Christopher W. Lacy as your proxies, with power of substitution. We solicit proxies so that as many shares as possible of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this proxy statement.

How will my proxy vote my shares?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the nine director nominees, the proposal regarding a non-binding advisory vote on executive compensation, the approval of our 2022 Incentive Plan, and the ratification of PwC as the Company’s independent registered public accounting firm for 2022, and “AGAINST” the shareholder proposal regarding special meetings. Also, your proxy card or your vote via phone or internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

How do I vote by mail using my proxy card?

There are three steps:

Step 1

a. Proposal No. 1

Election of a Board of nine directors to serve until the next Annual Meeting or until their successors are duly elected and qualify. To vote for a director, check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you do not wish to vote, mark the box “ABSTAIN.”

b. Proposal No. 2, Proposal No. 3, Proposal No. 4 and
Proposal No. 5

To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

May I vote by proxy even if I plan to attend the Annual Meeting?

Yes. If you vote by proxy, you need to fill out a ballot at the Annual Meeting only if you want to change your vote.

How may I revoke my proxy after I have delivered it?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting.

The Secretary may be contacted at the following address: Southwestern Energy Company, Attention: Secretary, 10000 Energy Drive, Spring, Texas 77389.

Who is soliciting my proxy, how is it being solicited, and who pays the costs?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies also may be solicited in person, by telephone or facsimile. Morrow Sodali LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $12,000 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

When will the voting results be available?

The Company will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. Once filed, this Form 8-K will be available on the Company’s and the SEC’s websites.

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Questions and Answers about the Annual Meeting and Voting

Confidential Voting

The Company has a confidential voting policy to protect its shareholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or shareholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a shareholder has made a written comment on a proxy card or ballot, or (v) if a shareholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a shareholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the shareholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its shareholders, including the disclosure by shareholders of the nature of their votes.

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Requirements for Submitting Proxy Proposals and Transaction of Business at Annual Meeting

Transaction of Business at the Annual Meeting

Although the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company’s executive leadership has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this proxy statement. The Company’s Bylaws set forth the requirements for shareholders to propose to bring matters before the meeting. A shareholder must timely submit a notice containing certain information about any proposal and the proposing shareholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Shareholder Proposals for the 2023 Annual Meeting

Shareholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2023 Annual Meeting must be received by the Company at its principal executive office not later than December 9, 2022. Any shareholder submitting a proposal intended to be brought before the 2023 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive office no later than the close of business on February 18, 2023, and no earlier than the opening of business on January 19, 2023. If, however, the 2023 Annual Meeting is called for a date that is not within 25 days before or after the anniversary of the

2022 Annual Meeting, written notice of any such proposal must be received no later than the close of business on the tenth day following the day on which notice of the Annual Meeting date was mailed or such public disclosure of the date of the 2023 Annual Meeting was made, whichever first occurs. The Company’s Bylaws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-4700.

Date for Receipt of Shareholder Director Nominations for the 2023 Annual Meeting

Eligible shareholders may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the “proxy access” provisions of our Bylaws. The Company’s Bylaws require that notice be provided in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on December 9, 2022, and no earlier than the opening of business on November 9, 2022. For more information regarding the “proxy access” provisions of our Bylaws, see page 27.

The Company’s Bylaws also provide that any shareholder may nominate a candidate for election to the Board, which nomination is not submitted for inclusion in the Company’s proxy materials. Assuming that the Annual Meeting is held within 25 days of May 19, 2023, the

Company’s Bylaws require that notice be provided in writing to the Secretary of the Company (at the same address noted above) no later than the close of business on February 18, 2023, and no earlier than the opening of business on January 19, 2023. For additional information, see “Corporate Governance – Shareholder Nominations – Other Nominations” on page 27 for a discussion of the delivery requirements if the Company’s 2023 Annual Meeting is held outside the above window.

Dated: April 8, 2022

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Annex A

SOUTHWESTERN ENERGY COMPANY
2022 INCENTIVE PLAN

1.	Purpose of the Plan

The Southwestern Energy Company 2022 Incentive Plan (as it may be amended from time to time, the “Plan”) is intended to promote the interests of Southwestern Energy Company, a Delaware corporation (together with any successor thereto, “Southwestern”), and its stockholders by providing the employees and eligible non-employee directors of Southwestern, with incentives and rewards to encourage them to continue in the service of the Company (Southwestern, together with its Subsidiaries (as defined below) is referred to herein as the “Company”). The Plan is designed to serve this goal by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award (as defined below), the following definitions apply to the terms indicated below:

(a)

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Performance Award or Other Award granted pursuant to the terms of the Plan.

(b)

“Board” means the Board of Directors of Southwestern.

(c)

“Cause” when used in connection with the termination of a Participant’s employment with the Company, shall mean, unless otherwise specified in a Participant’s agreement evidencing the grant of an Award under the Plan or in a Participant’s effective employment agreement with the Company, the termination of the Participant’s employment by the Company on account of (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties and obligations (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the Participant’s willful and serious misconduct which has resulted in or could reasonably be expected to result in material injury to the business, financial condition or reputation of the Company, (iii) the Participant’s commission of a crime that constitutes a felony or serious misdemeanor or (iv) the breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company.

(d)

“Change in Control” shall mean the occurrence of any of the following:

(1)

the acquisition by a Person, directly or indirectly, of the beneficial ownership of securities representing either: (i) more than twenty percent (20%) of the then-outstanding shares of Common Stock, or (ii) twenty percent (20%) or more of the Voting Securities; provided, however, that any acquisition by (x) Southwestern or any of its Subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Southwestern or any of its Subsidiaries or (y) any corporation or entity with respect to which, immediately following such acquisition, more than sixty percent (60%) of the then-outstanding shares of common stock or other ownership interests of such corporation or entity and the then-outstanding voting securities of such corporation or entity is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the Voting Securities prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, shall not constitute a Change in Control;

(2)

the individuals who, as of the Effective Date, constitute the Board of Directors of Southwestern (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any twelve (12)-month period, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Southwestern’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)

the consummation after the Effective Date of a reorganization, merger, consolidation or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) unless, in each case, following such Corporate Transaction: (i)(A) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock or other ownership interests of the corporation or other entity resulting from such Corporate Transaction, and (B) all or substantially all of the persons who were the beneficial owners of the Voting Securities immediately prior to such Corporate Transaction beneficially own directly or indirectly, more than sixty percent (60%) of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in each case in substantially the same proportions as their ownership of the outstanding Common Stock and Voting Securities prior to such Corporate Transaction; (ii) no Person (excluding (x) Southwestern or any of its Subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Southwestern or any of its Subsidiaries and (y) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then-outstanding shares of common stock or other ownership interests of the corporation or other entity resulting from such Corporate Transaction or the combined voting power of the then-outstanding voting securities of such corporation or other entity except to the extent that

SOUTHWESTERN ENERGY COMPANY   |  75

Annex A

such ownership existed prior to such Corporate Transaction; and (iii) at least a majority of the members of the board of directors of the corporation (or the equivalent governing body of any other entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporation Transaction.

Notwithstanding the foregoing and for the purposes of timing of payment, distribution or settlement only, a Change in Control shall not be deemed to occur under this Plan with respect to any Award that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

(e)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(f)

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan (and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan) that meets the criteria set forth in Section 4 of the Plan.

(g)

“Common Stock” means the common stock of Southwestern, par value $0.01 per share, or any other security into which such common stock shall be changed pursuant to the adjustment provisions of Section 12 of the Plan.

(h)

“Director” means a member of the Board who is not at the time of reference an employee of the Company.

(i)

“Disability” shall mean a condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to the Participant and for a Director shall mean any physical or mental condition that prevents a Director from being able to perform the duties of a Director for a period of twelve (12) consecutive months. For purposes of this Plan, a Participant’s employment or service, other than as a Director, shall be deemed to have terminated as a result of Disability on the date as of which the Participant is first entitled to receive disability benefits under such policy, law or regulation; provided that with respect to any Award that is subject to Section 409A of the Code, if such Award provides for any payment or distribution upon a Participant’s (i) Disability, then “Disability” shall have the meaning given to such term in Section 1.409A-3(i)(4) of the Treasury Regulations or (ii) termination of employment or service as a result of Disability, then such Participant’s employment or service shall be deemed to have terminated as a result of Disability on the date on which such Participant experiences a Separation from Service.

(j)

“Early Retirement” means the termination of the employment of a Participant with the Company for reasons other than Cause, on or after the first (1st) date on which the Participant has both attained age fifty-five (55) and completed three (3) years of service with the Company.

(k)

“Effective Date” means the date on which the Plan is approved by the stockholders of Southwestern.

(l)

“Equity Account” means each account created with a brokerage firm utilized by the Company from time to time in connection with the administration of the Company’s equity plans and programs, including the Plan.

(m)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(n)

“Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination, (i) the closing price of a share of Common Stock, as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, on the date of grant or, if the date of grant is not on a business day, the first (1st) business day preceding the date of grant or (ii) if the Common Stock is not listed or admitted to trading on any securities exchange, the fair market value of a share of Common Stock as reasonably determined by the Committee in its sole discretion using a reasonable valuation method.

(o)

“Immediate Family Members” shall mean, for any Participant, the Participant’s spouse, parents, children, stepchildren, grandchildren or legal dependents.

(p)

“Incentive Stock Option” shall mean an Option granted to a Participant who is not a Director, which Option, at the date of grant, is intended to be an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(q)

“Non-Qualified Stock Option” shall mean an Option granted to a Participant that is not an Incentive Stock Option.

(r)

“Option” shall mean an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(s)

“Other Award” means an award granted to a Participant pursuant to Section 8.

(t)

“Participant” means a Director or employee of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan and, following the death of any such Person, such Person’s successors, heirs, executors and administrators, as the case may be.

(u)

“Performance Award” means an Award granted to a Participant pursuant to Section 9 hereof contingent upon achieving certain Performance Goals.

(v)

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

(w)

“Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award. Performance Periods may be overlapping.

(x)

“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(y)

“Restricted Stock” shall mean a share of Common Stock which is granted to a Participant pursuant to Section 7 hereof and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such share.

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Annex A

(z)

“Restricted Stock Unit” shall mean a share of Common Stock which is granted to a Participant pursuant to Section 7 hereof, except no shares of Common Stock are actually awarded to the Participant on the date of grant, and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such Restricted Stock Unit.

(aa)

“Retirement” shall mean the termination of the employment of a Participant with the Company for reasons other than Cause or, in the event the Participant is a Director, the Director’s resignation or failure to seek reelection to the Board, in each case, on or after the date on which the Participant has both attained age sixty-five (65) and completed three (3) years of service with the Company.

(bb)

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(cc)

“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

(dd)

“Specified Employee” shall have the meaning set forth in Section 1.409A-1(i) of the Treasury Regulations.

(ee)

“Subsidiary” shall mean any entity that is directly or indirectly controlled by Southwestern or any entity, including an acquired entity, in which Southwestern has a significant equity interest, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Southwestern, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent (50%)” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided that for the purpose of determining whether a corporation or other entity is a Subsidiary for purposes of Section 5(a) hereof, if the Awards proposed to be granted to employees of such corporation or other entity would be granted based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent (20%)” is used instead of “at least 80 percent” each place it appears in Code Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Sections 1.414(c)-3 and 1.414(c)-4 of the Treasury Regulations apply.

(ff)

“Target Award” means a target Award determined by the Committee to be payable upon satisfaction of any applicable Performance Goals.

(gg)

“Transferred Option” means any Non-Qualified Stock Option transferred in accordance with Section 6(d) of the Plan.

(hh)

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury Department and United States Internal Revenue Service, as amended.

(ii)

“Voting Securities” means, at any time, Southwestern’s then-outstanding voting securities.

3.	Stock Subject to the Plan and Limitations on Awards

(a)	Stock Subject to the Plan

The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 40,000,000 shares of Common Stock, minus any shares awarded under the 2013 Plan after March 21, 2022 through May 20, 2022 (subject to any increase or decrease pursuant to this Section 3), which may be either authorized and unissued shares of Common Stock or shares of Common Stock held in or acquired for the treasury of the Company or both, at the sole discretion of the Committee. The aggregate number of shares of Common Stock that may be issued or used with respect to any Incentive Stock Option shall not exceed 40,000,000 (reduced by any shares awarded under the 2013 Plan after March 21, 2022 through May 20, 2022) shares of Common Stock (subject to any increase or decrease pursuant to this Section 3). Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Shares of Common Stock covered by Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3(a). Except to the extent otherwise required by applicable law or stock exchange rule, the maximum number of shares of Common Stock covered by Awards shall not be reduced to reflect any dividend or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional Awards.

Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation with respect to any Option; (iii) repurchased by the Company with the proceeds from an Option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 3(a).

(b)	Substitution and Repricing

Notwithstanding any provision of this Plan to the contrary, in no event shall any new Awards be issued in substitution for outstanding Awards previously granted to Participants, nor shall any repricing (within the meaning of U.S. generally accepted accounting practices or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, nor shall any Option or stock appreciation right be cancelled in exchange for cash when the Option or stock appreciation right price per share exceeds the Fair Market Value of the underlying shares, in each case unless the stockholders of the Company expressly approve such substitution, repricing or cancellation.

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(c)	Non-Employee Director Limit

Notwithstanding any provision to the contrary in the Plan, the grant date fair value (determined as of the date of grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards granted during any calendar year to a Director for services as a Director (when aggregated with other cash compensation and any other equity-based awards granted pursuant to a Company plan provided to such Director) shall not exceed $950,000 (the “Director Limit”).

(d)	Minimum Vesting Requirements

Notwithstanding any other provision in the Plan to the contrary, except as otherwise provided in this Section 3(d), all Awards shall be subject to a vesting or performance period of not less than one year from the date of grant of the applicable Award. The minimum vesting period shall not apply to (i) Awards involving an aggregate number of shares of Common Stock not in excess of five percent (5%) of the number of shares available for Awards under Section 3(a), or (ii) any accelerated vesting in connection with death, Disability, Retirement or a Change in Control.

4.	Administration of the Plan

The Plan shall be administered by a committee of the Board consisting of two or more persons, each of whom qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and Directors of the Company who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board (including members who are employees of the Company) or officers of the Company to grant Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify and in accordance with (and only to the extent permitted by) Section 157 of the Delaware General Corporation Law.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any instrument evidencing any Award, including, but not limited to individual agreements, guidelines or programs adopted under the Plan) granted hereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and whether employment for any Person other than the Company shall constitute employment for any purposes of the Plan.

On or after the date of grant of an Award under the Plan, the Committee may, subject to applicable law and the limitations and requirements set forth herein, (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. In the event that the Committee provides for the accrual of dividends or dividend equivalents with respect to an Award, such dividends or dividend equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Award to which they relate.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

(a)	Participants

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those employees and Directors of the Company whom the Committee shall select from time to time, including officers of Southwestern, whether or not they are members of the Board. With respect to Participants subject to U.S. income tax, Options and stock appreciation rights shall only be granted to such Participants who provide direct services to Southwestern or a Subsidiary of Southwestern as of the date of grant of the Option or stock appreciation right. Each Award granted under the Plan shall be evidenced by an instrument in writing, whether in the form of individual agreements, guidelines or programs adopted under the Plan, or other evidence, including, without limitation, an electronic medium, in form and substance approved by the Committee. Notwithstanding the foregoing, only Persons who are employees of the Company are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b)	Employees of Subsidiaries

Employees of Subsidiaries may participate in the Plan upon approval of Awards to such employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by

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it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the Plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

6.	Options

The Committee may from time to time grant Options pursuant to the Plan to Participants, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve, including without limitation, an electronic medium. Options shall comply with and be subject to the following terms and conditions:

(a)	Identification of Options

All Options granted under the Plan shall be identified in the agreement evidencing such Options as either Incentive Stock Options or Non-Qualified Stock Options.

(b)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(c)	Term and Exercise of Options

(1)

Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and specified in the agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2)

Each Option may be exercised in whole or in part, to the extent such Option is vested on the date of exercise, provided that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3)

Unless otherwise provided by the Committee, an Option must be exercised as set forth in this Section 6(c)(3). An Option shall be exercised by such methods and procedures as the Committee determines from time to time, as set forth in the agreement evidencing the award of the Option. An Option shall be exercised by delivering notice to Southwestern’s principal office, to the attention of its Secretary, or as otherwise directed, subject to any notice period the Company may require in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed (including through an electronic medium) by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise either (i) through funds held in the Participant’s Equity Account, if any, (ii) in shares of Common Stock that have been owned by the Participant valued at their Fair Market Value on the effective date of such exercise, or (iii) in such other manner as may be authorized by the Committee from time to time. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of Southwestern, together with any other documents and evidences as the Secretary of Southwestern shall require from time to time.

(4)

Shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant’s Equity Account, as soon as practicable following the effective date on which the Option is exercised.

(d)	Transferability of Options

(1)

Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of a Participant, only by the Participant. Notwithstanding the foregoing, a Participant may transfer all or a portion of a fully vested Award of Non-Qualified Stock Options (i) to the Participant’s Immediate Family Members; (ii) to a trust, partnership (including a family limited partnership), or corporation or other similar entity which is owned solely by one or more of the Participant’s spouse or natural or adopted lineal descendants or which will hold such Non-Qualified Stock Options solely for the benefit of one or more such persons, or (iii) in the discretion of the Committee (x) pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code or (y) to any other Person.

(2)

In order for a Participant to transfer Options as set forth in Section 6(d)(1) above, (i) there may be no consideration for any such transfer and (ii) the Award must be fully vested prior to the transfer of any portion of the Award.

(3)

Following transfer, subsequent transfers of Transferred Options shall be prohibited except for transfers to the Participant or individuals or entities described in Section 6(d)(1) above, or by the laws of descent or distribution and Transferred Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including but not limited to, (i) restrictions or other provisions relating to competition or other conduct detrimental to the Company, and (ii) except as otherwise required pursuant to a domestic relations order as defined in Section 414(p) (1)(B) of the Code, the obligation of the Participant for payment of taxes with respect to the exercise of such Transferred Options and the rights of the

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Company to withhold such taxes from the Participant or to otherwise require the Participant to satisfy all obligations for the withholding of such taxes. The provisions relating to the period of exercisability and expiration of the Transferred Option shall continue to be applied with respect to the original Participant, and the Transferred Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Award agreement evidencing the grant of the Non-Qualified Stock Options to which the Transferred Options relate. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 6(d) shall be null and void.

(e)	Special Rules for Incentive Stock Options

(1)

The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) granted under the Plan and under any other plan, agreement or arrangement of the Company (or any “subsidiary” of Southwestern as such term is defined in Section 424 of the Code) which may become exercisable for the first time by a Participant during any calendar year under the Plan shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of which Options shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In addition, if a Participant does not remain employed by the Company at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(2)

No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Southwestern or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

(f)	Effect of Termination of Employment — Participants Other Than Directors

(1)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Retirement, Early Retirement, Cause or death, (i) Options granted to such Participant, to the extent that they were vested and exercisable at the time of such termination, shall remain exercisable until the expiration of three (3) months after such termination, on which date they shall expire to the extent not exercised, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its original term.

(2)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the employment of a Participant with the Company shall terminate on account of the Early Retirement of the Participant, such Participant shall be entitled to exercise at any time or from time to time after such termination and until the first (1st) anniversary of such termination, Options granted to the Participant hereunder to the extent that such Options were vested and exercisable at the time of such termination; provided, however, that no Option shall be exercisable after the expiration of its original term. Options that are not exercised prior to the first (1st) anniversary of such termination shall expire on such anniversary date.

(3)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the employment of a Participant with the Company shall terminate on account of the death, Disability or Retirement of the Participant, all Options granted to the Participant shall fully vest and become immediately exercisable by the Participant or the Participant’s estate or beneficiary under the Participant’s will, at any time or from time to time until the expiration of their original term.

(4)

In the event of the termination of a Participant’s employment with the Company for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(5)

For purposes of this Section 6(f), an Option shall be deemed to be exercisable on the date of the termination of the employment of a Participant with the Company to the extent, if any, it becomes exercisable by acceleration by the Committee.

(6)

For purposes of clarification, Options held by a Participant employed by an entity that is a Subsidiary will terminate immediately when such entity ceases to be a Subsidiary of the Company, unless the Committee determines otherwise.

(g)	Effect of Discontinuance of Director’s Term

(1)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the term of a Director’s membership on the Board expires because (i) the Director loses an election for a position on the Board, (ii) resigns from the Board prior to the Director having both attained age sixty-five (65) and completed three (3) years of service as a Director, or (iii) fails to seek reelection to the Board of Directors for a term commencing prior to the Director having both attained age sixty-five (65) and completed three (3) years of service as a Director (in any case, other than on account of death or Disability) (x) Options granted to such Director, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of three (3) months after such termination, on which date they shall expire to the extent not exercised, and (y) Options granted to such Director, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Options shall be exercisable after the expiration of their original term.

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(2)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the term of a Director’s membership on the Board expires or is discontinued (i) because of the Director’s Retirement, or (ii) because of the Director’s Disability or death, all Options granted to such Director shall fully vest and become exercisable by the Director or the Director’s estate or beneficiary under the Director’s will, at any time or from time to time until the expiration of their original term.

(3)

In the event that a Director is removed from the Board by the stockholders of the Company, all outstanding Options granted to such Director shall expire at the commencement of business on the date of such removal.

7.	Restricted Stock and Restricted Stock Units

The Committee may grant shares of Restricted Stock or Restricted Stock Units pursuant to the Plan. Each grant of shares of Restricted Stock or Restricted Stock Units shall be evidenced by an agreement in such form as the Committee shall from time to time approve, including, without limitation, an electronic medium. Each grant of shares of Restricted Stock or Restricted Stock Units shall comply with and be subject to the following terms and conditions:

(a)	Vesting

At the time of each grant of shares of Restricted Stock or Restricted Stock Units, the Committee shall establish the date or dates on which the restrictions on the Restricted Stock will lapse or the Restricted Stock Units will vest and the conditions, if any, which must be satisfied on or prior to such vesting date for the Participant’s rights with respect to such shares of Restricted Stock or Restricted Stock Units to become vested. The Committee may divide such shares of Restricted Stock or Restricted Stock Units into classes and assign a different vesting date and different conditions for each class. Except as provided in Section 7(c) and 7(f) hereof, upon a grant of Restricted Stock, a share of Restricted Stock shall be issued in accordance with the provisions of Section 7(d) hereof. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) hereof and any agreement evidencing such Restricted Stock are satisfied, and except as provided in Section 7(c) and 7(f) hereof, upon the vesting date of a share of Restricted Stock, the Participant’s rights with respect to such share shall become fully vested and the restrictions of Section 7(c) hereof shall cease to apply to such share. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 7(b) hereof and any agreement evidencing such Restricted Stock Unit are satisfied, and except as provided in Section 7(c) and 7(f) hereof, on the relevant vesting date, the Participant’s rights with respect to such Restricted Stock Unit shall become fully vested and the Company shall settle such Restricted Stock Unit in accordance with the provisions of Section 7(e).

(b)	Conditions to Vesting

At the time of the grant of shares of Restricted Stock or Restricted Stock Units, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock or Restricted Stock Units, that the Participant or the Company achieve such Performance Goals or other performance criteria as the Committee may specify at the time of the grant of such shares or that the Participant continue in the employment of the Company for a specified period of time.

(c)	Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, such share of Restricted Stock shall not be transferable under any circumstances and no transfer of a Participant’s rights with respect to such share of Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share of Restricted Stock, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be cancelled and shall be forfeited by the Participant and the transfer shall be of no force or effect. Prior to the vesting of a Restricted Stock Unit, such Restricted Stock Unit shall not be transferable under any circumstances and no transfer of a Participant’s rights with respect to such Restricted Stock Unit, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Restricted Stock Unit, but immediately upon any attempt to transfer such rights, such Restricted Stock Unit, and all of the rights related thereto, shall be cancelled and shall be forfeited by the Participant and the transfer shall be of no force or effect.

(d)	Custodian of Restricted Stock

Each share of Restricted Stock will be held in custody by the Company or its transfer agent as custodian until all restrictions thereon have lapsed.

(e)	Benefits upon Vesting

(1)

Unless the Committee provides otherwise in the applicable Award agreement, upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) hereof shall cease to apply to such share of Restricted Stock. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause a share of Common Stock to be delivered to the Participant’s Equity Account.

(2)

Unless the Committee provides otherwise in the applicable Award agreement, within thirty (30) days following the vesting of a Restricted Stock Unit pursuant to the terms hereof, the Participant shall be entitled to receive a payment in cash, shares of Common Stock, or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, shall determine, with a value equal to the sum of the Fair Market Value of a share of Common Stock on the applicable vesting date with respect to each such Restricted Stock Unit.

(f)	Effect of Termination of Employment — Participants Other than Directors

(1)

Unless the Committee provides otherwise in the applicable Award agreement, in the event the employment of a Participant with the Company is terminated for any reason, other than the Participant’s death, Disability, or Retirement, all unvested Restricted Stock or Restricted Stock Units granted to such Participant, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or

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any agreement evidencing such Restricted Stock or Restricted Stock Units, shall be forfeited on the date of such termination without any payment of consideration by the Company to Participant.

(2)

Unless the Committee provides otherwise in the applicable Award agreement, in the event the employment of a Participant with the Company is terminated because of the Participant’s death, Disability, or Retirement, all unvested Restricted Stock or Restricted Stock Units granted to such Participant, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall vest and all restrictions shall lapse.

(3)

For purposes of clarification, unvested Restricted Stock and Restricted Stock Units held by a Participant employed by an entity that is a Subsidiary of Southwestern will terminate and be forfeited immediately when such entity ceases to be a Subsidiary of Southwestern, unless the Committee determines otherwise.

(g)	Effect of Discontinuance of Director’s Term

(1)

Unless the Committee provides otherwise in the applicable Award agreement, in the event that the term of a Director’s membership on the Board expires or is discontinued (i) because of the Director’s Retirement or (ii) because of the Director’s Disability or death, all unvested Restricted Stock or Restricted Stock Units granted to such Director, to the extent not forfeited or cancelled on or prior to such event pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall vest and all restrictions shall lapse.

(2)

Unless the Committee provides otherwise in the applicable Award agreement, in the event a Director’s membership on the Board expires or discontinued for any reason other than those set forth in Section 7(g)(1) above, all unvested Restricted Stock or Restricted Stock Units granted to such Director, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall be forfeited on the date of such event without any payment of consideration by the Company to Director.

8.	Other Awards

(a)

Subject to Section 3 of the Plan, the Committee may grant cash-based, equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine, as set forth in an instrument evidencing such Awards. Without limiting the generality of the preceding sentence, each such Other Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, including, without limitation, the Performance Goals, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the U.S.; provided, that each equity-based or equity-related Other Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified (or will be determined using a formula that is specified) at the time of the grant of such Other Award. The exercise price per share of Common Stock covered by any stock appreciation right shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, and the compensation payable pursuant to any stock appreciation right shall not exceed the excess of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is exercised over the exercise price.

(b)

The instrument evidencing each Other Award shall specify the consequences with respect to such Award (if any) of the Participant’s termination of employment or service as a Director or other relationship between the Company and the Participant holding such Award, a leave of absence, and the Participant’s death or Disability.

9.	Performance Awards

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award agreement.

10.	Effect of Change in Control

Unless otherwise set forth in the instrument evidencing an Award:

(a)

to the extent no provision is made in connection with the Change in Control for assumption of Awards previously granted under the Plan or substitution of such Awards for new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code), in either case, with substantially similar terms or equivalent economic benefits as Awards previously granted under the Plan and with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, then (i) each outstanding Award that is eligible to vest based solely on the passage of time and/ or the Participant’s continued service to the Company shall become fully vested and exercisable or settled in cash or stock, as applicable, and all restrictions thereon shall lapse upon the date of such Change in Control, and (ii) each outstanding Award that is eligible to vest based on the achievement of performance criteria, including Performance Goals, shall vest and become exercisable or settled in cash or stock, as applicable, and the restrictions thereon shall lapse, with respect to the number of shares of Common Stock underlying such Award or the amount of cash that is equal to (A) the total number of shares of Common Stock underlying such Award or cash amount underlying an Award (including a Participant’s Target Award) that is eligible to vest based on performance, including Performance Goals, during a Performance Period that includes the date of

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the Change in Control multiplied by (B) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of the Change in Control and the denominator of which is the total number of days in such Performance Period, in each case as determined by the Committee. Any portion of an Award that is eligible to vest based on the achievement of performance criteria and does not vest pursuant to clause (ii) of the preceding sentence shall be forfeited as of the date of the Change in Control and the Participant shall have no further rights with respect thereto; and

(b)

to the extent an Award is assumed or substituted in connection with the Change in Control, if a Participant is terminated by the Company without Cause (or, to the extent the Participant is party to an agreement with the Company providing for severance benefits on termination for “good reason”, “constructive termination” or similar concept (collectively “Good Reason”), on a termination for Good Reason) within twelve (12) months following a Change in Control, then (i) each outstanding Award that is eligible to vest based solely on the passage of time and/or the Participant’s continued service to the Company shall become fully vested and exercisable or settled in cash or stock, as applicable, and all restrictions thereon shall lapse upon the date of such termination and (ii) each outstanding Award that is eligible to vest based on the achievement of performance criteria, including Performance Goals, shall vest and become exercisable or settled in cash or stock, as applicable, and the restrictions thereon shall lapse, with respect to the number of shares of Common Stock underlying such Award or the amount of cash that is equal to (A) the total number of shares of Common Stock underlying such Award or cash amount underlying an Award (including a Participant’s Target Award) that is eligible to vest based on performance, including Performance Goals, during a Performance Period that includes the date of the Change in Control multiplied by (B) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of such termination and the denominator of which is the total number of days in such Performance Period, in each case as determined by the Committee. Any portion of an Award that is eligible to vest based on the achievement of performance criteria and does not vest pursuant to clause (ii) of the preceding sentence shall be forfeited as of the date of such termination and the Participant shall have no further rights with respect thereto.

With respect to any Award not described in this Section 10, the effect of a Change in Control on such Award (if any) shall be set forth in the instrument governing the terms of such Award.

11.	Payments and Deferrals

(a)

Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or stock appreciation rights (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, and (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents.

(b)

If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than thirty (30) days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth (15th) day of the third (3rd) month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c)

Notwithstanding the foregoing, if a Participant is a Specified Employee at the time of the Participant’s Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d)

If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Adjustment upon Certain Changes

(a)

In the event of any change in the Company’s capital structure on account of (i) any extraordinary dividend (stock or cash), stock dividend, stock split, reverse stock split, or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divesture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the Company’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such adjustments as it deems necessary or appropriate to (A) the maximum number of shares of Common Stock that may be issued through Awards under the Plan, (B) the maximum number of shares of Common Stock that may be issued through Incentive Stock Options under the Plan, (C) the maximum number of shares that may be granted to any individual Participant under the Plan; (D) the number or kind of shares subject to an outstanding Award; (E) subject to the limitation contained in Section 12(d), the exercise price applicable to an outstanding Award; (F) any measure of performance that relates to an outstanding Award; and (G) any other terms or conditions of outstanding Awards as the Committee in its discretion deems appropriate, in each case in order to reflect such change in the Common Stock.

(b)

Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), the Awards outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder

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of the number of shares of Common Stock subject to any such Awards would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Awards shall not be affected by such transaction).

(c)

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall (x) provide for the exchange of each Award outstanding immediately prior to such event (whether or not then exercisable or vested) for a right with respect to some or all of the property for which the stock underlying such Award is exchanged and, incident thereto, make an equitable adjustment to the exercise price of the Options or stock appreciation rights or the number or kind of securities or amount of property subject to any Award and/or (y) cancel, effective immediately prior to such event, any outstanding Award (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying share of Common Stock, equal to the excess of (A) the value, as determined by the Committee in its discretion, of securities and/or property (including cash) received by such holders of shares of Common Stock as a result of such event over (B) the exercise price of the outstanding Options or Other Awards, if applicable, in each case, as the Committee may consider, in its sole discretion, necessary or appropriate to prevent dilution or enlargement of rights.

(d)

Notwithstanding anything to the contrary in this Section 12, any action taken under this Section 12: (i) with respect to Incentive Stock Options, shall be taken only to the extent that it does not constitute a “modification” within the meaning of Section 424(h)(3) of the Code, (ii) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, and (iii) with respect to Awards subject to Section 409A of the Code, shall conform to the requirements of Section 409A of the Code. The Company shall give each Participant notice of an adjustment, substitution, cancellation or other action hereunder and, upon notice, such adjustment, substitution, cancellation or other action shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to take action under this Section 12 with respect to any Award if the Committee determines that such action would violate (or cause the Award to violate) applicable law or result in adverse tax consequences to the Participant or to the Company. No provision of this Section 12 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(e)

Except as expressly provided in the Plan or any Award grant agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Southwestern or any other corporation. Except as expressly provided in the Plan, no issuance by Southwestern of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

13.	Rights under the Plan

Except as otherwise expressly provided in any Award grant agreement, no person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date (if any) of the issuance of such shares or the date as of which the Company records the Participant or the Participant’s nominee as the owner of such shares, free and clear of any restrictions or conditions pursuant to the Plan or any grant agreement hereunder, in its books and records. Except as otherwise expressly provided in Section 12 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such share of Common Stock is issued or such record is made. Nothing in this Section 13 is intended, or should be construed, to limit the authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock underlying an Award if such share were issued or outstanding on the record date of such dividends, or from granting rights hereunder related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

14.	No Special Employment Rights; No Right to Award

(a)

Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b)

No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any subsequent Award to such Participant (or any Award to any other Participant or other person) at any time, nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.	Securities Matters

(a)

Southwestern shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, Southwestern shall not be obligated to cause to be issued or delivered any shares of Common Stock underlying Awards or recordation by the Company of the Participant or the Participant’s nominee as the owner of Common Stock pursuant to the Plan unless and until Southwestern is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental

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authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of shares of Common Stock underlying Awards or recordation by the Company of the Participant or the Participant’s nominee as the owner of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, as the Committee deems necessary or desirable.

(b)

The exercise of any Option granted hereunder shall only be effective at such time as counsel to Southwestern shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws and regulations and the requirements of any securities exchange on which shares of Common Stock are traded. Southwestern may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state or non-U.S. securities laws. Southwestern shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16.	Withholding Taxes

(a)	Payment of Taxes

Participants shall be solely responsible for any applicable taxes (including without limitation income and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting, settlement or exercise of any Award. Notwithstanding any provision of this Plan to the contrary, in no event shall the Southwestern or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code.

(b)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, and whenever any cash amount shall become payable in respect of any Award, Southwestern shall have the right to require the Participant to remit to Southwestern in cash an amount sufficient to satisfy federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of such shares or recordation by the Company of the Participant or his or her nominee as the owner of such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, Southwestern shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(c)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, the Participant may tender to Southwestern a number of shares of Common Stock owned by the Participant having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

(d)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, Southwestern shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

17.	Amendment or Termination of the Plan

(a)

The Plan and any Award may be amended, suspended or terminated at any time by the Board; provided that no amendment (i) to increase the number of shares of Common Stock that may be issued under the Plan, (ii) to increase any Award Limit or the Director Limit, (iii) to materially increase the benefits accruing to Participants granted Awards under the Plan, or (iv) to materially modify the requirements as to eligibility for participation in the Plan, shall be made without stockholder approval; provided, further, that no other amendments shall be made without stockholder approval if stockholder approval is required under then applicable law, including any applicable tax, stock exchange or accounting rules, and that no amendment to the Plan or any Award shall violate the prohibition on repricing contained in Section 3(b). Nothing herein shall restrict the Company’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 17(b), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b)

The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms

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and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 17(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 17(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 17(b), the Participant shall receive notification of any such changes to the Participant’s Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and the applicable agreement governing the terms of such Award.

18.	No Obligation to Exercise

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

19.	Transfers upon Death

Subject to Section 6(d), upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. Subject to Section 6(d), no transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Southwestern unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award. Except as provided in this Section 19, Section 6(d), or as determined by the Committee at or after the date of grant, no Award shall be transferable, and shall be exercisable only by a Participant during the Participant’s lifetime.

20.	Expenses and Receipts

The expenses of the Plan shall be paid by Southwestern. Any proceeds received by Southwestern in connection with any Award will be used for general corporate purposes.

21.	Failure to Comply; Recoupment

(a)

In addition to the remedies of Southwestern elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Award, unless such failure is remedied by such Participant within ten (10) days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee may determine.

(b)

Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to include in any Award agreement the Company’s right to recoup compensation of whatever kind paid by Southwestern or any of its Subsidiaries at any time to a Participant under the Plan.

22.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

23.	Effective Date and Term of Plan

The Plan was adopted by the Board on February 22, 2022 subject to the approval of the Plan by the stockholders of Southwestern. No grants of Awards may be made under the Plan after the tenth (10th) anniversary of the Effective Date.

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EXPLANATION AND RECONCILIATION OF
NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash flow. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Another such non-GAAP financial measure is free cash flow, which is defined as cash provided by operating activities, adjusting for changes in operating assets and liabilities, merger-related expenses and restructuring charges, less total capital investments. Management presents this measure because it is accepted as an indicator of excess cash flow available to a company for the repayment of debt or for other general corporate purposes.

Another such non-GAAP financial measure is pre-tax PV-10. Management believes that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure of discounted future cash flows (“standardized measure”), or after-tax PV-10 amount, because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on a pricing methodology and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. The difference between the standardized measure and the PV-10 amount is the discounted amount of estimated future income taxes.

December 31, 2021
Net cash flow:	(in millions)
Net cash provided by operating activities	$1,363
Add back (deduct):
Changes in operating assets and liabilities	209
Merger-related expenses	76
Restructuring charges	7
Net cash flow	$1,655

December 31, 2021
Free cash flow:	(in millions)
Net cash flow	$1,655
Subtract:
Total capital investments	(1,108)
Free cash flow	$547

A reconciliation to PV-10 (standardized measure) follows:

December 31, 2021
Pre-tax PV-10:	(in millions)
PV-10 (standardized measure)	$18,731
Add back:
Present value of taxes	3,689
Pre-tax PV-10	$22,420

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Southwestern Energy®

10000 Energy Drive
Spring TX 77389-4954
832.796.4700

SOUTHWESTERN ENERGY COMPANY
10000 ENERGY DRIVE
SPRING, TX 77389

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/18/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/18/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
The Board of Directors recommends a vote FOR all nominees.

1.	Election of Directors	☐	☐	☐

Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01) John D. Gass	02) S. P. "Chip" Johnson IV	03) Catherine A. Kehr	04) Greg D. Kerley	05) Jon A. Marshall
06) Patrick M. Prevost	07) Anne Taylor	08) Denis J. Walsh III	09) William J. Way
The Board of Directors recommends a vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Non-binding advisory vote to approve compensation of our Named Executive Officers for 2021 (Say-on-Pay).	☐	☐	☐

3.	To consider and act upon a proposal to approve our 2022 Incentive Plan.	☐	☐	☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain

5.	To consider and act upon a shareholder proposal regarding special meetings, if properly presented at the Annual Meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

SOUTHWESTERN ENERGY COMPANY
ANNUAL MEETING OF SHAREHOLDERS
10000 ENERGY DRIVE SPRING, TEXAS 77389
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) William J. Way and Christopher W. Lacy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SOUTHWESTERN ENERGY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on May 19, 2022, at 10000 Energy Drive, Spring, Texas 77389, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposals 1, 2, 3 and 4 and AGAINST Proposal 5.

Continued and to be signed on reverse side